UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PARKWAY, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

49,220,914 shares of common stock

907,902 shares of common stock issuable upon conversion of 907,902 outstanding units of limited partnership (other than units held by Parkway, Inc.) in Parkway Properties LP

773,617 shares of common stock issuable upon exercise of stock options

584,149 shares of common stock issuable upon exercise of other equity awards

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was calculated by (a) multiplying (i) 50,712,965 of the shares listed above (all of which are directly or indirectly exchangeable for cash in the merger), by (ii) the $23.05 aggregate cash payment to be received by holders in connection with the Company Merger (the “per share transaction consideration”), and (b) multiplying (i) 773,617 shares underlying options, by (ii) $1.06, which is the per share transaction consideration less the weighted average exercise price (the sum of (a) and (b), the “Total Consideration”). The filing fee equals the product of .0001159 multiplied by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction: $1,169,753,877.27
	(5)	Total fee paid: $135,574.47
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUBJECT TO COMPLETION—DATED JULY 27, 2017

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

                    , 2017

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Parkway, Inc., a Maryland corporation (“Parkway”, the “Company” or “we”) to be held on                 , 2017, at         Central Time, at 5847 San Felipe Street, Houston, Texas 77057. At the Special Meeting, stockholders will be asked to consider and vote on the merger of Parkway with Real Estate Houston US LLC, a subsidiary of Canada Pension Plan Investment Board, with Parkway surviving as a subsidiary of Canada Pension Plan Investment Board (the “Company Merger”), pursuant to the definitive Agreement and Plan of Merger, dated June 29, 2017, among Parkway, Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP (the “Merger Agreement”). If the Company Merger is completed, you, as a holder of Parkway common stock, par value $0.001 per share, will be entitled to receive an aggregate of $23.05 per share in cash. This amount consists of $19.05 of merger consideration for each share of common stock you own as of immediately prior to the Company Merger and a special cash dividend of $4.00 to be paid, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017, to holders of record of our common stock as of a record date to be established by Parkway’s Board of Directors.

After careful consideration, our Board of Directors has unanimously approved the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared the Company Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Parkway and our stockholders. Our Board of Directors recommends that you vote “FOR” the approval of the Company Merger and the other transactions contemplated by the Merger Agreement.

The Company Merger and the other transactions contemplated by the Merger Agreement must be approved by a majority of the votes entitled to be cast by the holders of our outstanding shares of common stock and limited voting stock, voting together as a single class. The Notice of Special Meeting and proxy statement accompanying this letter provide you with more specific information about the Special Meeting, the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the appendices. You may also obtain more information about Parkway from us or from documents we have filed with the Securities and Exchange Commission.

We appreciate and encourage your participation in the Special Meeting. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. Accordingly, please authorize a proxy to vote your shares if you do not attend the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote in person if you so choose. If you have any questions or need assistance voting your shares, please contact Kingsdale Advisors, our proxy solicitor and strategic stockholder advisor, by calling toll-free at 1-877-659-1818.

We look forward to seeing you at the Special Meeting.

James R. Heistand

President and Chief Executive Officer

PARKWAY, INC.

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2017

To our Stockholders:

Parkway, Inc., a Maryland corporation (“Parkway”, the “Company” or “we”), will hold a Special Meeting of Stockholders (the “Special Meeting”) on                 , 2017, at                 Central Time, at 5847 San Felipe Street, Houston, Texas 77057. At the Special Meeting, stockholders will be asked to consider and vote upon:

1.	The merger of Real Estate Houston US LLC with and into the Company, with the Company as the surviving entity and a subsidiary of Canada Pension Plan Investment Board (the “Company Merger”), pursuant to the definitive Agreement and Plan of Merger, dated June 29, 2017, among the Company, Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP (the “Merger Agreement”) and the transactions contemplated by the Merger Agreement; and

2.	Any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the attached Proxy Statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our Amended and Restated Bylaws and Maryland law, no other matters may properly be brought before the Special Meeting.

Our Board of Directors has unanimously approved the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, and has declared the Company Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and our stockholders. Our Board of Directors recommends that you vote “FOR” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement and “FOR” the Adjournment Proposal.

Record holders of our common stock and limited voting stock at the close of business on                 , 2017 are entitled to receive notice of and to vote at the Special Meeting or any postponements or adjournments thereof. If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares. Please give instructions as to how you wish your shares to be voted to the person responsible for your account.

Approval of the Company Merger and the other transactions contemplated by the Merger Agreement require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock and limited voting stock, voting together as a single class on the proposal. The Adjournment Proposal must be approved by the affirmative vote of a majority of the votes cast by holders of the Company’s common stock (but not our limited voting stock) on the proposal.

Your vote is important. Whether or not you expect to attend the Special Meeting in person, we urge you to authorize a proxy to vote your shares as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted. If your shares are held in the name of a brokerage firm, bank or other nominee, please follow the instructions on the voting instruction card furnished by the record holder. If you have any questions or need assistance in submitting a proxy or voting instructions, please contact Kingsdale Advisors, our proxy solicitor and strategic stockholder advisor, by calling toll-free at 1-877-659-1818, or our Investor Relations department at (407) 581-2915.

BY ORDER OF THE BOARD OF DIRECTORS:

A. Noni Holmes-Kidd

Vice President, General Counsel and

Secretary

Dated:                     , 2017

PROXY STATEMENT

PROXY STATEMENT	1
SUMMARY	2
Special Meeting Basic Information	2
Proposal/Voting Overview	2
How to Vote	2
The Mergers and the Merger Agreement	2
The Parties to the Mergers	3
The Special Meeting	4
Recommendations and Reasons for the Mergers	6
Opinion of Our Financial Advisor	6
Equity Commitment Letter	7
Interests of Our Directors and Executive Officers in the Mergers	7
Treatment of Common Stock	8
Treatment of Partnership Units	9
Special Dividend	9
No Further Dividends	9
Acquisition Proposals	9
Conditions to the Mergers	10
Closing of the Mergers	10
Termination of the Merger Agreement	10
Termination Fees	10
No Dissenters’ Rights of Appraisal	11
Material U.S. Federal Income Tax Consequences	11
Delisting and Deregistration of Parkway’s Common Stock	12
Voting Agreement with TPG	12
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS	13
What are the proposed transactions?	13
Why am I receiving this Proxy Statement?	13
What am I being asked to approve?	13
How does the Board of Directors recommend that I vote?	14
When and where will the special meetings be held?	14
How do I authorize a proxy to vote my shares?	14
How many votes do I have?	14
What vote is required to approve each proposal?	14
What constitutes a quorum?	15
Have any stockholders already agreed to approve the Merger?	15
How do Parkway’s directors and executive officers intend to vote their shares of common stock and, if applicable, limited voting stock in respect of the Merger Proposal?	15
As a common stockholder, what will I receive in the Company Merger?	15
How does the Company Merger compare to the market price of Parkway’s common stock?	15
What happens if the mergers are not completed?	15
Are there any conditions to closing of the Mergers that must be satisfied for the Mergers to be completed?	16
When do you expect the Mergers to be completed?	16
Will I receive any regular quarterly dividends with respect to the Parkway common stock that I own?	16
Do any of Parkway’s directors and executive officers have any interest in the Mergers that is different than mine?	16
If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?	17

, 2017

PARKWAY, INC.

San Felipe Plaza

5847 San Felipe Street, Suite 2200

Houston, Texas 77057

www.pky.com

PROXY STATEMENT

This Proxy Statement is being provided to you in connection with the Special Meeting of Stockholders (the “Special Meeting”) of Parkway, Inc., a Maryland corporation (“Parkway”, the “Company” or “we”), which will be held on                 , 2017             at Central Time, at 5847 San Felipe Street, Houston, Texas 77057. This Proxy Statement, the Notice of the Special Meeting and the Form of Proxy are first being made available to stockholders on or about , 2017.

SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read carefully this Proxy Statement, including the attached appendices, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Company Merger and the related matters being considered at the Special Meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Special Meeting Basic Information (pages 25 and 26)

•	Date & Time: , 2017 at Central Time

•	Place: 5847 San Felipe Street, Houston, Texas 77057

•	Record Date: , 2017

Proposal/Voting Overview (pages 22 and 23)

	Proposal	Board Recommendation
Proposal 1:	Approval of Company Merger and the transactions contemplated by the Merger Agreement (the “Merger Proposal”)	FOR
Proposal 2:	Approval of any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “Adjournment Proposal”)	FOR

How to Vote
In Person:	If you are a stockholder of record, you may vote in person at the Special Meeting. If your shares of common stock and limited voting stock are held in street name and you wish to vote in person at the Special Meeting, you will need to obtain a “legal proxy” from the brokerage firm, bank or other nominee that holds your shares of common stock or limited voting stock of record.

By Phone:	You also may authorize a proxy to vote your shares by telephone by following the “Vote by Phone” instructions on the proxy card.

By Internet:	You may also authorize a proxy to vote your shares over the Internet, at the website provided on the proxy card.

By Mail:	If you received printed materials and would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares of common stock or limited voting stock are held in street name, you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your shares voted.

The Mergers and the Merger Agreement (pages 28 and 70)

On June 29, 2017, Parkway, Parkway Properties LP, a Delaware limited partnership (“Parkway LP”), Real Estate Houston US Trust (“Parent”), a Delaware statutory trust and subsidiary of Canada Pension Plan Investment

Board, a Canadian Crown corporation (“CPPIB”), Real Estate Houston US LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and Real Estate Houston US LP, a Delaware limited partnership and an indirect subsidiary of Parent (“Merger Partnership”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, subject to the satisfaction or waiver of certain customary and other closing conditions, Merger Sub will merge with and into the Company, with the Company as the surviving entity and a subsidiary of CPPIB (the “Company Merger”), and immediately following the Company Merger, Merger Partnership will merge with and into Parkway LP, with Parkway LP as the surviving entity and a subsidiary of CPPIB (the “Partnership Merger” and, together with the Company Merger, the “Mergers”).

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement:

•	we have agreed that before the closing of the Company Merger, our Board of Directors will authorize and we will declare and pay a $4.00 per share and per unit cash dividend on our common stock, par value $0.001 per share, and common units of limited partnership interest of Parkway LP (or such additional dividends as may be necessary to distribute the Company’s undistributed real estate investment trust (“REIT”) taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger) (the “Special Dividend”). This Special Dividend must be paid, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017, and will be paid to holders of record of our common stock and common units of limited partnership interest of Parkway LP as of a record date to be established by our Board of Directors. If the Special Dividend exceeds $4.00 per share, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00. If the Company declares any other distribution on its common stock on or prior to the effective time of the Company Merger, the per share merger consideration will be decreased by the amount of any such distribution; and

•	(i) upon consummation of the Mergers, each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the effective time of the Company Merger will automatically be converted into the right to receive an amount in cash equal to $19.05 (which is referred to as the “per share merger consideration”) without interest, subject to any withholding tax, and (ii) upon consummation of the Partnership Merger, each unit of limited partnership interest in Parkway LP held by persons other than Parkway and its subsidiaries (such persons the “outside limited partners”) immediately prior to the Partnership Merger will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax, except that each such outside limited partner may elect, in lieu of the per share merger consideration, to exchange units of limited partnership interest for an equal number of preferred limited partnership interests in the Surviving Partnership (as herein defined) of the Partnership Merger.

For additional information about the Mergers, please review the Merger Agreement attached to this Proxy Statement as Exhibit A and incorporated by reference into this Proxy Statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Mergers.

The Parties to the Mergers (p. 24)

Parkway Parties

Parkway, a Maryland corporation incorporated in June 2016, is an independent, publicly traded, self-managed REIT that owns and operates high-quality office properties located in attractive submarkets in Houston, Texas.

The Company’s portfolio consists of five Class A assets comprising 19 buildings and totaling approximately 8.7 million rentable square feet in the Greenway, Galleria and Westchase submarkets of Houston, providing geographic focus and significant operational scale and efficiencies. Parkway’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “PKY.” Parkway LP, a Delaware limited partnership, is a subsidiary of Parkway. Parkway and Parkway LP are collectively referred to as the “Parkway Parties.”

The address of the Parkway Parties is 5847 San Felipe Street, Suite 2200, Houston, Texas 77057. The telephone number of the Parkway Parties is (346) 200-3100.

CPPIB Parties

Parent is a newly formed Delaware statutory trust and subsidiary of CPPIB. Merger Sub is a newly formed Delaware limited liability company and a subsidiary of Parent. Merger Partnership is a newly formed Delaware limited partnership and an indirect subsidiary of Parent. Parent, Merger Sub and Merger Partnership are collectively referred to as the “CPPIB Parties.” The CPPIB Parties were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. The CPPIB Parties are entities currently owned, directly or indirectly, by CPPIB and certain of its affiliates.

The address of the CPPIB Parties is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada. The telephone number of the CPPIB Parties is +1 (416) 868-4075.

The Special Meeting (p. 25)

Date, Time and Purpose of the Special Meeting

The Special Meeting will be held on                 , 2017 at             Central Time, at 5847 San Felipe Street, Houston, Texas 77057, unless adjourned or postponed to a later date. At the Special Meeting, our stockholders, including you, will be asked to consider and vote upon the following two separate proposals:

•	First, holders of our common stock and limited voting stock will be asked to consider and vote on a proposal to approve the merger of Merger Sub with and into Parkway, with Parkway as the surviving entity and a subsidiary of CPPIB, and the other transactions contemplated by the Merger Agreement. If the Company Merger is approved by our stockholders as contemplated by the Merger Agreement, holders of our common stock will have the right to receive $23.05 in cash per share, consisting of a $4.00 per share cash special dividend to be paid, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017, to holders of record of our common stock as of a record date to be established by Parkway’s Board of Directors, and, upon the subsequent closing of the Company Merger, the right to receive for each share of common stock outstanding immediately prior to the effective time of the Company Merger the per share merger consideration of $19.05 per share, without interest, subject to any withholding tax. If the Special Dividend exceeds $4.00 per share, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

•	Second, holders of our common stock will also be asked to consider and vote on a proposal to approve adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement (the “Adjournment Proposal”).

Record Date; Notice and Quorum

You are entitled to vote at the Special Meeting if you owned shares of common stock or limited voting stock of the Company, par value $0.001 per share, as of the close of business on                 , 2017, the record date for the

Special Meeting. At the close of business on the record date, there were approximately             shares of common stock outstanding and entitled to vote at the Special Meeting, held by approximately             holders of record, and approximately                  shares of limited voting stock outstanding and entitled to vote at the Special Meeting, held by approximately             holders of record. You will have one vote on each matter submitted to a vote at the Special Meeting for each share of our common stock or limited voting stock that you owned as of the close of business on the record date. However, the holders of shares of our limited voting stock may only vote on the Merger Proposal.

A quorum of stockholders is necessary to hold a valid meeting. Under our Amended and Restated Bylaws (“Bylaws”), the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares of common stock or limited voting stock in the Company will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event a quorum is not present at the Special Meeting or additional votes must be solicited to approve the Company Merger and the other transactions contemplated by the Merger Agreement, it is expected that the Special Meeting will be adjourned without notice (other than by announcement at the meeting if the adjourned meeting will be held on a date not more than 120 days after the original record date) to solicit additional proxies.

Required Vote

Approval of the Company Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our outstanding shares of common stock and limited voting stock at the Special Meeting, voting together as a single class. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock (but not our limited voting stock), on the proposal.

As of the record date, there were approximately                  shares of our common stock outstanding and approximately                  shares of our limited voting stock outstanding.

Abstentions and the failure by stockholders to (i) attend the Special Meeting and vote or (ii) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “against” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement. However, abstentions and the failure by common stockholders to (i) attend the Special Meeting and vote or (ii) authorize a proxy to vote their shares at the Special Meeting will have no effect on the Adjournment Proposal. Brokerage firms or banks holding shares of our common stock or limited voting stock in “street name” may not vote such shares of our common stock or limited voting stock on either of the proposals, absent instruction from you. Consequently, there cannot be any “broker non-votes” occurring in connection with these proposals at the Special Meeting. Unless you attend the Special Meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your shares not being present at the Special Meeting and not being voted on those proposals, with the same result as a vote against the Company Merger and the other transactions contemplated by the Merger Agreement and with no effect on the Adjournment Proposal.

How to Authorize a Proxy

Stockholders may vote their shares of common stock or limited voting stock in the Company at the Special Meeting in one of four ways: (i) in person at the Special Meeting, (ii) by telephone, at the toll-free number provided on the enclosed proxy card, (iii) over the Internet, at the website provided on the enclosed proxy card; or (iv) by mail via the enclosed proxy card.

Proxies and Revocation

You can revoke your proxy and change your vote any time before the polls close at the Special Meeting by (i) filing a written revocation with our Secretary, (ii) signing and submitting another proxy with a later date, or (iii) attending the Special Meeting and revoking the proxy and voting in person.

Solicitation of Proxies

Our directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for these services. Brokerage firms, banks or other nominees will be reimbursed by us for expenses they incur in forwarding proxy material to obtain voting instructions from beneficial stockholders. We have also engaged Kingsdale Advisors to assist in the solicitation of proxies for a fee of $22,500, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. The total cost of solicitation of proxies will be borne by us.

Recommendations and Reasons for the Mergers (p. 40)

Parkway’s Board of Directors has determined that the Company Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, has unanimously approved the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement and unanimously recommends that our stockholders vote “FOR” the proposal to approve the Company Merger and the other transactions contemplated by Merger Agreement.

Parkway’s Board of Directors also unanimously recommends that you vote “FOR” any adjournment of the Special Meeting if necessary to permit solicitation of further proxies if there are not sufficient votes at the time of the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

For additional information regarding certain factors the Company’s Board of Directors considered in making its recommendation, please see “The Mergers—Reasons for the Mergers; Recommendations of the Board of Directors.”

Opinion of Our Financial Advisor (p. 43)

In connection with the Mergers, Parkway’s Board of Directors’ financial advisor, HFF Securities L.P. (“HFF Securities”), delivered a written opinion, dated June 29, 2017, to the Board of Directors as to the fairness, from a financial point of view and as of such date, to the holders of common stock (other than Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub or any wholly-owned subsidiary of Parkway) of the $23.05 aggregate cash payment to be received by holders in connection with the Company Merger (the “per share transaction consideration”) to be received by such holders in connection with the Company Merger.

The full text of HFF Securities’ written opinion, dated June 29, 2017, is attached as Appendix B to this Proxy Statement and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by HFF Securities in rendering its opinion, and is hereby incorporated by reference thereto in its entirety. HFF Securities delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors in connection with and for purposes of its evaluation of the per share transaction consideration from a financial point of view. HFF Securities’ opinion did not address any other terms or other aspects or implications of the Mergers or related transactions and no opinion or view was expressed as to the relative merits of the Mergers or related transactions in comparison to other strategies or transactions that might be available to Parkway or in which Parkway might engage or as to the underlying business decision of Parkway to proceed with or effect the Mergers or any related transaction. HFF Securities also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Company Merger, any related transactions or any other matter.

Equity Commitment Letter (p. 54)

Concurrently with the execution of the Merger Agreement on June 29, 2017, CPPIB executed and delivered to Parent an equity commitment letter (the “Equity Commitment Letter”) pursuant to which CPPIB committed to make an equity contribution to Parent of up to $1.05 billion at or prior to the Company Merger effective time. This equity contribution is to provide Parent the total funds needed to complete the Mergers. CPPIB’s obligation to fund the equity contribution contemplated by the Equity Commitment Letter is subject to satisfaction in full, or waiver by Parent, of the mutual closing conditions under the Merger Agreement and the closing conditions to the obligations of the CPPIB Parties under the Merger Agreement. Pursuant to its terms, the Equity Commitment Letter may be enforced by Parent or by the Company, solely as a third-party beneficiary with respect to CPPIB’s obligation to fund the equity contribution to Parent, including the right to seek specific performance. The Equity Commitment Letter and CPPIB’s obligations thereunder will terminate upon the earliest to occur of (a) the consummation of the Company Merger and (b)  the termination of the Merger Agreement.

Interests of Our Directors and Executive Officers in the Mergers (p. 54)

Certain of our directors and executive officers have certain interests in the Mergers that may be different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Mergers and the Merger Agreement. These interests, summarized below, are described in greater detail in “Interests of Our Directors and Executive Officers in the Mergers,” and include:

•	At the Company Merger effective time, each outstanding option (whether vested or unvested) to purchase shares of our common stock under the Company’s 2016 Omnibus Incentive Plan (the “Stock Plan”), including those options held by our executive officers, will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the total number of shares of common stock subject to the option immediately prior to the effective time of the Company Merger, multiplied by the excess, if any, of $23.05 (the per share transaction consideration) over the exercise price per share of common stock under the option, less applicable withholding taxes.

•	At the Company Merger effective time, any vesting conditions applicable to each outstanding time-based restricted stock unit (“RSU”) under the Stock Plan, including those RSUs held by our executive officers, will automatically accelerate in full, and all restrictions will automatically lapse, and each RSU will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of common stock subject to the RSU immediately prior to the effective time of the Company Merger, multiplied by $19.05 (the per share merger consideration), plus the value of all dividend equivalents with respect to the RSUs (including the Special Dividend), less applicable withholding taxes.

•

At the Company Merger effective time, any vesting conditions applicable to each outstanding performance-based restricted stock unit (“PSU”), including those PSUs held by our executive officers, will automatically accelerate based on the greater of deemed achievement of target performance or actual performance (where the applicable performance goals are pro-rated through the Company Merger effective time), and all restrictions will automatically lapse, and each PSU will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of common stock subject to the PSU immediately prior to the effective time of the

Company Merger (after taking into account the accelerated vesting described above), multiplied by $19.05 (the per share merger consideration), plus the value of all dividend equivalents with respect to the PSUs (including the Special Dividend), less applicable withholding taxes.

•	Our executive officers are expected to continue their employment with the Company after the closing of the Mergers. Concurrently with the execution of the Merger Agreement, each of our executive officers entered into a letter agreement with CPPIB and the Company dated June 29, 2017, which upon its effectiveness will serve as an amendment (each, an “Amendment”) to the executive officer’s existing Employment Agreement, dated December 12, 2016 (each, an “Employment Agreement”). The Amendments are effective upon the closing of the Mergers in accordance with the Merger Agreement and are conditioned upon the occurrence of the closing of the Mergers and each executive officer’s continued employment with the Company through the closing of the Mergers. Under the Amendments, among other things, upon closing under the Merger Agreement, each executive officer (i) is eligible for a payment equal to the sum of 2.0 (or in the case of Mr. Heistand, 2.9) times the sum of the executive officer’s current base salary and current target bonus, plus a pro-rated target bonus for 2017 equal to the executive officer’s target bonus pro-rated from January 1, 2017 through the date of the closing of the Mergers, provided that the executive officer remains employed by the Company through the date immediately preceding the date of the closing under the Merger Agreement and (ii) has waived the right to terminate employment for “good reason” as a result of the Mergers or the Amendment. It is expected that Management will re-invest in the acquisition vehicle an amount equal to the lesser of 1% of the equity interests in the acquisition vehicle and $8 million after the closing of the Mergers.

•	Pursuant to an existing agreement with James A. Thomas, the Chairman of our Board of Directors, we are obligated to use commercially reasonable efforts to cause CPPIB to offer Mr. Thomas and certain affiliates (x) the opportunity to receive, in exchange for their partnership units in Parkway LP, a preferred equity interest in Parkway LP as the surviving entity in the Partnership Merger (i) with a liquidation preference over the common equity interest equal to the cash Mr. Thomas and certain of his affiliates otherwise would have received had they exchanged their partnership units in Parkway LP for shares of Parkway’s common stock immediately prior to the Mergers, and (ii) a market dividend (provided that in any event, a dividend rate of at least 5% is deemed satisfactory regardless of market conditions) and (y) the opportunity to provide a debt guarantee or enter into a contribution agreement comparable to certain arrangements currently in force for the remainder of a five-year period beginning on October 13, 2016.

•	Mr. Thomas and certain of his affiliates, and each of our executive officers, are limited partners of Parkway LP. Accordingly, in connection with the Mergers, they will receive the same consideration for each of their partnership units as the other common unitholders in Parkway LP, which consists of the per unit Special Dividend of $4.00 that we have agreed to pay, and in addition to the Special Dividend, per unit merger consideration in cash equal to the per share merger consideration, without interest, except that each such outside limited partner may elect, in lieu of the cash per unit merger consideration, to have such holder’s common units of limited partnership interest exchanged into an equal number of New Partnership Preferred Units (as herein defined) in the Surviving Partnership.

Treatment of Common Stock (p. 59)

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement, common stockholders will receive a per share transaction consideration of $23.05 if a stockholder continues to hold its common stock through the effective time of the Company Merger. The Merger Agreement provides that, (i) no less than two days prior to the effective time of the Company Merger, and subject to satisfaction of certain conditions to the closing of the Company Merger, the Board of Directors will declare and pay in cash the Special Dividend per share of our common stock to holders of record as of a record date to be established by the Board of Directors of the Company and (ii) at the effective time of the Company Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Company Merger (other than shares of the Parkway’s common stock owned by Parent or any of its subsidiaries or by wholly owned subsidiaries of the Company, which will be automatically canceled and retired and will cease to exist with no consideration being delivered in exchange therefor) automatically will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax.

Treatment of Partnership Units

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement, each unit of limited partnership interest (each, a “partnership unit”) will receive a per share transaction consideration of $23.05 if a limited partner continues to hold its partnership unit through the effective time of the Partnership Merger. The Merger Agreement provides that, (i) no less than two days prior to the effective time of the Company Merger, the Special Dividend per unit of our partnership units will be declared and paid, and (ii) at the effective time of the Partnership Merger, each partnership unit in Parkway LP held by outside limited partners will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax, except that each such outside limited partner may elect, in lieu of the cash per share merger consideration, to exchange partnership units for an equal number of preferred limited partnership interests (each, a “New Partnership Preferred Unit”) in the Surviving Partnership.

This Proxy Statement does not constitute any solicitation of consents in respect of the Partnership Merger, and does not constitute an offer to exchange or convert the partnership units that you may own for or into New Partnership Preferred Units in the Surviving Partnership.

Special Dividend

Pursuant to the Merger Agreement, we have agreed that, before the closing of the Company Merger, our Board of Directors will authorize and we will declare and pay, subject to satisfaction of certain conditions to the closing of the Company Merger, a $4.00 per share and per unit cash dividend on the Company’s common stock and partnership units (or such higher amount as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger). The Merger Agreement requires that the Special Dividend be paid on or after October 10, 2017. In addition, the Special Dividend may not be paid less than two days before the effective time of the Company Merger. The Special Dividend will be paid to holders of record of common stock and partnership units as of a record date to be established by our Board of Directors. If the Special Dividend exceeds $4.00 per share or per unit, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

No Further Dividends

Other than the Special Dividend and the Company’s second quarter dividend, which was paid on June 30, 2017, pursuant to the Merger Agreement, the Company agreed that it will not pay any dividend or other distribution on its common stock prior to the closing of the Mergers, except to the extent that dividends and other distributions are necessary for the Company to maintain its status as a REIT and avoid the deemed liability for income or excise tax under Sections 857 or 4981 of the Internal Revenue Code of 1986 (the “Code”). We have agreed that, except the Special Dividend (and only to the extent that such Special Dividend is less than or equal to $4.00), any dividend on our common stock will require consent by or consultation with Parent and when paid will reduce the $19.05 per share merger consideration on a dollar-for-dollar basis.

Acquisition Proposals

Pursuant to the Merger Agreement, we are restricted in our ability to initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any alternative acquisition proposal (subject to limited exceptions). With respect to any written, bona fide alternative acquisition proposal received by us, we are obligated to notify Parent and renegotiate with Parent in good faith regarding the terms of the Merger Agreement. Under the Merger Agreement, Parent generally has an opportunity to offer to modify and improve the terms of the Merger Agreement in response to such proposal before our Board of Directors may withdraw or modify its recommendation to stockholders in response to such alternative acquisition proposal or terminate the Merger Agreement to enter into a definitive agreement with respect to such alternative acquisition proposal. Upon termination of the Merger Agreement under circumstances relating to an alternative acquisition proposal, we may be required to pay a substantial termination fee to Parent.

Conditions to the Mergers

The completion of the Mergers is subject to certain conditions. These conditions include, among others:

•	receipt of the approval of the Company Merger and the other transactions contemplated by the Merger Agreement by a majority of the votes entitled to be cast by the holders of the Company’s outstanding common stock and limited voting stock, voting together as a single class (which approval is being sought at the Special Meeting);

•	receipt by Parent of a tax opinion of Hogan Lovells US LLP, tax counsel to the Company, which concludes (subject to customary terms) that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•	consummation of a pre-closing restructuring transaction consisting of the issuance, immediately prior to the effective time of the Company Merger, of one share of newly authorized preferred stock of the Company to a third party designated by CPPIB with a liquidation preference of $100, together with a preferred dividend of 5% of the liquidation preference per annum, commencing on its issue date and no voting rights, other than the right to vote for the election or removal of directors with such number of votes as is equal to 70% of the aggregate number of votes entitled to be cast by all shares of stock of the Company for the election or removal of directors; and

•	other customary closing conditions set forth in the Merger Agreement.

Closing of the Mergers

We expect to complete the Mergers in the fourth quarter of 2017. The Mergers cannot occur until at least two days following the Special Dividend, and the Special Dividend cannot occur until October 10, 2017. However, the Mergers are subject to various conditions, and it is possible that factors outside our control could result in the Mergers being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Mergers. We hope to complete the Mergers as soon as reasonably practicable following the satisfaction of all applicable conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers and other transactions contemplated thereby may be abandoned at any time prior to the effective time of the Company Merger, under certain, specified circumstances.

Termination Fees

Upon a termination of the Merger Agreement, under certain circumstances, we will be required to pay to Parent a termination fee of $26,400,000, and under certain other circumstances, an expense reimbursement of up to a maximum amount of $10,000,000.

No Dissenters’ Rights of Appraisal

Under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”) and pursuant to our charter, holders of common stock do not have any of the rights of an objecting stockholder to receive the fair value of their shares in connection with the Company Merger. For more information, see “No Dissenters’ Rights of Appraisal.”

Material U.S. Federal Income Tax Consequences

If the Company Merger is completed, you will be entitled to receive a per share transaction consideration of $23.05. This amount consists of a (A) $4.00 Special Dividend (or such higher amount as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger) to be paid shortly prior to the effective time of the Company Merger, and (B) $19.05 per share merger consideration (reduced by any required increase in the Special Dividend) of merger consideration for each share of Company common stock you own as of immediately prior to the effective time of the Company Merger to be paid at the effective time of the Company Merger.

The Company expects that the Special Dividend will be comprised of three components: a capital gain dividend; ordinary income; and a return of capital. Under the Merger Agreement, the Company is required to designate as a capital gain dividend the maximum amount permitted under the tax rules subject to special rules applicable to non-U.S. holders.

•	To the extent that the Special Dividend is properly designated as a capital gain dividend and the Special Dividend is not in excess of the Company’s current and accumulated earnings and profits, for U.S. federal income tax purposes, receipt of the Special Dividend will be a taxable distribution taxed as long-term capital gain.

•	To the extent that the Company’s current and accumulated earnings and profits exceed the amount that can be properly designated as a capital gain dividend, for U.S. federal income tax purposes, the Special Dividend will be ordinary income.

•	To the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, for U.S. federal income tax purposes, the excess will be treated as a return of capital, which will reduce your basis in your Company common stock (and if it exceeds your basis in your Company common stock, will be treated as gain from the disposition of your stock).

The allocation of the Special Dividend among these three components will be determined based upon the operations of the Company for 2017 (including the portion of the Company’s taxable year following the Company Merger) and will not likely be finally determined until January 2018.

As a result of the Company Merger, holders of Company common stock will be treated for U.S. federal income tax purposes as having sold Company common stock in a taxable transaction for the per share merger consideration. Generally, for U.S. federal income tax purposes, U.S. holders of Company common stock will recognize gain or loss on this sale of Company common stock measured by the difference, if any, between the per share merger consideration and the adjusted tax basis in that share (determined after taking into account any portion of the Special Dividend that is treated as a return of capital that has the effect of reducing the holder’s basis in Company common stock). Subject to the several exceptions discussed in “Material U.S. Federal Income Tax Consequences—Consequences of the Special Dividend and the Company Merger to Non-U.S. Holders of Company Common Stock-Per Share Merger Consideration,” any gain recognized on receipt of the per share merger consideration by non-U.S. holders in connection with the Company Merger should not be subject to U.S. federal income taxation.

Under certain circumstances, the Company may be required to withhold a portion of your per share transaction consideration.

Tax matters can be complicated, and the tax consequences of the Company Merger to you will depend on your particular tax situation. The Company encourages you to consult your tax advisor regarding the tax consequences of the Company Merger to you.

Delisting and Deregistration of Parkway’s Common Stock

If the Company Merger is completed, all of Parkway’s common stock will be owned by Parent. Accordingly, Parkway’s common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Voting Agreement with TPG

In connection with the execution of the Merger Agreement, the CPPIB Parties entered into a voting agreement (the “Voting Agreement”) with TPG VI Pantera Holdings, L.P. (“TPG”) and TPG VI Management, LLC (collectively with TPG, the “TPG Parties”), which collectively beneficially own approximately 9.8% of Parkway’s outstanding shares of common stock. The Voting Agreement generally requires, subject to certain exceptions, the TPG Parties to vote all of the shares of Parkway common stock beneficially owned by them and capable of being voted by them in favor of the adoption of the Merger Agreement and any other matters related to the Company Merger, and against actions or agreements that would reasonably be expected to result in a failure of a closing condition set forth in the Merger Agreement to be fulfilled, alternative acquisitions or any action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement. In addition, the TPG Parties agreed in the Voting Agreement not to transfer any shares of Parkway’s common stock except to an affiliate that agrees to be bound by the terms of the Voting Agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

What are the proposed transactions?

The proposed transactions are mergers, pursuant to the Merger Agreement, of the Company and Parkway LP with subsidiaries of CPPIB in exchange for cash in the amount of $23.05 (consisting of $19.05 of per share merger consideration and a $4.00 Special Dividend to be paid prior to the effective time of the Company Merger) for each share of Parkway’s common stock and each common partnership unit, except to the extent that the outside limited partners elect to exchange their partnership units for New Partnership Preferred Units. Immediately following the Mergers, the Company and Parkway LP, as the surviving entities, will be indirect subsidiaries of CPPIB.

Pursuant to the Merger Agreement, we have agreed that, before the closing of the Mergers, our Board of Directors will authorize and we will declare and pay, subject to satisfaction of certain conditions to the closing of the Company Merger, a $4.00 per share Special Dividend on our common stock and common units of limited partnership interest (or such higher amount as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger). The Merger Agreement requires that this Special Dividend be paid on or after October 10, 2017. In addition, the Special Dividend may not be paid less than two days before the effective time of the Company Merger. The Special Dividend will be paid to holders of record of common stock and partnership units as of a record date to be established by our Board of Directors. If the Special Dividend exceeds $4.00 per share or per unit, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

For additional information about the Mergers, please review the Merger Agreement attached to this Proxy Statement as Exhibit A and incorporated by reference into this Proxy Statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Mergers.

Why am I receiving this Proxy Statement?

You are receiving this Proxy Statement because the Mergers cannot be completed unless a majority of the votes entitled to be cast by the holders of our outstanding shares of common stock and limited voting stock in the Company, voting together as single class, vote to approve the Company Merger and the other transactions contemplated by the Merger Agreement (which we refer to as the “Merger Proposal”). Parkway’s Board of Directors is using this Proxy Statement to solicit proxies from stockholders in connection with a Special Meeting to obtain such approval. Parkway will hold a Special Meeting of stockholders to obtain this approval and approval for the Adjournment Proposal, which approves adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal. This Proxy Statement contains important information about the Merger Proposal and the Adjournment Proposal being voted on at the Special Meeting, and you should read it carefully. The enclosed voting materials allow you to authorize a proxy vote your shares without attending the Special Meeting. Your vote is important. We encourage you to authorize a proxy to vote your shares as soon as possible.

What am I being asked to approve?

At the Special Meeting, stockholders will be asked to consider and vote upon:

•	the Company Merger and the other transactions contemplated by the Merger Agreement; and

•	the Adjournment Proposal.

The Mergers cannot be completed without the affirmative vote of a majority of the votes entitled to by cast by holders of our outstanding shares of common stock and limited voting stock, voting together as a single class.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that holders of Parkway common and limited voting stock vote “FOR” the Merger Proposal and that the holders of Parkway common stock vote “FOR” the Adjournment Proposal.

When and where will the special meetings be held?

The Parkway special meeting will be held at 5847 San Felipe Street, Suite 2200, Houston, Texas 77057, on                 , 2017 at                  Central Time.

How do I authorize a proxy to vote my shares?

If you are a holder of record of Parkway common or limited voting stock as of the record date for the Special Meeting, you may authorize a proxy to vote your shares on the applicable proposal or proposals by:

•	following the “Vote by Phone” instructions on the proxy card;

•	following the “Electronic Voting Instructions” on the proxy card; or

•	marking, signing and dating your proxy card and returning it promptly in the postage-paid envelope provided.

If you hold shares of Parkway common stock in the name of a brokerage firm, bank or other nominee, please follow the proxy voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the Special Meeting.

How many votes do I have?

You are entitled to one vote for each share of Parkway common stock or limited voting stock that you owned as of the close of business on the record date, except that the holders of Parkway limited voting stock are not entitled to vote on the Adjournment Proposal. As of the close of business on                 , 2017, the record date for the Special Meeting, there were                 outstanding shares of Parkway common stock,     % of which were beneficially owned by the directors and executive officers of Parkway. As of the close of business on                 , 2017, the record date for the Special Meeting, there were approximately             outstanding shares of Parkway limited voting stock, all of which were beneficially owned by a director of Parkway.

What vote is required to approve each proposal?

The Merger Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Parkway common stock and limited voting stock, voting together as a single class. Because the required vote for this proposal is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your brokerage firm, bank or other nominee, or “broker non-votes”) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal. Both holders of our common stock and holders of our limited voting stock are entitled to vote on the Merger Proposal.

The Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Parkway common stock (but not limited voting stock) at the Special Meeting. Because the required vote for this proposal is based on the number of votes cast rather than on the number of votes entitled to be cast, failure to vote your shares (including failure to give voting instructions to your brokerage firm, bank or other nominee) and abstentions will have no effect on the Adjournment Proposal. Only holders of common stock are entitled to vote on the Adjournment Proposal.

What constitutes a quorum?

A quorum of stockholders is necessary to hold a valid meeting. Under our Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares of common stock or limited voting stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event a quorum is not present at the Special Meeting or additional votes must be solicited to approve the Merger Proposal, it is expected that the Special Meeting will be adjourned without notice (other than by announcement at the meeting if the adjourned meeting will be held on a date not more than 120 days after the original record date) to solicit additional proxies. Pursuant to our Bylaws, the chairman of the Special Meeting has the right to adjourn the Special Meeting without any action by the stockholders.

Have any stockholders already agreed to approve the Merger?

Yes. Pursuant to a voting agreement, the TPG Parties, which, as of June 30, 2017, collectively beneficially owned approximately 9.8% of Parkway’s outstanding shares of common stock, have agreed to vote in favor of the Merger Proposal and against actions or agreements that would reasonably be expected to result in a failure of a closing condition set forth in the Merger Agreement to be fulfilled, alternative acquisitions or any action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement. In addition, the TPG Parties agreed in the Voting Agreement not to transfer any shares of Parkway’s common stock except to an affiliate that agrees to be bound by the terms of the Voting Agreement. For more information, see “The Mergers—TPG Voting Agreement.”

How do Parkway’s directors and executive officers intend to vote their shares of common stock and, if applicable, limited voting stock in respect of the Merger Proposal?

All of Parkway’s directors and executive officers have informed Parkway that they currently intend to vote all of their shares of Parkway’s common stock and, if applicable, limited voting stock “FOR” the proposal to approve the Merger Proposal.

As a common stockholder, what will I receive in the Company Merger?

If the Company Merger is completed, and you do not dispose of your shares of Parkway common stock prior to the Company Merger, you will be entitled to receive an amount in cash equal to $23.05 per share in cash. This amount consists of $19.05 of per share merger consideration and the Special Dividend of $4.00 to be paid no less than two days before the effective time of the Company Merger, but not before October 10, 2017, to our holders of record as of a record date to be established by our Board of Directors. If the Special Dividend exceeds $4.00 per share, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

How does the Company Merger compare to the market price of Parkway’s common stock?

The per share transaction consideration of $23.05 per share represents an approximate 13.1% premium over the closing price of Parkway’s common stock on June 29, 2017, and an approximate 14.3% premium over the volume weighted average price of Parkway’s common stock over the 30-day period ended June 29, 2017.

What happens if the mergers are not completed?

If Parkway’s stockholders do not approve the Company Merger or if the mergers are not completed for any other reason, you will not receive any payment for your shares of Parkway’s common stock, including the Special

Dividend to be paid prior to the effective time of the Company Merger. Instead, Parkway will remain a public company, and its common stock will continue to be registered with the Securities and Exchange Commission (“SEC”) and listed on the NYSE. Upon a termination of the Merger Agreement, under certain circumstances, Parkway will be required to pay Parent a termination fee of $26.4 million. Additionally, under certain circumstances, Parkway will be required to reimburse Parent for all of its expenses up to a maximum of $10 million. See “The Merger Agreement—Termination Fee” for a description of the circumstances when these payments would become payable.

Are there any conditions to closing of the Mergers that must be satisfied for the Mergers to be completed?

Yes. In addition to approval of Parkway’s stockholders described herein, there are a number of conditions that must be satisfied or waived for the Mergers to be consummated. For more information, see “The Merger Agreement—Conditions to the Mergers.”

When do you expect the Mergers to be completed?

We expect to complete the Mergers in the fourth quarter of 2017. The Mergers cannot occur until at least two days following the Special Dividend, and the Special Dividend cannot occur October 10, 2017. However, the Mergers are subject to various conditions, and it is possible that factors outside Parkway’s control could result in the Mergers being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Mergers. Parkway hopes to complete the Mergers as soon as reasonably practicable following the satisfaction of all applicable conditions.

Will I receive any regular quarterly dividends with respect to the Parkway common stock that I own?

No. Pursuant to the Merger Agreement, the Company has agreed that the Parkway Board of Directors will authorize and Parkway will declare and pay, subject to the satisfaction of certain conditions to the closing of the Company Merger, the per share cash Special Dividend no less than two days before the effective time of the Company Merger, but not before October 10, 2017, to our holders of record as of a record date to be established by our Board of Directors. Other than the Special Dividend and the Company’s second quarter dividend, which was paid on June 30, 2017, pursuant to the Merger Agreement, the Company agreed that it will not pay any dividend or other distribution on its common stock prior to the closing of the Mergers, except to the extent that dividends and other distributions are necessary for the Company to maintain its status as a REIT and avoid the deemed liability for income or excise tax under Sections 857 or 4981 of the Code. We have agreed that, except for the Special Dividend (and only to the extent that such Special Dividend is less than or equal to $4.00), any dividend on our common stock will require consent by or consultation with Parent and when paid will reduce the $19.05 per share merger consideration on a dollar-for-dollar basis.

Do any of Parkway’s directors and executive officers have any interest in the Mergers that is different than mine?

Yes. The Chairman of Parkway’s Board of Directors and each of our executive officers have certain interests in the Mergers that may be different from, or in addition to, the interests of Parkway’s stockholders generally, including the consideration that they would receive with respect to their outstanding options, RSUs, PSUs and dividend equivalent rights in Parkway in connection with the Company Merger and right to exchange their partnership units for New Partnership Preferred Units in connection with the Partnership Merger. Additionally, our executive officers are expected to continue their employment with the Company after the closing of the Mergers and have entered into Amendments to their Employment Agreements that would become effective only upon closing of the Mergers, pursuant to which the executive officers are eligible to receive a change in control cash payment at closing as described therein. It is expected that Management will re-invest in the acquisition vehicle an amount equal to the lesser of 1% of the equity interests in the acquisition vehicle and $8 million after the closing of the Mergers. Finally, we have certain obligations to the Chairman of our Board of Directors in connection with the Mergers, and our chairman and our executive officers each hold partnership units in Parkway LP, entitling them to elect to receive either the aggregate merger consideration or New Partnership Preferred Units in exchange for their partnership units. See “The Mergers—Interests of Our Directors and Executive Officers in the Mergers” for additional information about possible interests that Parkway’s directors and executive officers may have in the Mergers that are different than yours.

If my shares of common stock are held in “street name” by my brokerage firm, will my brokerage firm vote my shares for me?

If you hold your shares of common stock in a stock brokerage account or if your shares of common stock are held by a brokerage firm, bank or other nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Brokerage firms, banks or other nominees holding shares of common stock or limited voting stock in “street name” may not vote such shares of common stock or limited voting stock on either of the proposals, absent instruction from you. Consequently, there cannot be any “broker non-votes” occurring in connection with these proposals at the Special Meeting. Please follow the voting instructions provided by your brokerage firm, bank or other nominee. Please note that you may not vote shares of common stock held in street name by returning a proxy card directly to Parkway or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your brokerage firm, bank or other nominee. Further, brokers who hold shares of Parkway common stock on behalf of their customers may not give a proxy to Parkway to vote those shares without specific instructions from their customers.

What will happen if I fail to instruct my brokerage firm, bank or other nominee how to vote?

If you fail to instruct your brokerage firm, bank or other nominee to vote your shares of Parkway common and limited voting stock, as applicable, your broker may not vote your shares on the Merger Proposal or the Adjournment Proposal. This will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Adjournment Proposal, assuming a quorum is present. If a quorum is present, the holders of a majority of Parkway common stock present in person or by proxy at the Parkway special meeting and entitled to vote on the Adjournment Proposal may adjourn the meeting. Regardless of whether a quorum is present, the chairman of the Special Meeting has the right to adjourn the Special Meeting without any action by the stockholders.

What will happen if I fail to vote or I abstain from voting?

If you fail to vote or abstain from voting, it will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Adjournment Proposal, assuming a quorum is present. If a quorum is present, the holders of a majority of Parkway common stock present in person or by proxy at the Parkway special meeting and entitled to vote on the Adjournment Proposal may adjourn the meeting. Regardless of whether a quorum is present, the chairman of the Special Meeting has the right to adjourn the Special Meeting without any action by the stockholders.

What if I return my proxy card without indicating how to vote?

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Parkway common stock or Parkway limited voting stock will be voted in accordance with the recommendation of the Board of Directors with respect to such proposal.

Can I change my vote after I have returned a proxy or voting instruction card?

Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	if you are a holder of record, you can attend the Special Meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person.

Attending the Special Meeting without voting will not, by itself, revoke your proxy. If your shares of Parkway common stock are held by a brokerage firm, bank or other nominee, you should follow the instructions provided by the brokerage firm, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to our Secretary, as appropriate, no later than the beginning of the Special Meeting. If your shares of Parkway common stock are held in street name by your brokerage firm, bank or other nominee, you should contact your brokerage firm, bank or other nominee to change your vote.

Are Parkway stockholders entitled to appraisal rights in connection with the Company Merger?

No. Under Section 3-202 of the MGCL and pursuant to our charter, holders of common stock do not have any of the rights of an objecting stockholder to receive the fair value of their shares in connection with the Company Merger. For more information, see “No Dissenters’ Rights of Appraisal.”

What do I need to do now?

Carefully read and consider the information contained in and incorporated by reference into this Proxy Statement, including its annexes.

In order for your shares to be voted at the Special Meeting:

•	you can attend the Special Meeting in person;

•	you can authorize your proxy to vote your shares through the Internet or by telephone by following the instructions included on your proxy card; or

•	you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Because you hold your shares in book-entry form, you will not need to take any action to receive the per share merger consideration in connection with the closing.

Do I need identification to attend the Special Meeting in person?

Yes. Please bring proper identification, together with proof that you are a record owner of Parkway common or limited voting stock. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of Parkway common stock or limited voting stock on the applicable record date.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Special Meeting is being solicited by the Board of Directors. The cost of soliciting the proxies on the enclosed form will be paid by us. Our Board of Directors has engaged Kingsdale Advisors to assist in the solicitation of proxies for a fee of $22,500, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage firms and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. We may, upon request, reimburse banks, brokerage firms and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, we intend to reconvene the Special Meeting as soon as reasonably practical, and in any event within 120 days of the original record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned Special Meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned Special Meeting, if such Special Meeting occurs within 120 days of the original record date.

Can I find additional information on the Company’s website?

Yes. Parkway files certain information with the SEC. You may read a copy of this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the SEC’s website at www.sec.gov and on Parkway’s website at www.pky.com. Except as provided in “Where You Can Find More Information”, the information found on, or otherwise accessible through, these websites is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document Parkway files with or furnishes to the SEC. You can also request copies of these documents from Parkway. See “Where You Can Find More Information.”

Who can help answer my questions?

Parkway stockholders who have questions about the Merger or the other matters to be voted on at the special meetings or who desire additional copies of this Proxy Statement or additional proxy or voting instruction cards should contact:

Parkway, Inc.

800 N. Magnolia Avenue

Suite 1625

Orlando, Florida 32801

(407) 581-2915

Attn.: Investor Relations

or

Kingsdale Advisors

(877) 659-1818 (toll-free in North America)

(416) 867-2272 (outside of North America)

e-mail: contactus@kingsdaleadvisors.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the federal securities laws, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. The Company cautions investors that any forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “plan,” “potential,” “should,” “will,” “result” or similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements.

Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such factors include, but are not limited to:

•	the pendency of the Mergers, which could adversely affect our business and operations;

•	incurrence of substantial costs in connection with the proposed Mergers and related transactions, such as legal, accounting, financial advisory, filing, printing and mailing fees;

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Mergers;

•	our inability to attract and retain key personnel during the pendency of the Mergers;

•	the effect of restrictions on our operations in the Merger Agreement;

•	our limited ability to pay dividends to holders of our common stock pursuant to the Merger Agreement;

•	Merger Agreement provisions that could discourage a potential competing acquirer or could result in any competing acquisition proposal being at a lower price than it might otherwise be;

•	the ability of the Company to obtain the required stockholder approval required to consummate the proposed Mergers;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement;

•	the risk that the Mergers, or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•	the ability of the Company to implement its operating strategy;

•	conditions associated with our primary market, including an oversupply of office space, customer financial difficulties and general economic conditions;

•	changes in economic cycles;

•	applicable regulatory changes;

•	competition within the office properties real estate industry;

•	our failure to maintain our status as a REIT under the Code; and

•	other risks and uncertainties detailed from time to time in the Company’s SEC filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for the Company to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

PROPOSALS TO BE VOTED ON

Proposal 1—Proposal to Approve the Company Merger and the Merger Agreement

We are asking holders of our common stock and limited voting stock to consider and vote on a proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement. For detailed information regarding this proposal, see the information about the Company Merger and the Merger Agreement throughout this Proxy Statement, including the information set forth in the sections entitled “The Mergers” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

Vote Required and Recommendation

Approval of the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Parkway common stock and Parkway limited voting stock as of the record date for the Special Meeting, voting together as a single class. Because the required vote for this proposal is based on the number of votes our common stockholders and limited voting stockholders are entitled to cast, together as a single class, rather than on the number of votes actually cast, failure to vote your shares (including failure to give voting instructions to your brokerage firm, bank or other nominee, or “broker non-votes”) and abstentions will have the same effect as voting “against” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Proposal 2—Proposal to Approve Adjournments of the Special Meeting

We are asking our common stockholders to vote on a proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

If the number of shares of common stock and limited voting stock voting in favor of Proposal 1 to approve the Company Merger and the other transactions contemplated by the Merger Agreement is insufficient to approve Proposal 1 at the time of the Special Meeting, then Parkway may move to adjourn the Special Meeting in order to enable the Board of Directors to solicit additional proxies in favor of such proposal. In that event, stockholders will be asked to vote only upon the Adjournment Proposal, and not on any other proposal, including Proposal 1. If Parkway stockholders approve the Adjournment Proposal, Parkway may adjourn the Special Meeting one or more times and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or telephone. Among other things, approval of the Adjournment Proposal could mean that, even if Parkway has received proxies representing a sufficient number of votes against the approval of Proposal 1 such that the proposal would be defeated, Parkway may adjourn the Special Meeting without a vote on Proposal 1 and seek to obtain sufficient votes in favor of approval of Proposal 1 to obtain approval of that proposal. Pursuant to Maryland law and our Bylaws, the chairman of the Special Meeting may also adjourn the Special Meeting to a date no more than 120 days after the original record date, and may do so without a vote of the stockholders.

Vote Required and Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock (but not our limited voting stock), on the proposal. Abstentions and “broker non-votes” are not considered votes cast and therefore will have no effect on the outcome of this proposal. Approval of this proposal is a not a condition to the completion of the Mergers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ADJOURNMENT PROPOSAL.

THE PARTIES TO THE MERGERS

Parkway Parties

Parkway, Inc. is a Maryland corporation incorporated in June 2016 as an independent, publicly traded, self-managed REIT that owns and operates high-quality office properties located in attractive submarkets in Houston, Texas. Our portfolio consists of five Class A assets comprising 19 buildings and totaling approximately 8.7 million rentable square feet in the Greenway, Galleria and Westchase submarkets of Houston, providing geographic focus and significant operational scale and efficiencies. In addition, we operate a fee-based real estate service (the “Third-Party Services Business”) through a wholly owned subsidiary, Eola Office Partners, LLC and its wholly owned subsidiaries (collectively, “Eola”), which in total managed approximately 3.8 million square feet (unaudited) for primarily third-party owners as of June 30, 2017. Parkway’s common stock is traded on the NYSE under the symbol “PKY.”

Parkway Properties LP, a Delaware limited partnership, is a subsidiary of Parkway. Parkway is the indirect general partner and majority limited partner of Parkway LP. Parkway LP’s sole asset consists of limited partnership interests in Parkway Operating Partnership LP, Parkway’s operating partnership through which Parkway owns substantially all of its assets and conducts substantially all of its business.

The address of the Parkway Parties is 5847 San Felipe Street, Suite 2200, Houston, Texas 77057. The telephone number of the Parkway Parties is (346) 200-3100.

CPPIB Parties

Parent is a newly formed Delaware statutory trust and subsidiary of CPPIB. Merger Sub is a newly formed Delaware limited liability company and a subsidiary of Parent. Merger Partnership is a newly formed Delaware limited partnership and an indirect subsidiary of Parent. Parent, Merger Sub and Merger Partnership are collectively referred to as the “CPPIB Parties.” The CPPIB Parties were created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. None of Parent, Merger Sub or Merger Partnership has carried on any activities to date other than activities incidental to their formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, upon completion of the Company Merger, Merger Sub will cease to exist and Parkway will continue as the surviving entity, and upon completion of the Partnership Merger, Partnership Merger will cease to exist and Parkway LP will continue as the surviving entity. The CPPIB Parties are entities currently owned, directly or indirectly, by CPPIB and certain of its affiliates.

The address of the CPPIB Parties is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada. The telephone number of the CPPIB Parties is +1 (416) 868-4075.

THE SPECIAL MEETING

We are furnishing this Proxy Statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting in connection with the proposed Mergers. This Proxy Statement provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Purpose of the Special Meeting

This Proxy Statement is being provided to you in connection with the solicitation of proxies by our Board of Directors to be exercised at the Special Meeting, which will be held on                 , 2017                 at Central Time, at 5847 San Felipe Street, Houston, Texas 77057. At the Special Meeting, stockholders will be asked to consider and vote upon:

•	the Company Merger and the other transactions contemplated by the Merger Agreement; and

•	the Adjournment Proposal.

Pursuant to our Bylaws and Maryland law, no other matters may properly be brought before the Special Meeting. The affirmative vote of a majority of the votes entitled to be cast by holders of the outstanding shares of common stock and limited voting stock as of the record date for the Special Meeting, voting together as a single class, must approve the Company Merger and the other transactions contemplated by the Merger Agreement for the Company Merger to occur. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock (but not our limited voting stock), on the proposal. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

The record date for the Special Meeting is                 , 2017. Record holders of common stock and limited voting stock at the close of business on the record date are entitled to vote or have their votes cast at the Special Meeting. At the close of business on the record date, there were approximately             shares of common stock outstanding and entitled to vote at the Special Meeting and approximately             shares of limited voting stock outstanding and entitled to vote at the Special Meeting, held by approximately             holders of record. Stockholders will have one vote for the Company Merger and the other transactions contemplated by the Merger Agreement, the Adjournment Proposal for each share of common stock or limited voting stock they owned as of the close of business on the record date, except that the holders of Parkway limited voting stock are not entitled to vote on the Adjournment Proposal.

Under our Bylaws, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum.

Required Vote

Approval of the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of our common stock and limited voting stock as of the record date for the Special Meeting, voting together as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock (but not our limited voting stock), on the proposal. If you authorize a proxy, your shares of common stock or limited voting stock will be voted at the Special Meeting as you indicate on your proxy. If you return the signed proxy card with no direction on a proposal, we will vote your proxy “FOR” approval of the Company Merger and the other transactions contemplated by the Merger Agreement and “FOR” the approval of the Adjournment Proposal.

Abstentions and the failure by stockholders to (i) attend the Special Meeting and vote or (ii) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “against” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement. However, abstentions and the failure by common stockholders to (i) attend the Special Meeting and vote or (ii) authorize a proxy to vote their shares at the Special Meeting will have no effect on the Adjournment Proposal. Brokerage firms, banks or other nominees holding shares of our common stock or limited voting stock in “street name” may not vote such shares of common stock or limited voting stock on either of the proposals, absent instruction from you. Consequently, there cannot be any “broker non-votes” occurring in connection with these proposals at the Special Meeting. Unless you attend the Special Meeting in person with a properly executed legal proxy from your broker or other nominee, your failure to provide instructions will result in your shares not being present at the Special Meeting and not being voted on those proposals, with the same result as a vote against the Company Merger and the other transactions contemplated by the Merger Agreement and with no effect on the Adjournment Proposal.

How to Authorize a Proxy

If you hold your shares of our common stock or limited voting stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may instruct the proxy holders named in the proxy card how to vote your shares of our common stock or limited voting stock in one of the following ways:

•	Vote electronically. You may authorize a proxy to vote your shares over the Internet, at the website provided on the enclosed proxy card.

•	Vote by telephone. You also may authorize a proxy to vote your shares by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to authorize a proxy to vote your shares by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly. If you authorize a proxy to vote your shares by Internet or telephone, your vote must be received before 11:59 p.m. Central Time on                 , 2017, the day before the Special Meeting.

If your shares of our common stock or limited voting stock are held in street name, you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your shares voted. Brokerage firms, banks or other nominees holding shares of our common stock or limited voting stock in “street name” may not vote such shares of our common stock or limited voting stock on either of the proposals, absent instruction from you.

Proxies and Revocation

You can revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You can do this by:

•	filing a written revocation with our Secretary;

•	signing and submitting another proxy with a later date; or

•	attending the Special Meeting, revoking the proxy and voting in person.

Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of our common stock or limited voting stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the brokerage firm, bank or other nominee that is the registered owner of the shares.

Pursuant to our Bylaws and Maryland law, no other matters may properly be brought before the Special Meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the Special Meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees without additional compensation for such activities. We have engaged Kingsdale Advisors to assist in the solicitation of proxies for a fee of $22,500, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. We will also request persons, firms and corporations holding shares of our common stock or limited voting stock in their names or in the names of their nominees, that are beneficially owned by others, to send or cause to be sent proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses in doing so.

Adjournments

Although it is not currently expected, subject to approval of the Adjournment Proposal, the Special Meeting may be adjourned for the purpose of soliciting additional proxies if we believe it is reasonably likely that the Company Merger and the other transactions contemplated by the Merger Agreement will not be approved at the Special Meeting when convened on                 , 2017, or when reconvened following any adjournment. Provided that a quorum is present, any adjournments may be made to a date not more than 120 days after the original record date without notice (other than by an announcement at the Special Meeting), by the affirmative vote of a majority of the votes cast on the Adjournment Proposal. The chairman of the Special Meeting also has the right to adjourn the Special Meeting without any action by the stockholders.

Postponements

At any time prior to convening the Special Meeting, our Board of Directors may postpone the Special Meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the Merger Agreement) without changing the record date for the Special Meeting.

THE MERGERS

General Description of the Mergers

The Company Merger is one of two separate mergers contemplated by the Merger Agreement. The other, the Partnership Merger, was approved by Parkway Properties General Partners, Inc. (“Partnership GP”), a wholly owned subsidiary of the Company, as general partner of Parkway LP, and by the Company, as owner of a majority of the partnership interests outstanding in Parkway LP. At closing under the Merger Agreement, the Company Merger will occur first, and the Partnership Merger will occur immediately following effectiveness of the Company Merger.

Pursuant to the Merger Agreement, at the effective time of the Company Merger, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Company Merger (the Company as the surviving entity is sometimes referred to herein as the “Surviving Company”) as a subsidiary of Parent and an indirect subsidiary of CPPIB. At the effective time of the Partnership Merger, Merger Partnership will merge with and into Parkway LP, whereupon the separate existence of Merger Partnership will cease, with Parkway LP surviving the Partnership Merger (Parkway LP as the surviving entity is sometimes referred to herein as the “Surviving Partnership”) as a subsidiary of the Surviving Company.

In connection with the Company Merger, stockholders of the Company will have the right to receive $23.05 in cash for each share of Parkway’s common stock they hold, consisting of (i) the Special Dividend described below, and (ii) upon the closing, the right to receive the per share merger consideration in cash, without interest, subject to any withholding tax.

In connection with the Partnership Merger, outside limited partners of Parkway LP will have the right to receive $23.05 in cash for each partnership unit they hold, consisting of (i) the Special Dividend described below, and (ii) upon the closing, the right to receive the per share merger consideration in cash, without interest, subject to any withholding tax, except that each such outside limited partner may elect, in lieu of the per share merger consideration, to exchange its partnership units for an equal number of New Partnership Preferred Units in the Surviving Partnership. The New Partnership Preferred Units are described in more detail below under “The Merger Agreement—Treatment of Company Equity, Partnership Units, Equity Awards—Partnership Units.”

Pursuant to the Merger Agreement, the Company has agreed that, before the closing of the Mergers, the Board of Directors of Parkway will declare and pay the Special Dividend. The Merger Agreement requires that the Special Dividend be paid, subject to the satisfaction of certain conditions to the closing of the Company Merger, on or after October 10, 2017. The Special Dividend will be paid to holders of record of common stock and partnership units as of a record date to be established by our Board of Directors. In addition, the Special Dividend may not be paid less than two days before the effective time of the Company Merger. If the Special Dividend exceeds $4.00 per share or per unit, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00. Other than the Special Dividend and the Company’s second quarter dividend, which was paid on June 30, 2017, pursuant to the Merger Agreement, the Company agreed that it will not pay any dividend or other distribution on its common stock prior to the closing of the Mergers, except to the extent that dividends and other distributions are necessary for the Company to maintain its status as a REIT and avoid the deemed liability for income or excise tax under Sections 857 or 4981 of the Code. We have agreed that, except for the Special Dividend (and only to the extent that such Special Dividend is less than or equal to $4.00), any dividend on our common stock will require consent by or consultation with Parent and when paid will reduce the $19.05 per share merger consideration on a dollar-for-dollar basis.

Our Board of Directors has approved the Company Merger, the Partnership Merger, the Merger Agreement and the other transactions contemplated thereby and has declared the Company Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and our stockholders. Our Board of Directors unanimously recommends that stockholders vote “FOR” the proposal to approve the

Company Merger and the other transactions contemplated by the Merger Agreement and “FOR” the proposal to approve adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Background of the Mergers

Our Board of Directors, acting independently and with the advice of our management team, periodically and in the ordinary course of business, reviews and assesses our performance, business, strategic direction and prospects in light of the current business and economic environment, as well as developments in the office REIT sector, the broader commercial real estate market and the conditions of the capital markets in connection with our long-term business strategy to enhance value for our stockholders. From time to time since our spin-off from Cousins Properties Incorporated (“Cousins”) in October 2016, our Board of Directors and management team have evaluated and considered a variety of potential financial and strategic options in light of industry developments, economic and market conditions and challenges facing participants in the commercial real estate industry and the Company as a pure play Houston REIT. We also from time to time have had discussions regarding potential strategic alternatives with various parties, including the discussions that resulted in the Greenway Plaza joint venture described below. Holliday Fenoglio Fowler, L.P. (“HFF”), an affiliate of HFF Securities, and certain of its affiliates have acted as financial advisor to the Company and certain of its affiliates in connection with the Greenway Plaza joint venture, and the secured financing obtained in connection with the closing of the Greenway Plaza joint venture.

On October 6, 2016, Parkway Properties, Inc. (“Legacy Parkway”) and Cousins completed a merger transaction in which Legacy Parkway merged with and into a subsidiary of Cousins. As part of that merger transaction, immediately following the closing, Cousins and Legacy Parkway capitalized our Company through a series of separation and reorganization transactions, and, on October 7, 2016, Cousins completed the spin-off of our Company to its stockholders (which then consisted of the combined company’s stockholders resulting from the merger). As a result of the spin-off, our common stock began regular-way trading on the New York Stock Exchange on October 7, 2016.

Shortly after Legacy Parkway and Cousins entered into their merger agreement in April 2016, our management team began discussing the capital expenditures necessary to maximize the value and tenant experience at our Greenway Plaza property, which was to be contributed to us prior to our spin-off from Cousins. Our management team agreed that, due to constraints on raising capital caused by certain of our characteristics as compared to larger public office REITs, exploring a joint venture transaction for our Greenway Plaza property, together with our Phoenix Tower property (together, the “Greenway Properties”), would be the best method for achieving that goal. As of the date of this proxy statement, the Greenway Properties represent approximately 57% of the Company’s portfolio based on square footage.

In seeking joint venture partners, in June 2016, we engaged HFF, an affiliate of HFF Securities, to conduct a broad-based canvassing of potential investors in a joint venture transaction in which we would sell a 49% joint venture interest in the Greenway Properties (the “joint venture transaction”). In accordance with the directives of our Board of Directors, representatives of HFF contacted more than 135 potential investors regarding the joint venture transaction, including publicly traded REITs, private investment firms and institutional investors. During the joint venture marketing process, various potential investors also expressed to HFF an interest in potentially acquiring the Company in its entirety.

In response to HFF’s marketing efforts for the joint venture transaction, nine potential investors, including, among others, CPPIB, TH Real Estate Global Asset Management (“TIAA”), Silverpeak Real Estate Partners (“Silverpeak”) and three other parties, (“Party A”, “Party B” and “Party C”), expressed an interest in the joint venture transaction. After considering the results of this process and the offers submitted by the potential investors, our Board of Directors selected a bid by TIAA and Silverpeak. In late December 2016, following our spin-off from Cousins, TIAA and Silverpeak notified us of their desire to syndicate a portion of their 49% equity investment in the joint venture to CPPIB, with a partnership sponsored by TIAA and Silverpeak (“TIAA/SP”) acquiring 24.5% of the joint venture and CPPIB acquiring the other 24.5%. We and these potential joint venture partners then proceeded to negotiate the joint venture transaction based on this structure.

On February 17, 2017, we entered into a definitive contribution agreement related to the joint venture transaction. The closing of the joint venture transaction occurred in two stages on April 17, 2017 and April 20, 2017, and we entered into a joint venture agreement in connection with the joint venture transaction on April 17, 2017. The joint venture holds the Greenway Properties through a subsidiary which will elect to be taxed as a real estate investment trust (the “subsidiary REIT”). The subsidiary REIT is managed by a board of directors with members appointed by each of the Company, CPPIB and TIAA/SP. The joint venture agreement permits CPPIB and TIAA/SP, acting jointly, to require the Company to either purchase the joint venture interests of CPPIB and TIAA/SP at a price implied by a gross value for the Greenway Properties specified by CPPIB and TIAA/SP by notice to the Company or cause the joint venture to market and endeavor to sell the Greenway Properties at a gross price not less than 96% of the specified gross value. After April 17, 2020, the joint venture agreement permits each of CPPIB and TIAA/SP acting alone to exercise such right.

In addition, until April 17, 2020 or, if earlier, until a specified level of co-investment has been obtained, the joint venture agreement requires the Company to offer the CPPIB and TIAA/SP parties the opportunity to co-invest in certain opportunities that may be pursued by the Company or its affiliates, (including any acquiror of the Company or any other entities controlling, controlled by or under common control with the Company) within the greater Houston metropolitan area.

Following the execution of the contribution agreement, Hilary Spann, a managing director of CPPIB, had discussions with James R. Heistand, our President and Chief Executive Officer, about the Company’s potential acquisition pipeline in the greater Houston metropolitan area and reiterated CPPIB’s desire to partner with the Company in future acquisitions in the greater Houston metropolitan area pursuant to the co-investment provisions set forth in the joint venture agreement.

In connection with these conversations, in early March 2017, Ms. Spann and Mr. Heistand coordinated a tour for representatives of CPPIB, TIAA and Silverpeak of real estate assets in various Houston sub-markets, including but not limited to assets owned by the Company including our non-joint venture assets. In late March 2017, representatives of the Company coordinated a second tour for a larger delegation of representatives from TIAA of a number of real estate assets in various Houston sub-markets including additional non-joint venture assets. Following these tours representatives of each of CPPIB, TIAA and Silverpeak expressed an interest in acquiring 100% of the Company.

In late March 2017, Mr. Heistand followed up with Silverpeak to gauge CPPIB, TIAA and Silverpeak’s interest in acquiring 100% of the Company. Silverpeak informed CPPIB of the conversation and Ms. Spann conveyed to Mr. Heistand confirmation that CPPIB, TIAA and Silverpeak had an interest in acquiring 100% of the Company and its assets in a second transaction separate from any rights under the joint venture transaction and that, subject to internal approvals, fundraising and further analysis, the parties would be ready to move forward with a potential acquisition of the Company sometime shortly after the joint venture transaction closed. Separately, Mr. Heistand held meetings in late March 2017 with representatives of two other investment groups other than CPPIB, TIAA, Silverpeak, Party A, Party B and Party C, all of whom had also expressed an interest in acquiring the Company during the joint venture process.

As a result of these activities, a telephonic meeting of our Board of Directors was held on April 12, 2017. During the meeting, Mr. Heistand discussed CPPIB, Silverpeak and TIAA’s interest in acquiring the Company, as well as the interest expressed by the two other investment groups, with our Board of Directors and reported to the Board of Directors that CPPIB, TIAA and Silverpeak had toured all of the Company’s non-joint venture properties. Mr. Heistand also updated the Board of Directors regarding his meetings with other investors who had expressed an interest in acquiring the Company. The Board of Directors then engaged in a discussion regarding the merits of a potential sale transaction, the potential pricing that the Company could obtain in a sale transaction, the potential process for soliciting offers, executing and closing a transaction, the potential timeframe in which a sale transaction could be executed and type of information the Company had provided or would be expected to provide to interested acquirors. Mr. Heistand also informed the Board of Directors that he and the executive management team had recently met with representatives of HFF Securities to discuss the possibility of HFF Securities serving as the Company’s financial advisor in any such potential sale transaction. Following discussion, including consideration of the efficiencies to be gained from HFF’s prior work on the joint venture transaction and its familiarity with the Company, the Board of Directors approved the Company’s engagement of HFF Securities as its financial advisor in connection with a potential sale of the Company. Mr. Heistand recommended that HFF Securities approach the investors that, in the course of the marketing effort for the joint venture transaction, had indicated that they were interested in acquiring the Company in its entirety, to determine if they continued to have an interest in acquiring the Company. Mr. Heistand explained that due to the extensive marketing process that HFF ran for the joint venture transaction, the Company and HFF had been able to identify the investors that would be interested in investing in and possibly acquiring a REIT with assets concentrated in the Houston market, so it would be more efficient and effective in achieving the Company’s goals, including maintaining confidentiality in the sale process, to engage in a targeted marketing effort with those investors, rather than running another extensive process. The Board of Directors, after consultation with HFF Securities, agreed that this was the appropriate approach given the unique position of the Company as a REIT with assets concentrated in the Houston market and having recently conducted the joint venture transaction process. Our directors then inquired about the likelihood of the CPPIB, TIAA and Silverpeak consortium being able to execute a deal quickly and the potential pricing that such a consortium and other parties might offer. Mr. Heistand informed the Board of Directors that the CPPIB, TIAA and Silverpeak consortium had indicated its desire to move as expeditiously and strategically as possible and that Silverpeak and CPPIB had already started the work of evaluating the Company by reviewing its publicly available information. On the same date, the Board of Directors authorized and directed management and HFF Securities to reach out to other potential acquirors. A. Noni Holmes-Kidd, our general counsel, informed the Board of Directors that the Company wished to engage Hogan Lovells US LLP (“Hogan Lovells”) to represent the Company in any potential transaction given Hogan Lovells’ familiarity with the Company and expertise in publicly-traded REIT sale and acquisition processes. The Board of Directors agreed that engaging Hogan Lovells was appropriate and approved such engagement.

Between April 12 and April 14, 2017, in accordance with the direction of our Board of Directors, HFF Securities approached the three investors, Party A, Party B and Party C, who in addition to the CPPIB, Silverpeak and TIAA consortium, had indicated during the joint venture process that they were interested in potentially acquiring the entire Company, to explore their willingness to make an offer to acquire the Company at that time.

On April 18 and 19, 2017, Mr. Heistand and Jason A. Bates, our Chief Investment Officer, together with representatives of HFF Securities, participated in meetings that had been arranged by HFF Securities with Party B and Party C to discuss the potential sale of the Company. On April 18, 2017, Messrs. Heistand and Bates and representatives of HFF Securities met with representatives of Party C, who had expressed an interest in acquiring the entire Company during the joint venture process and who agreed to review the Company’s publicly available information to determine initial pricing. Later that same day, during a previously scheduled dinner to discuss the joint venture transaction, Messrs. Heistand and Bates spoke with representatives of CPPIB and Silverpeak to assess their continued interest in acquiring the Company. Similarly, on April 19, 2017, Messrs. Heistand and Bates and representatives of HFF Securities met with representatives of Party B, who had also expressed an interest in acquiring the entire Company during the joint venture process, to discuss Party B performing preliminary due diligence to determine initial pricing.

Following the dinner on April 18, 2017 in late April 2017, Ms. Spann and Mr. Heistand spoke by telephone to discuss the CPPIB, TIAA and Silverpeak consortium’s progress in evaluating the Company based on publicly available information. Mr. Heistand and Ms. Spann discussed the possibility that Silverpeak and TIAA might not be able to raise the capital required for a 100% acquisition on a timeline acceptable to the Company and Ms. Spann stated that until Silverpeak and TIAA had their equity raised, CPPIB would plan to secure the internal approvals necessary to fund an acquisition of the entire Company but that CPPIB would continue working with Silverpeak and TIAA with a view to making a joint bid with TIAA and Silverpeak. Mr. Heistand informed Ms. Spann of an upcoming meeting of the Company’s Board of Directors on May 23, 2017, and requested that CPPIB, TIAA and Silverpeak submit an initial indication of interest prior to the meeting so that the Board of Directors could evaluate the offer at that meeting.

On April 25, 2017, Messrs. Heistand and Bates conducted a telephonic meeting with representatives of another potential acquiror—Party A—to discuss a potential acquisition of the Company. Following this meeting, representatives of Party A requested a follow-up meeting with our management.

On May 3, 2017, representatives of the Company conducted property tours of each of our properties, including the Greenway Properties for representatives of Party B.

On May 4, 2017, during a telephonic meeting of the Company’s Audit Committee, Mr. Heistand provided an update to the directors present at the meeting about the recent conversations with, and the recent property tours conducted for, potential acquirors of the Company. In addition, Mr. Heistand reported that all of these potential acquirors were working on evaluating the Company based on publicly available information, as none of them had yet executed a confidentiality agreement with the Company. Mr. Heistand also reported that HFF Securities, at the request of the Company, was requesting that all of these potential acquirors submit indications of interest prior to the previously scheduled board meeting on May 23, 2017 and noted that he had provided an identical update to the other directors not in attendance at the Audit Committee meeting so that all board members had been apprised of the latest information.

On May 10, 2017, Mr. Heistand and representatives of Party A met to discuss Party A’s continued interest in the Company.

On May 22, 2017, our Board of Directors received a written proposal from Goldman Sachs & Co., CPPIB’s financial advisor (“Goldman Sachs”), on behalf of CPPIB, regarding CPPIB’s offer to acquire 100% of the outstanding equity interests of the Company for a purchase price of $22.50 per share in cash, not subject to any financing contingency. The offer letter also provided that all partnership units held by our outside limited partners would be addressed in a customary fashion for the acquisition of a publicly-traded REIT. CPPIB indicated that because it had already conducted significant due diligence on the Company in relation to the joint venture transactions, it would be able to complete its due diligence within approximately three weeks after the Company agreed to negotiate exclusively with CPPIB, which CPPIB was requesting. Contemporaneously with the submission of its written proposal, representatives of CPPIB informed the Company that CPPIB had determined to submit its written proposal exclusive of Silverpeak and TIAA’s participation in order to meet the Company’s objectives as to timing and certainty, but indicated that their intention remained to offer Silverpeak and TIAA the opportunity to participate in the transaction at a later time.

From early May 2017, until the date of this proxy statement, HFF Securities and management have engaged in discussions on a regular basis with Goldman Sachs in relation to the CPPIB offer, ongoing due diligence and the transaction process generally.

On May 23, 2017, our Board of Directors met in person with members of our management team and representatives of HFF Securities. Hogan Lovells participated telephonically. At the meeting, representatives of HFF Securities presented a general overview of market conditions in the real estate and REIT industry, including asset dispositions, mergers and acquisitions and other transaction activity and returns and capitalization rates. Representatives of HFF Securities also reviewed the Company’s market position relative to its peer group and its opportunities, challenges and performance since the merger with and subsequent spin off from Cousins. Representatives of HFF Securities then provided the Board of Directors with a framework for considering growth opportunities or strategic transactions in the event that the Board of Directors wished to pursue any such course and its preliminary views related to the Company’s valuation. The Board of Directors and management discussed the challenges that currently faced the Company in operating in its current form as a public company with assets located exclusively in Houston, Texas. Following this discussion, representatives of Hogan Lovells provided an overview of the duties of directors under Maryland law, including in considering change of control transactions. Our Board of Directors then engaged in discussions regarding CPPIB’s offer letter. HFF Securities also indicated that, with the authorization of the Company, it was continuing to discuss a potential transaction with each of Party A, Party B and Party C. The Board of Directors then discussed CPPIB’s proposed purchase price and determined that it was not sufficient for the Company to enter into exclusivity with CPPIB. Moreover, the Board of Directors determined that because the other potential acquirors were still in the process of conducting due diligence on the Company, including property tours, it was too early in the process to grant exclusivity to any one potential acquiror absent a compelling offer. At the conclusion of the meeting, the Board of Directors directed HFF Securities and our management to continue discussions with CPPIB to seek an increase in CPPIB’s offer price and determined that, at this time, the Board of Directors would support entering into exclusive negotiations with CPPIB at an offer price in the range of $24.00 to $24.50 per share. Our Board of Directors also instructed HFF Securities and our management to continue discussions with Party A, Party B and Party C to seek indications of interest from them as well. Finally, our Board of Directors authorized the Company’s management to negotiate and enter into a confidentiality agreement with CPPIB.

Beginning on May 26, 2017, the Company negotiated a confidentiality agreement with CPPIB, which included customary standstill and non-solicit covenants. The parties executed the confidentiality agreement on June 1, 2017 and the Company opened a data-room to CPPIB and its representatives to begin a confirmatory due diligence process.

Beginning on May 31, 2017, representatives of Hogan Lovells and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to CPPIB, and other representatives of the Company and CPPIB held a series of telephone conferences to discuss various structural and due diligence matters related to the potential transaction, including that CPPIB would seek to negotiate with certain of the Company’s executives for their services following closing.

On June 2, 2017, the Company received a preliminary written proposal from Party A to acquire all of the outstanding shares of the Company for a purchase price of $21.50 per share in cash, not subject to any financing contingency. In addition, Party A orally informed representatives of HFF Securities that it anticipated that the partnership units held by our outside limited partners would be addressed in a customary fashion for the acquisition of a publicly-traded REIT. The proposal stated that the Company would be provided a “go shop” period, permitting the Company to conduct a 30-day post-signing market check. Finally, the letter indicated that the offer would remain open only through the end of business on June 6, 2017 and requested exclusivity with the Company. In connection with its offer letter, Party A provided a proposed draft merger agreement with respect to its proposed transaction containing terms consistent with its offer letter. Although not subject to a financing condition, the proposed merger agreement provided that Party A would have the right to seek additional debt financing, which could result in a delay of closing. Finally, Party A’s proposed merger agreement would also require the Company to obtain certain unspecified third-party consents, waivers and approvals.

On June 5, 2017, our Board of Directors met telephonically, with members of our management team and representatives of HFF Securities and Hogan Lovells participating. At the meeting, representatives of Hogan Lovells discussed the duties of a board of directors under Maryland law, including in considering change of control transactions. Representatives of HFF Securities presented an overview of the written proposals received from CPPIB and Party A, as well as the related discussions with these potential acquirors. HFF reported that Party B orally indicated its offer price in cash would not include a substantial premium over the Company’s then-current trading price, which at the time was approximately $20.50 per share and Party C indicated that its offer price would be approximately $18.00 in cash. Following this presentation, the Board of Directors engaged in a discussion of the terms of the two written offers, as well as the two oral indications of interest, including price and other terms, progress made in due diligence by the potential acquirors and proposed treatment of our employees and limited partners, as well as other potential strategic alternatives available to the Company, including continuing to operate as a standalone, independent company.

At this meeting, our Board of Directors also discussed whether to expand the process and canvass a more expansive universe of potential acquirors, but concluded, based on discussions with management and HFF Securities, that a broader marketing effort was unlikely to produce any potential acquiror that had not already been contacted by HFF Securities or its affiliates either in the joint venture transaction process or in the current process. The Board of Directors concluded that the limited probability of an additional bidder was outweighed by the significant risks involved in engaging in a broader process, including potentially causing the existing interested parties not to move forward and disruption to the Company.

After this discussion, the Board of Directors concluded that the offer prices currently on the table were insufficient and directed management and HFF Securities to continue discussions with the potential acquirors to seek improved offer prices, and authorized representatives of HFF Securities to offer exclusivity if a potential acquirors would improve its offer price to the range of $24.00 and $24.50 per share. Our Board of Directors then went into an executive session, with members of management, including Mr. Heistand, being excused from the meeting. During the executive session, our independent directors noted that CPPIB had indicated a desire to retain the services of certain of the Company’s executive officers following the closing, and discussed the potential impact on a transaction of any discussions between the Company’s management and CPPIB, or any other potential acquiror, regarding the terms of any post-closing employment or management arrangements. Our independent directors discussed and unanimously determined that while no definitive proposal yet had been made by CPPIB or any other potential acquiror regarding the terms of post-closing employment or management arrangements, any related discussions between the Company’s management and CPPIB or any other potential acquiror should be delayed until after the material terms of any transaction were agreed upon, and ideally after execution of a definitive merger agreement.

Later that day, the Company informed CPPIB and its representatives that it did not believe CPPIB’s offer price was high enough to justify engaging on an exclusive basis at that time. Representatives of the Company stated to CPPIB that in light of the due diligence materials made available and the fact that there were other bidders involved, CPPIB would have to revise its offer upwards to merit ongoing consideration.

Later that same day, Party B orally indicated to HFF Securities that its best and final offer price would not include a substantial premium over the Company’s then-current trading price with a firm communication that it would not go higher, and Party C orally indicated to HFF Securities that its offer price remained as its previously communicated price of approximately $18.00 in cash.

On June 7, 2017, the Company entered into a confidentiality agreement with Party A, which included customary standstill and non-solicit covenants. Party A immediately commenced due diligence review of the Company’s non-public information, and on June 9, 2017 representatives of Party A and representatives of the Company held a telephonic meeting to discuss various due diligence and structuring matters related to a potential transaction. Separately, while at an industry conference held between June 6 and June 8, 2017, members of our management team met with representatives of Party A to discuss Party A’s continued interest in pursuing a transaction with the Company.

Also on June 7, 2017, as requested by the Company, the Company received a revised offer letter from CPPIB. The revised offer included an increased per share offer price of $22.75. The revised offer letter also included a term sheet with terms that provided, in addition to the increased per share purchase price, that the Company may pay a regular quarterly dividend, that there would be no adjustments to the purchase price for dividends, debt, working capital or otherwise, that all outstanding in-the-money target equity awards would be paid in accordance with their terms, a customary “no shop” provision (subject to a “fiduciary out” for a superior proposal or an intervening event), and a Company termination fee equal to 2.5% of the equity transaction value. The draft additionally included customary match rights. Although CPPIB’s representatives previously had indicated that CPPIB might be amenable to a “go shop” provision, the term sheet did not include a “go shop” provision, as representatives of CPPIB indicated that it was aware that the Company was engaged in a process that involved other bidders and not exclusively engaged in discussions with CPPIB. The term sheet also indicated that CPPIB would require a voting agreement from affiliates of TPG that hold shares in the Company, that employment terms with key employees would be negotiated once substantially all of the key deal terms were agreed upon and that, at the Company’s option, in order to preserve long-term capital gains tax benefits for the Company’s stockholders, closing would not occur before the one-year anniversary of the Company’s spin-off from Cousins. The term sheet also acknowledged the Company’s obligations under the side letter with the Thomas parties. CPPIB also requested that the Company enter into an exclusivity agreement pursuant to which the Company would engage exclusively with CPPIB regarding a potential acquisition during a limited exclusivity period.

On June 8, 2017, representatives of HFF Securities, on behalf of the Company, engaged in discussions with Goldman Sachs & Co., CPPIB’s financial advisor (“Goldman Sachs”), on behalf of CPPIB, regarding CPPIB’s revised offer. Also on June 8, 2017, representatives of HFF Securities reported to the Company that Party B had maintained its oral offer of approximately $20.50 per share and Party C had maintained its oral offer of approximately $18.00 per share. Following this, HFF Securities, on behalf of the Company, informed each of Party B and Party C that its price was not sufficient.

On June 9, 2017, our Board of Directors met telephonically, and members of our management team and representatives of HFF Securities and Hogan Lovells participated in the meeting. At the meeting, representatives of HFF Securities presented the terms of CPPIB’s revised offer to the Board of Directors. Representatives of HFF Securities also reported that Party A was continuing to work on a revised offer, but that Party A had communicated to HFF Securities that it was no longer willing to offer a “go shop” period, in light of the fact that the Company was engaged in a process that involved other bidders. Representatives of HFF Securities also informed the Board of Directors about the current oral offer from Party B of approximately $20.50 per share and the current oral offer from Party C of approximately $18.00 per share. The Board of Directors then engaged in a discussion regarding pricing considerations and deal protection provisions. In response to questions from our directors, representatives of HFF Securities presented a comparison of recent premiums paid in cash acquisitions in the REIT industry, as well as a survey of the inclusion of deal protection provisions in recent REIT transactions. Our Board of Directors then engaged in a discussion regarding pricing and other offer terms, deal protection provisions, timing and certainty of closing considerations. In light of this discussion, the Board of Directors determined that the price per share offered in CPPIB’s revised offer letter was not compelling enough to support entering into exclusivity at this time, and authorized our management and HFF Securities, on behalf of the Company, to present a counter-proposal to CPPIB through a revised term sheet with a price of $23.75 per share and otherwise to continue discussions with CPPIB to obtain more favorable pricing and other terms. Our Board of Directors then went into an executive session, with members of management, including Mr. Heistand, being excused from the meeting. During the executive session, the independent members of our Board of Directors engaged in a discussion about CPPIB’s contemplated negotiation with the Company’s executive officers of their post-closing employment or management arrangements and the potential impact this could have on certainty of execution. In light of this discussion, our independent directors instructed Hogan Lovells to seek to get an agreement from CPPIB that any such negotiations should not commence until after execution of a merger agreement.

On June 12, 2017, Party A informed representatives of HFF Securities that it had completed its due diligence based on non-public information, and as a result, was willing to increase its offer price to $22.25 per share on the same terms as previously proposed in the draft merger agreement it provided. Also on June 12, 2017, Hogan Lovells, on behalf of the Company, sent to Sullivan & Cromwell, on behalf of CPPIB, a revised draft of the proposed term sheet, which included a proposed per share purchase price of $23.75 and made certain other revisions, including limited match rights, specifying that post-closing employment terms with the Company’s executive officers would be negotiated after execution of a merger agreement and that full specific performance and damages for breach would be available to the parties.

On June 13, 2017, Sullivan & Cromwell, on behalf of CPPIB, provided Hogan Lovells with a revised draft of the term sheet. The revised term sheet proposed a purchase price of $22.85 and clarified that there would be no deduction of transaction costs from such amount. Sullivan & Cromwell also informed Hogan Lovells that CPPIB was requiring management arrangements to be in place by signing of the merger agreement, although CPPIB was open to discussing the timing and format of such discussions within parameters set by the Board of Directors.

Later that same day, our Board of Directors met telephonically, with members of our management team and representatives of HFF Securities and Hogan Lovells participating. At the meeting, representatives of HFF Securities presented an update to the Board of Directors regarding the revised proposals received from CPPIB and Party A. Representatives of HFF Securities then presented certain parts of the valuation analysis it had previously provided to the Board of Directors, as well as updates on the Company’s average consensus net asset value published by analysts and the premium to recent net asset value based on the contemplated offer prices. For more information, see “The Mergers—Opinion of our Financial Advisor.” Mr. Heistand then discussed market forces in the Houston real estate market that should be considered in any valuation. Our Board of Directors then engaged in a lengthy discussion regarding the appropriate pricing level for a sale of the Company and the proper way to respond to the revised offers received from CPPIB and Party A. Following this discussion, our Board of Directors went into an executive session, with members of management, including Mr. Heistand, being excused from the meeting. During this executive session, our independent directors discussed with representatives of Hogan Lovells procedural concerns raised by CPPIB’s desired timing of its discussions with the Company’s management and whether the Company should insist on the inclusion of a “go shop” provision in the merger agreement. After a lengthy discussion, our independent directors determined that because CPPIB’s most recent proposal indicated that it required the management arrangements to be in place at the time of signing and because CPPIB’s offer was the strongest proposed offer, the Company’s executive management would be permitted to engage in discussions with CPPIB prior to execution of a merger agreement. However, these discussions should not commence, and the Company would not enter into exclusivity with CPPIB, until CPPIB and the Company had finalized the non-binding term sheet with agreement on all material terms of the transaction. Also, our independent directors determined that while the Company would continue to seek the inclusion of a “go shop” provision in the merger agreement, they believed that such a provision was not essential to obtain the highest price and other terms reasonably attainable in light of the process that the Company and the Board of Directors, with the assistance of HFF Securities, had undertaken on behalf of the stockholders and the customary fiduciary out contemplated by the term sheet. Our independent directors then instructed HFF Securities, on behalf of the Company, to propose a counteroffer to each of CPPIB and Party A with a $23.25 per share purchase price and a requirement that CPPIB, within two days of signing any exclusivity agreement, confirm with management that agreement regarding post-transaction employment is reasonably achievable.

Following this board meeting, on June 13, 2017, representatives of HFF Securities presented counteroffers to CPPIB and Party A.

On June 14, 2017, CPPIB contacted representatives of HFF Securities to orally increase its offer price to $22.95 per share, with the Company continuing to be allowed to pay a regular quarterly dividend without any adjustment for such dividends, 100% equity funding from CPPIB and no financing contingency. The offer did not include a go-shop but did include a fiduciary out and a 2.5% break fee. CPPIB and HFF Securities then engaged in oral negotiations regarding price and other deal terms. On that same day, HFF Securities, at the direction of the Board of Directors, counseled Party A that it would need to increase its offer price.

On June 15, 2017, Party A increased its offer price to $22.75 per share, emphasizing that this price was its best and final offer. That same day, Mr. Heistand called Party A to encourage Party A to increase its price and to emphasize to Party A that the Company was not predisposed toward any potential acquiror, and was seeking the highest price reasonably available from any potential acquiror, regardless of existing relationships or future employment opportunities. Also on June 15, 2017, CPPIB informed representatives of HFF Securities that it was standing firm on its offer price per share of $22.95.

On June 16, 2017, our Board of Directors met telephonically, and members of our management team and representatives of HFF Securities and Hogan Lovells participated in the meeting. At the meeting, representatives of HFF Securities provided an update on negotiations with CPPIB and Party A since the last board meeting on June 13, 2017. Our Board of Directors then discussed the benefits and risks of the proposals from CPPIB and

Party A, including price and other terms, timing considerations and certainty of closing. The Board of Directors then discussed the best way for the Company to satisfy CPPIB’s need to have management arrangements in place at the time of signing the merger agreement, without such discussions impacting certainty of execution or otherwise impacting the terms of the proposed transaction. After this discussion, the Board of Directors discussed allowing the Company’s management to engage in discussions with CPPIB for a period of not more than two days after the material business terms of the potential transaction were agreed upon by CPPIB and the Company with a view to confirming that agreement regarding the terms of post-transaction employment would be reasonably achievable. Our Board of Directors considered that if CPPIB and management were unable to reach agreement in principle on key employment terms within such short period, then the Company should be free to explore opportunities with alternative bidders. Our Board of Directors then went into an executive session, with members of management, including Mr. Heistand, being excused from the meeting. During this executive session, our independent directors discussed with representatives of Hogan Lovells and HFF Securities the appropriate strategy for responding to each of CPPIB and Party A, including a discussion of our directors’ duties under Maryland law in a transaction involving a change of control with respect to its consideration of the proposed transactions. In addition to pricing considerations, our independent directors discussed the importance of closing certainty to the Company. Our independent directors then resolved to inform Party A that their price offered was insufficient. Our independent directors then determined to move forward with CPPIB’s offer of $22.95 per share (provided that the Company could continue to pay regular quarterly dividends through the closing date), but asked that HFF Securities provide a counter-offer to CPPIB proposing a 2.0% termination fee, a “go shop” provision, a one-day period for management to discuss post-closing employment terms with CPPIB and an exclusivity period only through June 30, 2017. Our independent directors also resolved to allow the Company’s management to begin to engage in discussions with CPPIB after the Company had received an initial draft of the merger agreement and Hogan Lovells had confirmed that the draft merger agreement was consistent with the material business terms agreed by CPPIB and the Company, as reflected in the final term sheet. This proposal was then communicated by HFF Securities to CPPIB.

On June 19, 2017, the independent members of our Board of Directors met telephonically in an executive session, and Ms. Holmes-Kidd and representatives of HFF Securities and Hogan Lovells participated in the meeting. At the meeting, representatives of HFF Securities updated our independent directors on its negotiations with Party A and CPPIB. Representatives of HFF Securities reported that Party A would not increase its offer price any further beyond its already proposed offer of $22.75 per share. Representatives of HFF Securities also reported that, as instructed by the Board of Directors, they had proposed to CPPIB that the Company would be willing to accept a purchase price of $22.95 per share, with the ability to continue paying its regular dividend, provided that the Company had a “go shop” provision, a 2.0% termination fee, a one day discussion period with management regarding post-transaction employment or management terms in order to confirm that agreement on such terms would be reasonably achievable and an exclusivity period only through June 30, 2017. HFF Securities reported that in response, CPPIB countered with a 2.25% termination fee and a commitment to signing a merger agreement by June 30, 2017, but had not increased its price and had rejected the inclusion of a “go shop” provision. Further, CPPIB also agreed to limit the discussions with the Company’s management team to not more than two days in order to confirm that agreement regarding post-transaction employment or management terms would be reasonably achievable and only after the material terms of the transaction had been finalized. Our independent directors then engaged in a discussion about the potential process for the conduct of discussions between the Company’s management and CPPIB regarding post-closing employment or management arrangements. Following this discussion, our independent directors decided to move forward with CPPIB based on CPPIB’s latest offer, as relayed by HFF Securities, but authorized and directed HFF Securities to negotiate for a $23.05 per share purchase price in exchange for an agreement to cease paying any regular quarterly common stock dividends after the Company’s June 30, 2017 dividend. Finally, our independent directors approved entry into an exclusivity agreement with CPPIB that will expire on June 30, 2017, provided that exclusivity would terminate on June 23, 2017 if CPPIB and the Company’s management team did not confirm by June 30, 2017 that agreement on the material terms of the management team’s post-closing employment or management arrangements was reasonably achievable by June 30, 2017.

Later that same day, the Company and CPPIB finalized the non-binding term sheet, which provided for a $23.05 per share cash purchase price and a 2.25% termination fee, with the Company being prohibited from paying its regular quarterly common stock dividend between signing and closing without CPPIB’s consent and with a purchase price adjustment if any such dividends are paid. The Company then entered into an exclusivity agreement with CPPIB, with an 11-day exclusivity period expiring on June 30, 2017. However, the exclusivity agreement provided that exclusivity would automatically terminate on June 23, 2017 if CPPIB and the Company’s management team did not confirm by June 23, 2017 that agreement on the material terms of the management team’s post-closing employment or management arrangements was reasonably achievable by June 30, 2017.

On June 20, 2017, Hogan Lovells, on behalf of the Company, received an initial draft of the merger agreement from Sullivan & Cromwell, on behalf of CPPIB. Later that day, having confirmed that the draft merger agreement was consistent with the material financial terms of the final term sheet, our Board of Directors authorized senior management of the Company to commence negotiations with CPPIB regarding the material terms of their post-closing employment or management arrangements.

On June 20, 2017, Sullivan & Cromwell, on behalf of CPPIB, provided an initial draft of a management term sheet to Messrs. Heistand and Bates, as well as Jayson Lipsey, our Chief Operating Officer, and Scott Francis, our Chief Financial Officer, regarding their continued employment with the Company following the closing of the potential transaction. On June 22, 2017, CPPIB notified the Company, and Ms. Holmes-Kidd then notified the Board of Directors, that an agreement regarding key post-closing employment or management terms was reasonably expected to be reached by the end of the exclusivity period, thereby continuing the exclusivity period until June 30, 2017.

From June 20, 2017 through June 26, 2017, CPPIB and Sullivan & Cromwell, and Messrs. Heistand, Lipsey, Francis and Bates and their counsel, Morrison & Foerster LLP (“Morrison & Foerster”), negotiated and finalized the management term sheet, including a meeting in New York, New York on June 22, 2017 between these executives and CPPIB.

From June 22, 2017 through June 28, 2017, Hogan Lovells and Sullivan & Cromwell negotiated the terms of the merger agreement and related documentation.

On June 26, 2017, following a conference call to discuss certain tax matters and their impact on the structure of the Company Merger, the parties determined that the most tax-efficient approach to the transaction was to reverse the direction of the REIT-level merger from a forward merger to a reverse triangular merger, so that Merger Sub merged with and into the Company, with the Company surviving the merger.

Also on June 26, 2017, CPPIB indicated that it would be unwilling to execute a definitive merger agreement unless each of Messrs. Heistand, Lipsey, Francis and Bates executed a binding letter agreement with CPPIB and the Company to amend his employment agreement with the Company, which would become effective only upon consummation of the Mergers, to provide for the terms negotiated in the management term sheet. In addition, in light of the tax structuring conversations described above, CPPIB indicated that the letter agreements would be required to contain a covenant requiring the executives to invest an amount, collectively, equal to at least 1% of the equity securities of CPPIB’s acquisition vehicle post-closing for a least the one year period following the closing (which would require additional investment if the executives’ separate obligation to invest their after-tax cash proceeds in respect of the cash-out of their outstanding equity awards in connection with the transaction was not sufficient to achieve the 1% level). On June 27, 2017, Sullivan & Cromwell provided Morrison & Foerster with initial drafts of these letter agreements for each executive. From June 27, 2017 through June 29, 2017, CPPIB and Sullivan & Cromwell, and Messrs. Heistand, Lipsey, Francis and Bates and Morrison & Foerster, negotiated and finalized the terms and conditions of these letter agreements.

On June 27, 2017, Hogan Lovells and Sullivan & Cromwell participated in a conference call with counsel to Mr. Thomas to discuss the Company’s obligations under the side letter with the Thomas parties (the “Thomas

Letter”), but no agreement was reached between CPPIB and Mr. Thomas regarding any opportunities that may be afforded to Mr. Thomas pursuant to the Thomas Letter. Sullivan & Cromwell also reviewed with counsel to Mr. Thomas CPPIB’s proposed terms for the New Partnership Preferred Units to be offered to the outside limited partners as an alternative to the cash per unit merger consideration.

On June 28, 2017, our Board of Directors met telephonically, with members of our management team and representatives of HFF Securities and Hogan Lovells participating in the meeting, to discuss updates regarding negotiation of the merger agreement and related transaction documents. At this meeting, HFF Securities preliminarily presented our Board of Directors with its financial analyses as to the fairness, from a financial point of view, of the proposed per share merger consideration to be offered to the Company’s stockholders in the proposed transaction. Representatives of Hogan Lovells provided a review of the duties of directors under Maryland law, including with respect to the consideration of change of control transactions. Finally, representatives of Hogan Lovells presented the Board of Directors with a summary of the terms of the merger agreement and related transaction documents. Our Board of Directors then engaged in a discussion of the terms of the transaction, including the remaining outstanding material terms of the Merger Agreement and related transaction documents that were subject to continued negotiation between the parties, as well as the expected timing of signing the definitive Merger Agreement.

Throughout the day on June 28, 2017, Hogan Lovells and Sullivan & Cromwell participated in conference calls to negotiate and resolve open matters in the merger agreement and related transaction documents.

Also on June 28, 2017 and June 29, 2017, representatives of Mr. Thomas contacted Sullivan & Cromwell to discuss what opportunities may be afforded to Mr. Thomas pursuant to the Thomas Letter, but no agreement was reached regarding any opportunities.

On June 29, 2017, Hogan Lovells, on behalf of the Company, and Sullivan & Cromwell, on behalf of CPPIB, exchanged drafts of the merger agreement and related transaction documents and continued to negotiate the final terms of the proposed transaction. In a revised draft of the merger agreement proposed by CPPIB, CPPIB included a change to the payment structure, which was designed to reduce the amount of cash held by the Company at the effective time of the Company Merger. This change reduced the stated per share merger consideration to $19.05 per share, but added a provision requiring the Company to pay a special dividend before closing equal to $4.00 per share and partnership unit, which together equaled an aggregate price per share equal to $23.05.

Also on June 29, 2017, our Board of Directors met telephonically, with members of our management team and representatives of HFF Securities and Hogan Lovells participating in the meeting, to discuss updates regarding the potential transaction and for our Board of Directors to consider approving the proposed Company Merger and the other transactions contemplated under the merger agreement. Representatives of Hogan Lovells provided the Board of Directors with an update regarding the changes to the merger agreement and related transaction documents since the Board of Directors meeting on the previous day and an overview of each of the resolutions proposed to be adopted by the Board of Directors at the meeting. Also at this meeting, HFF Securities reviewed with our Board of Directors its financial analyses and rendered an oral opinion, confirmed by delivery of a written opinion dated June 29, 2017, to our Board of Directors to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in the opinion, the price provided for in the Company Merger was fair, from a financial point of view, to the holders of our common stock. After discussion, our Board of Directors unanimously determined that the Company Merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interests of the Company and its stockholders and approved the Company Merger, the entering into the Merger Agreement and the other transaction documents and further resolved to recommend to our stockholders that they vote to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Throughout the day on June 29, 2017, Hogan Lovells and Sullivan & Cromwell continued to negotiate and finalize the merger agreement and the related transaction documents.

Between June 25, 2017 and June 29, 2017, Sullivan & Cromwell and Ropes & Gray LLP, as counsel to TPG, engaged in discussions and negotiations leading to a Voting and Support Agreement with respect to shares of common stock held by TPG.

Also on June 29, 2017, each of Messrs. Heistand, Lipsey, Francis and Bates entered into his respective letter agreement relating to post-closing employment terms with CPPIB and the Company, which will become effective upon the closing of the Mergers.

Later on June 29, 2017, representatives of the Company and CPPIB executed the Merger Agreement and related transaction documents. A joint press release announcing the Mergers was released prior to the opening of trading on June 30, 2017.

Reasons for the Mergers; Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the Mergers, the Merger Agreement and the transactions contemplated thereby and has declared the Company Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement and “FOR” the approval of adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

In the course of evaluating the Mergers, the Merger Agreement and the transactions contemplated thereby, the Board of Directors consulted with our management and legal and financial advisors and carefully considered, including through executive sessions of the Company’s independent directors, a number of factors that the Board of Directors believed supported its decision to approve the Mergers, the Merger Agreement and the transactions contemplated thereby and recommend adoption and approval by Parkway stockholders of the Company Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

•	our Board of Directors’ knowledge of the business, operations, financial condition, earnings and prospects of the Company, as well as its knowledge of the current and prospective environment in which the Company operates, including economic and market conditions;

•	our Board of Directors’ belief, following a review of possible strategic alternatives to the Mergers and having consulted with management and the Company’s financial advisors regarding the possible strategic alternatives, that the Mergers are more favorable to the Company’s stockholders than other strategic alternatives available to the Company, including remaining an independent public company;

•	the current and historical trading price for a share of Parkway’s common stock and the fact that the per share transaction consideration of $23.05 (consisting of $19.05 per share merger consideration plus the Special Dividend of $4.00 to be paid, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017) represents a premium of approximately 14.3% when compared to the Company’s 30-day volume weighted average price ended June 29, 2017 and a premium of approximately 13.1% when compared to the prior closing price the day before the announcement of the transaction;

•	the course of negotiations between the Company and CPPIB resulting in a price per share of Parkway’s common stock that was higher than the original offer price from CPPIB and higher than the offers we received from other potential investors;

•	the risks and uncertainty of remaining an independent public company, given the company’s smaller scale relative to other public office REITs, which has caused our cost of capital to remain higher than that of our larger peers, and our smaller public float and greater net asset value discount as compared to larger public office REITs, which has presented a significant impediment to our ability to raise equity capital;

•	favorable conditions for sale transactions in the real estate markets generally and the office sector specifically, including prices for real estate assets being at or near historical highs while capitalization rates are at or near historical lows, the low interest rate environment and the possibility that interest rates may rise in the future.

•	general macroeconomic challenges and economic weakness, especially in the Houston market, such as declines in commodity prices or increases in the supply of office space, that could impede rent increases or cause declines in rent or increased vacancy in our portfolio, which is concentrated in the office real estate industry in Houston;

•	the terms and conditions of the Merger Agreement, which were negotiated by management, on behalf of the Board of Directors, and reviewed by the Board of Directors in consultation with its legal and financial advisors, and the fact that such terms were the product of arm’s-length negotiations between the parties;

•	the Company’s ability to terminate the Merger Agreement, under certain circumstances, in order to enter into a definitive agreement providing for a superior proposal if our Board of Directors determines, after consultation with advisors and after taking into account any changes to the terms of the Merger Agreement proposed by Parent, that the superior proposal continues to be a superior proposal, subject to payment of a termination fee of $26.4 million;

•	our Board of Directors’ ability, under the Merger Agreement, to withdraw, modify or amend its recommendation that our stockholders vote to approve the Company Merger under certain circumstances, subject to payment of a termination fee of $26.4 million if Parent elects to terminate the Merger Agreement in such circumstances;

•	the fact that the $26.4 million termination fee and the up to $10 million expense reimbursement payable by us in certain circumstances, were negotiated by management, on behalf of the Board of Directors, and evaluated by our Board of Directors in consultation with its legal and financial advisors, and were determined by our Board of Directors to be reasonable and unlikely to unduly impede the ability of a third party to make a superior proposal;

•	the opinion of HFF Securities L.P., dated June 29, 2017, to the Company’s Board of Directors as to the fairness from a financial point of view and as of such date, to the holders (other than Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub or any wholly owned subsidiary of the Company) of common stock of the consideration to be received in the Company Merger, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken, as more fully described below in the section entitled “Opinion of Our Financial Advisor;”

•	the fact that the merger consideration will provide Company stockholders with immediate fair value, in cash, for all of their shares of Parkway’s common stock;

•	the high likelihood that the Mergers will be completed in a timely manner given the commitment of both parties to completing the transactions pursuant to their respective obligations under the Merger Agreement, CPPIB’s size and financial liquidity, the lack of a financing condition for the Mergers, the amount committed by CPPIB pursuant to the Equity Commitment Letter that would cover the aggregate consideration to be paid pursuant to the Mergers and the absence of any other significant closing conditions under the Merger Agreement, other than the stockholder approvals; and

•	the fact that the Mergers would be subject to the approval of our stockholders, and the fact that our stockholders would be free to reject the Mergers by voting against the Company Merger for any reason, including if a higher offer were to be made prior to the Special Meeting (although we may be required to pay a termination fee under certain circumstances if we subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the Company Merger and the Merger Agreement, including the following material factors:

•	the Mergers would preclude our stockholders from having the opportunity to participate in the future performance or appreciation of our assets, future potential earnings growth, future potential appreciation of the value of our common stock or future dividends that could be realized depending on our future performance;

•	the significant costs involved in connection with entering into and completing the Mergers, the substantial time and effort of management required to consummate the Mergers and related disruptions to the operation of our business;

•	the possibility of a higher per share merger consideration if the transaction were marketed in a broader manner canvassing potential buyers in an organized, confidential process;

•	the restrictions on the conduct of our business prior to the completion of the Mergers, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Mergers;

•	the possibility that the Mergers or the other transactions contemplated by the Merger Agreement may not be completed, or that their completion may be delayed for reasons that are beyond the control of Parkway or CPPIB, including the failure of our stockholders to approve the Merger, or the failure of Parkway or CPPIB to satisfy other requirements that are conditions to closing the Mergers, which could negatively affect the price of our common stock and/or the future business and financial results;

•	the potential harm to relationships with our employees, tenants, joint venture partners and other business associates, and potential diversion of management and employee attention away from the day-to-day operation of our business, as a result of the pendency of the Mergers or failure to complete the Mergers; and

•	our inability to solicit competing acquisition proposals and the possibility that a termination fee of $26.4 million payable by us upon the termination of the Merger Agreement under the circumstances described in the Merger Agreement (see “The Merger Agreement—Acquisition Proposals”) could discourage other potential bidders from making a competing bid to acquire us.

In addition to the factors described above, the Board of Directors considered the fact that some of our directors and executive officers have other interests in the Mergers that are different from, or in addition to, the interests of our stockholders generally, as discussed herein under “—Interests of Directors and Executive Officers in the Merger.”

The above discussion of the factors considered by our Board of Directors is not intended to be exhaustive and is not provided in any specific order or ranking, but does set forth material factors considered by our Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, our Board of Directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. Our Board of Directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with the Company’s management and legal and financial advisors, overall considered these factors to be favorable to, and to support, its determination regarding the Mergers, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement. This explanation of the Company’s reasons for entering into the Company Merger and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements.”

For the reasons set forth above, our Board of Directors has unanimously approved the Mergers, the Merger Agreement and the other transactions contemplated by the Merger Agreement and has declared the Company Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of the Company and our stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Company Merger and the other transactions contemplated by the Merger Agreement and “FOR” the proposal to approve adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the other transactions contemplated by the Merger Agreement.

Opinion of Our Financial Advisor

Parkway has retained HFF Securities to act as Parkway’s financial advisor in connection with the Company Merger. HFF Securities is the real estate investment banking affiliate of HFF, Inc., which focuses on providing mergers and acquisitions advisory, equity placement and corporate finance services with core expertise and a depth of knowledge in the institutional real estate marketplace, and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Parkway selected HFF Securities to act as Parkway’s financial advisor in connection with the Company Merger on the basis of HFF Securities’ experience with similar transactions, its reputation in the investment community and its familiarity with Parkway and its business.

On June 29, 2017, at a meeting of the Board of Directors held to evaluate the Company Merger, HFF Securities delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated June 29, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the per share transaction consideration to be received by holders (other than Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub or any wholly owned subsidiary of Parkway) of Parkway common stock was fair, from a financial point of view, to such holders.

The full text of HFF Securities’ written opinion to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated by reference herein in its entirety. The following summary of HFF Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. HFF Securities delivered its opinion to the Board of Directors for the benefit and use of the Board of Directors (in its capacity as such) in connection with and for purposes of its evaluation of the per share transaction consideration from a financial point of view. HFF Securities’ opinion does not address any other terms or aspects of the Company Merger and no opinion or view was expressed as to the relative merits of the Company Merger in comparison to other strategies or transactions that might be available to Parkway or in which Parkway might engage or as to the underlying business decision of Parkway to proceed with or effect the Company Merger. HFF Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Company Merger or any related matter.

In connection with rendering its opinion, HFF Securities:

(i)	reviewed documentation provided by management of Parkway, including historical audited financial statements and certain internal financial statements and other operating data concerning Parkway prepared by the management of Parkway;

(ii)	analyzed certain financial forecasts prepared by the management of Parkway, which forecasts Parkway has represented to HFF Securities are consistent with the best judgments of Parkway’s management as to the future financial performance of Parkway and are the best currently available forecasts with respect to such future financial performance of Parkway;

(iii)	discussed the past and current operations, capitalization and financial condition and the prospects of Parkway with senior executives of Parkway;

(iv)	compared the operating performance of Parkway with that of certain other publicly traded companies that HFF Securities considered to be generally relevant;

(v)	reviewed the financial terms, to the extent publicly available, of certain transactions that HFF Securities considered to be relevant;

(vi)	reviewed the trading history for Parkway’s Common Stock and a comparison of that trading history with the trading histories of other publicly traded companies that HFF Securities considered to be generally relevant;

(vii)	considered the results of HFF Securities’ efforts on behalf of Parkway to solicit, at the direction of Parkway, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Parkway;

(viii)	reviewed the draft Merger Agreement dated June 29, 2017 and certain related documents;

(ix)	reviewed documents filed by Parkway with the SEC and other publicly available business and financial information, including research analyst reports; and

(x)	performed such other analyses, studies and investigations, and considered such other factors, as HFF Securities has deemed appropriate.

HFF Securities assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with HFF Securities (including information that is available from generally recognized public sources) for the purposes of its opinion. With respect to the financial projections provided to HFF Securities, with Parkway’s consent, HFF Securities assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of senior management of Parkway as to the future financial performance of Parkway and the other matters covered thereby. HFF Securities assumes no responsibility for and expresses no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and HFF Securities has relied upon the assurances of the senior management of Parkway that they are unaware of any facts that would make the information provided to or reviewed by HFF Securities incomplete or misleading. In rendering HFF Securities’ opinion, HFF Securities expresses no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. HFF Securities has not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Parkway or its subsidiaries nor has HFF Securities been furnished with any such valuations or appraisals. In particular, HFF Securities does not express any opinion as to the value of any asset or liability of Parkway or any of its subsidiaries, whether at current market prices or in the future. HFF Securities has not assumed any obligation to conduct, nor has HFF Securities conducted, any physical inspection of the properties or facilities of Parkway. In arriving at our opinion, HFF Securities has not taken into account any litigation that is pending or may be brought against Parkway or any of its affiliates or representatives. In addition, HFF Securities has not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, HFF Securities has assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of Parkway or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to Parkway or any of its subsidiaries, was made available to HFF Securities. HFF Securities also assumed, with Parkway’s consent, that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by HFF Securities, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to HFF Securities’ analyses. In addition, HFF Securities has assumed, with Parkway’s consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Mergers will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to HFF Securities’ analyses, have an adverse effect on Parkway or the contemplated benefits of the Company Merger. In addition, HFF Securities is not a legal, accounting, regulatory or tax expert and with Parkway’s consent HFF Securities has relied, without independent verification, on the assessment of Parkway and its advisors with respect to such matters. HFF Securities’ opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to HFF Securities as of June 29, 2017. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, HFF Securities does not have any obligation to update, revise or reaffirm its opinion. HFF Securities does not express any view or opinion as to the price at which any share of Parkway Common Stock or any other security may trade at any time, including subsequent to the date of its opinion. The credit, financial and stock markets as well as industries in which Parkway operates have experienced, and continue to experience, volatility and HFF Securities expresses no opinion or view as to any potential effects of such volatility on Parkway or the Company Merger.

HFF Securities’ opinion addresses only the fairness, from a financial point of view, to the holders of Parkway Common Stock of the per share transaction consideration to be paid to such holders in the Company Merger, and HFF Securities does not express any view as to the fairness of the Company Merger to, or any consideration of, the holders of any other class of securities of Parkway, creditors or other constituencies of Parkway or its subsidiaries or any other term of the proposed Company Merger or the other matters contemplated by the Merger Agreement. HFF Securities has not been asked to, nor does it, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Company Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Company Merger will be consummated. Furthermore, HFF Securities expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Company Merger, or any class of such persons, relative to the per share transaction consideration to be received by the holders of Parkway Common Stock in the Company Merger or with respect to the fairness of any such compensation. HFF Securities does not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which HFF Securities understands Parkway has received such advice as it deems necessary from qualified professionals, and which advice HFF Securities has relied upon in rendering its opinion. HFF Securities expresses no view or opinion as to the financing of the Company Merger or the terms or conditions upon which it is obtained. HFF Securities’ opinion does not address the underlying business decision of Parkway to engage in the Company Merger or the relative merits of the Company Merger as compared to any strategic alternatives that may be available to Parkway.

Summary of Financial Analysis

The following is a summary of the material financial analyses provided by HFF Securities to the Board of Directors in connection with the proposed transaction. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinions of, HFF Securities, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by HFF Securities.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by HFF Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by HFF Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by HFF Securities.

For purposes of the analyses described below, (i) the term “per share transaction consideration” refers to the $19.05 per share cash merger consideration payable to the holders of Common Stock pursuant to the Merger Agreement plus the pro rata payment by Parkway of the Special Dividend, to occur two business days prior to the Effective Time of the Company Merger, (ii) the term “25th percentile” refers to the high end of the lowest 25% of the applicable observed overall range and (iii) the term “75th percentile” refers to the low end of the highest 25% of the applicable observed overall range. Additionally, for the purposes of the Discounted Cash Flow and Comparable Public Company analyses, HFF Securities made certain modifications to the adjusted EBITDA metric provided by management to exclude certain non-recurring and non-cash items and other adjustments such as straight-line rent, mark-to-market adjustments, amortization of share-based compensation and interest and other income.

Net Asset Value Analysis

HFF Securities performed a net asset value analysis of Parkway by calculating gross real estate asset value of the properties based on property-level net operating income and cash flows as provided by management, to reflect capital markets activity, capital improvements plans and recent lease signings across the properties. An implied per share equity value reference range for Parkway was then calculated based on Parkway’s total implied gross real estate value at share, plus Parkway’s estimated cash and cash equivalents, restricted cash, rent and other receivables, and other tangible assets as of September 30, 2017, as estimated by Parkway’s management, less Parkway’s outstanding liabilities, as estimated by Parkway’s management, including indebtedness under Parkway’s mortgage debt (taking into account the pro rata share of mortgage debt from the Greenway Properties joint venture), the liquidation preference of preferred units of Parkway Properties LP, marked-to-market debt adjustments, other tangible liabilities and transaction related expenses and costs divided by the total number of fully diluted shares of Common Stock and partnership units of Parkway Properties LP outstanding. This analysis indicated the following approximate implied per share equity value reference range for Parkway, as compared to the per share transaction consideration:

Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
$22.53 – $25.28	$23.05

Discounted Cash Flow Analysis

HFF Securities performed a discounted cash flow analysis of Parkway by calculating the estimated present value as of September 30, 2017 of the standalone unlevered, after-tax free cash flows that Parkway was forecasted to generate during the twelve-month periods ending September 30, 2018 through September 30, 2022, according to management projections through the 2020 calendar year and extrapolated from certain management assumptions made with respect to the period prior to September 30, 2020 and applied by HFF Securities to the period thereafter. HFF Securities calculated terminal values for Parkway by applying to Parkway’s standalone terminal unlevered, after-tax free cash flows a selected range of perpetuity growth rates of 2.75% to 3.25%. The unlevered, after-tax free cash flows and terminal values were then discounted to present value (as of September 30, 2017) using a selected range of discount rates of 7.50% to 8.00%. This analysis indicated the following approximate implied per share equity value reference range for Parkway, as compared to the per share transaction consideration:

Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
$20.76 – $25.59	$23.05

Comparable Public Companies Analysis

HFF Securities reviewed publicly available financial and stock market information of Parkway and the following seven selected companies that HFF Securities viewed as generally relevant as U.S. publicly traded REITs with exposure to the Houston market, exposure to secondary markets (in contrast to gateway markets like New York City, Boston or San Francisco) and exposure to a limited number of markets (in contrast to exposure to a large and diverse number of markets), collectively referred to as the selected REITs:

•	Highwoods Properties Inc.

•	Cousins Properties Incorporated

•	Piedmont Office Realty Trust, Inc.

•	Brandywine Realty Trust

•	Equity Commonwealth

•	Franklin Street Properties Corp.

•	TIER REIT, Inc.

HFF Securities reviewed, among other things, closing stock prices on June 29, 2017 of the selected REITs as a multiple of calendar year 2018 estimated funds from operations (“FFO multiple”), and enterprise value of selected REITs as a multiple of calendar year 2018 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA multiple”) HFF Securities also analyzed the premium or discount represented by the ratio of the closing stock prices to SNL Advisors’ estimated net asset value (“NAV”) Financial data of the selected REITs were based on publicly available consensus estimates. Financial data of Parkway were based on estimates provided by management and publicly available consensus estimates for NAV.

The implied overall low to high calendar year 2018 estimated FFO multiples for the selected REITs were 10.0x to 28.4x (with a mean of 14.4x and a median of 11.7x). The implied overall low to high calendar year 2018 estimated EBITDA multiples for the selected REITs were 10.2x to 15.8x (with a mean of 12.9x and a median of 11.9x). The implied overall discount to NAV was 22% at the low end and a premium to NAV of 6% at the high end, when compared to the closing stock price as of June 29, 2017 of the selected REITs (with a mean premium to NAV of 8% and median discount to NAV of 6%).

HFF Securities then applied selected ranges of calendar year 2018 estimated FFO multiples derived from the selected REITs, estimated EBITDA multiples derived from the selected REITs and the premium or discount represented by the ratio of stock prices to SNL Advisors’ estimated NAV, excluding transaction costs, and incorporating certain other adjustments and assumptions, to corresponding data of Parkway based on management’s estimates and SNL Advisors’ estimated NAV after adjusting for estimated transaction related expenses and costs. The following table reflects the results of this analysis:

	Range		Implied Per Share Equity Value Reference Range
	Low	High	Low	High
Enterprise Value to / 2018E EBITDA	12.0x	14.5x	$19.40	$23.89
Price / 2018E FFO	12.0x	15.0x	$18.12	$22.64
Share Price Premium / Discount to NAV	(5.0%)	10.0%	$19.63	$22.84

This analysis indicated the following approximate implied per share equity value reference ranges for Parkway, as compared to the per share transaction consideration:

Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
$18.12 – $23.89	$23.05

No company or business used in this analysis is identical or directly comparable to Parkway. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Parkway was compared.

Selected Precedent Transaction Analysis

HFF Securities also performed an analysis of selected precedent transactions involving publicly-traded REITs in precedent transactions that shared certain characteristics with the Company Merger.

Based on publicly available information, HFF Securities identified the following thirteen publicly announced and completed transactions involving REITs acquired in all-cash transactions occurring since January 1, 2012:

Selected Precedent Transactions

Transaction Announcement Date	Acquirer	Target
June 2017	Government Properties Income Trust	First Potomac Realty Trust
February 2017	Tricon Capital Group Inc.	Silver Bay Realty Trust Corp.
January 2017	Starwood Capital Group Management, L.L.C.	Milestone Apartments Real Estate Investment Trust
February 2016	Brookfield Asset Management Inc.	Rouse Properties, Inc.
December 2015	DRA Advisors LLC	Inland Real Estate Corporation
October 2015	Harrison Street Real Estate Capital, LLC	Campus Crest Communities, Inc.
October 2015	Blackstone Group L.P.	BioMed Realty Trust, Inc.
September 2015	Blackstone Group L.P.	Strategic Hotels & Resorts, Inc.
June 2015	Lone Star Investment Advisors, LLC	Home Properties, Inc.
April 2015	Brookfield Asset Management Inc.	Associated Estates Realty Corporation
April 2015	Blackstone Group L.P.	Excel Trust, Inc.
October 2014	EDENS, Inc.	AmREIT, Inc.
April 2013	Brookfield Office Properties Inc.	MPG Office Trust, Inc.

Additionally, based on publicly available information, HFF Securities identified the following selected thirteen publicly announced and completed transactions involving companies that own and operate primarily office buildings acquired in transactions that closed since January 1, 2006:

Additional Selected Precedent Transactions

Transaction Announcement Date	Acquirer	Target
June 2017	Government Properties Income Trust	First Potomac Realty Trust
April 2016	Cousins Properties Incorporated	Parkway Properties, Inc.
September 2013	Parkway Properties, Inc.	Thomas Properties Group, Inc.
April 2013	Brookfield Office Properties Inc.	MPG Office Trust, Inc.
July 2007	Liberty Property Trust	Republic Property Trust

Transaction Announcement Date	Acquirer	Target
May 2007	Morgan Stanley Real Estate Funds	Crescent Real Estate Equities Company
November 2006	Blackstone Group, L.P.	Equity Office Properties Trust
November 2006	JPMorgan Chase & Co.	Columbia Equity Trust, Inc.
August 2006	SL Green Realty Corp.	Reckson Associates Realty Corporation
August 2006	Morgan Stanley Real Estate Funds	Glenborough Realty Trust Incorporated
June 2006	Grace Holdings LLC	Trizec Properties, Inc.
March 2006	Blackstone Group, L.P.	CarrAmerica Realty Corporation
October 2005	Brandywine Realty Trust	Prentiss Properties Trust

HFF Securities reviewed, among other things, the premiums paid to the target companies’ unaffected stock prices (defined as the stock price on the day prior to the announcement of the transaction for such selected precedent transaction). The overall observed 25th percentile and 75th percentile unaffected stock price premiums paid in all transactions reviewed were 1% and 17%, respectively. HFF Securities also reviewed the premiums or discounts paid to the target companies’ NAV (as determined by publicly available information). The overall observed 25th percentile and 75th percentile unaffected premium or discount to NAV in all transactions reviewed were discount of 2% and premium of 15%, respectively. HFF Securities then applied selected ranges, incorporating certain adjustments and assumptions, of premium to Parkway’s share price as of June 29, 2017 and applied ranges of premium to Parkway’s SNL Advisors’ estimated NAV per share, which was adjusted for estimated transaction related expenses and costs. This analysis indicated the following implied per share equity value reference range for a share of Parkway Common Stock, as compared to the per share transaction consideration:

	Premium Paid Range	Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
Prior Day Close Price	5% – 18%	$21.40 – $24.05	$23.05
Consensus NAV, less transaction expenses	0% – 15%	$20.70 – $23.91	$23.05

No transaction, company or business used in this analysis is identical or directly comparable to Parkway. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Parkway was compared.

Selected Houston Precedent Transaction Analysis

HFF Securities also performed an analysis of selected precedent single property or portfolio-level transactions involving Houston real estate in precedent transactions that shared certain characteristics with Parkway and the properties acquired in the Company Merger, including the submarkets in which Parkway’s properties are located.

HFF Securities reviewed the price per square foot paid on selected Houston precedent transactions. The overall observed 25th percentile and 75th percentile price per square foot range in all transactions analyzed were $198 and $247, respectively. An implied per share equity value reference range for Parkway was then calculated based on Parkway’s total implied gross real estate value at share, plus Parkway’s estimated cash and cash equivalents, restricted cash, rent and other receivables, and other tangible assets as of September 30, 2017, as estimated by Parkway’s management, less Parkway’s outstanding liabilities, as estimated by Parkway’s management, including indebtedness under Parkway’s mortgage debt (taking into account the pro rata share of mortgage debt from the Greenway Properties joint venture), the liquidation preference of preferred units of Parkway Properties LP, marked-to-market debt adjustments, other tangible liabilities and transaction related expenses and costs divided by the total number of fully diluted shares of Common Stock and partnership units of Parkway Properties LP outstanding. This analysis indicated the following implied per share equity value reference range for a share of Parkway Common Stock, as compared to the per share transaction consideration:

Implied Per Share Equity Value Reference Range	Per Share Transaction Consideration
$20.57 – $26.31	$23.05

No transaction, property, company or business used in this analysis is identical or directly comparable to Parkway. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Parkway was compared.

Other factors

HFF Securities also noted for the Board of Directors certain additional factors that were not considered part of HFF Securities’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•	Publicly available net asset value per share estimates of shares of Parkway Common Stock from seven Wall Street research analysts, which estimates were determined to range from a minimum of $17.42 (May 10, 2017) to a maximum of $24.50 (May 9, 2017) and an average of $21.36.

•	Publicly available target price per share of Parkway Common Stock from seven Wall Street research analysts, which estimates were determined to range from a minimum of $20.00 (May 10, 2017 and June 8, 2017) to a maximum of $24.50 (May 9, 2017) and an average of $21.29.

•	Historical trading performance of shares of Parkway Common Stock since October 7, 2016, the date of its spin-off from Cousins ($16.39 – $23.20); a volume trading analysis reviewing the period since October 7, 2016 volume of shares of Parkway Common Stock traded in certain closing stock price ranges.

General

As noted above, the discussion set forth above is a summary of the material financial analyses and other factors reviewed by HFF Securities with the Board of Directors in connection with the Mergers and is not a comprehensive description of all analyses undertaken or factors considered by HFF Securities. The preparation of a financial opinion or analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. HFF Securities believes that the analyses summarized above must be considered as a whole. HFF Securities further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying HFF Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, HFF Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Parkway. The estimates of the future performance of Parkway in or underlying HFF Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by HFF Securities’ analyses. These analyses were prepared solely as part of HFF Securities’ analysis of the fairness, from a financial point of view, of the proposed consideration payable by Parent in the Mergers and were provided to the Board of Directors in connection with its evaluation of the Mergers. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be HFF Securities’ view of the actual value of Parkway.

The type and amount of consideration payable in the transaction were determined through negotiations between the Board of Directors and Parent, rather than by any financial advisor, and were approved by the Board of Directors. The decision to enter into the Merger Agreement was solely that of the Board of Directors. As described above, HFF Securities’ opinion and analyses were only one of many factors considered by the Board of Directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Board of Directors, management or any other party with respect to the transaction or the consideration payable in connection with the Mergers.

The Company has agreed to pay HFF Securities for its services as financial advisor to the Board of Directors in connection with the transaction an aggregate fee currently estimated to be approximately $9.5 million, of which $1.5 million was payable upon delivery of its opinion and the balance is contingent upon consummation of the transaction. In addition, Parkway has agreed to reimburse HFF Securities for its reasonable expenses incurred in connection with HFF Securities’ engagement and to indemnify HFF Securities and certain related parties against specified liabilities, including liabilities under the federal securities laws.

HFF Securities’ opinion was approved by a committee of HFF Securities’ investment banking and other professionals in accordance with its customary practice. HFF Securities and its affiliates comprise a full-service securities firm engaged in investment, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies and individuals.

HFF Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parkway and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as arranger and securing financing on behalf of Parkway in connection with a joint venture transaction in April 2017 and (ii) acting as financial advisor to Parkway in connection with a property sale in December 2015. During the two-year period prior to the date of HFF Securities’ opinion, HFF Securities and its affiliates received or expected to receive for the services described in clauses (i) and (ii) above aggregate fees of approximately $3.14 million from Parkway and/or certain of its affiliates. HFF Securities and its affiliates may in the future provide, financial advice and services to Parkway, Parent or their respective affiliates for which HFF Securities and its affiliates would expect to receive compensation.

Unaudited Prospective Financial Information

Parkway does not as a matter of course make public long-term projections as to future revenues, earnings or other results, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the Mergers, Parkway’s management prepared and provided to our Board of Directors and financial advisor, HFF Securities L.P., for their use and reliance in connection with their respective financial analyses and opinions, certain nonpublic, internal financial projections regarding Parkway’s future operations for fiscal years 2017 through 2020. Parkway has included below a summary of these projections for the purpose of providing stockholders and investors access to certain nonpublic information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence your decision, if you are a Parkway stockholder, to vote for the Merger Proposal.

These internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of management, were prepared on a reasonable basis and reflect the best judgments and estimates available at the time they were prepared. The prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Parkway’s historical GAAP financial statements. The prospective financial information included in this Proxy Statement has been prepared by, and is the responsibility of, Parkway’s management. Ernst & Young LLP (which we refer to as “E&Y”), Parkway’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. The report of E&Y, Parkway’s independent registered public accounting firm, contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this Proxy Statement, relates to Parkway’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

While presented with numeric specificity, these internal financial projections were based on numerous variables and assumptions (including but not limited to assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Parkway) that are inherently subjective and uncertain and are beyond the control of Parkway’s management. Important factors that may affect actual results and cause these internal financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to Parkway’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business, economic, competitive, regulatory and financial market conditions and other factors described in the sections entitled “Cautionary Statement Concerning Forward-Looking Statements” and the risks described in the periodic reports filed by Parkway with the SEC, which reports can be found as described under “Where You Can Find More Information.” These internal financial projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Parkway stockholders are urged to review the most recent SEC filings of Parkway for a description of the reported results of operations and financial condition and capital resources during 2017, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this Proxy Statement.

The inclusion of a summary of these internal financial projections in this Proxy Statement should not be regarded as an indication that any of Parkway or its respective officers, directors, affiliates, advisors or other representatives considered these internal financial projections to necessarily be predictive of actual future events, and these internal financial projections should not be relied upon as such nor should the information contained in these internal financial projections be considered appropriate for other purposes. None of Parkway or its respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from these internal financial projections. Parkway undertakes no obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date these internal financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.

Parkway has not made and makes no representation to any Parkway stockholder in the Merger Agreement or otherwise, concerning these internal financial projections or regarding Parkway’s ultimate performance compared to the information contained in these internal financial projections or that the projected results will be achieved. Parkway urges all stockholders to review Parkway’s most recent SEC filings for a description of Parkway’s reported financial results.

Parkway Management Projections

The following is a summary of the unaudited prospective financial information for Parkway for the calendar years ending 2017 through 2020 prepared by Parkway’s management (which we refer to as the “Parkway Management Projections”). The Parkway Management Projections were prepared by Parkway’s management beginning on May 5, 2017 and are based solely on the information available to Parkway’s management at that time. The Parkway Management Projections were finalized on June 16, 2017.

The Parkway Management Projections were based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (1) cash flow projections based on Parkway’s business plan for 2017 through 2020; (2) certain levels of property-level net operating income (“NOI”) and capital costs based on property-specific assumptions; (3) scheduled amortization for existing debt, with no refinancing upon maturity; (4) no share issuances or buybacks during the projections period; and (5) an annual dividend on Parkway common stock of $0.40 per share in 2017, $0.80 per share in 2018, and increases of 3.0% annually thereafter. The Parkway Management Projections do not give effect to the Mergers.

The Parkway Management Projections were provided to the Parkway Board of Directors and Parkway’s financial advisor, HFF Securities L.P. The Parkway Management Projections were also provided to CPPIB and its financial advisor, Goldman Sachs. The following table presents a summary of the Parkway Management Projections for the fiscal years ending 2017 through 2020 for Parkway on a standalone basis and include Parkway’s share of partnerships and joint ventures.

	Year Ending December 31,
	2017E	2018E	2019E	2020E
	(in millions, except per share data)
Cash Net Operating Income(1)	$108.9	$106.4	$113.6	$125.7
Adjusted EBITDA(2)	$122.9	$103.0	$110.4	$121.9
Funds from Operations(3)	$77.6	$75.9	$86.1	$101.4
Funds from Operations per common share	$1.54	$1.51	$1.71	$2.02

(1)	Parkway defines net operating income (“NOI”) as income from office properties less property operating expenses. NOI is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.
(2)	Parkway defines Adjusted EBITDA as net income before interest expense, income taxes and depreciation and amortization expense, share-based compensation expense, impairment of real estate, gains and losses on sales of real estate and transaction and acquisition costs. Adjusted EBITDA is a non-GAAP financial measure that does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. Adjusted EBITDA measures 100% of the operating performance of Parkway Operating Partnership LP in which Parkway owns an interest. Parkway does not provide guidance on EBITDA in its public filings. For more information, see the section of this Proxy Statement entitled “—Opinion of our Financial Advisor.”
(3)	Parkway defines funds from operations (“FFO”) in accordance with the National Association of Real Estate Investment Trusts’ definition, which is net income (computed in accordance with GAAP), reduced by preferred dividends, excluding gains or losses from the sale of previously depreciable real estate assets, impairment charges related to depreciable real estate under GAAP, plus depreciation and amortization related to depreciable real estate. Further, Parkway does not adjust FFO to eliminate the effects of non-recurring charges. FFO measures 100% of the operating performance of Parkway Operating Partnership LP in which Parkway owns an interest. FFO is a non-GAAP financial measure and should not be considered as an alternative to net income as a measure of operating performance.

Equity Commitment Letter

Concurrently with the execution of the Merger Agreement on June 29, 2017, CPPIB executed and delivered to Parent the Equity Commitment Letter pursuant to which CPPIB committed to make an equity contribution to Parent of up to $1.05 billion at or prior to the Company Merger effective time. This equity contribution is to provide Parent the total funds needed to complete the Mergers, including the funds needed to:

•	pay our stockholders (and holders of the Company’s equity-based interests) the amounts payable to them by Parent under the Merger Agreement;

•	pay holders of partnership units that do not make a Unit Election the amounts payable to them by Parent under the Merger Agreement; and

•	pay all costs and expenses of Parent related to the Mergers;

CPPIB’s obligation to fund the equity contribution contemplated by the Equity Commitment Letter is subject to satisfaction in full, or waiver by Parent, of the mutual closing conditions under the Merger Agreement and the closing conditions to the obligations of the CPPIB Parties under the Merger Agreement. Pursuant to its terms, the Equity Commitment Letter may be enforced by Parent and by the Company, solely as a third-party beneficiary with respect to CPPIB’s obligation to fund the equity contribution to Parent, including the right to seek specific performance.

The Equity Commitment Letter and CPPIB’s obligations thereunder will terminate upon the earliest to occur of (a) the consummation of the Company Merger and (b) the termination of the Merger Agreement.

Syndication

Parent may, at or prior to the closing, allocate a portion of its commitment to fund the cash portion of the per share transaction consideration to one or more potential equity financing sources (the “Syndication”), provided that Parent will remain responsible for all of its obligations pursuant to the Merger Agreement in accordance with the terms and conditions thereof regardless of whether such obligations have been syndicated. In the event Parent determines to proceed with the Syndication, and subject to various limitations set forth in the Merger Agreement, we will use commercially reasonable efforts to cooperate with Parent as necessary in connection with the arrangement of such Syndication as may be customary and reasonably requested by Parent. Parent will promptly reimburse the Company and its subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company, its subsidiaries or their respective representatives in connection with such cooperation.

Closing of the Mergers

We expect to complete the Mergers in the fourth quarter of 2017. The Mergers cannot occur until at least two days following the Special Dividend, and the Special Dividend cannot occur until October 10, 2017. However, the Mergers are subject to various conditions, and it is possible that factors outside our control could result in the Mergers being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Mergers. We hope to complete the Mergers as soon as reasonably practicable following the satisfaction of all applicable conditions.

Interests of Our Directors and Executive Officers in the Mergers

In addition to their interests in the Mergers as stockholders and unitholders, our directors and executive officers have certain interests in the Mergers that may be different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Mergers and the Merger Agreement. Set forth below are descriptions of these interests, including interests in equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements that may be realized by virtue or as a result of the Mergers. The dates used in the discussions below to quantify certain of these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.

Options

Each of James R. Heistand, our President and Chief Executive Officer, and M. Jayson Lipsey, our Executive Vice President and Chief Operating Officer, hold options (all of which are vested) to shares of Parkway’s common stock under the Stock Plan. At the effective time of the Company Merger, each option, including options held by Messrs. Heistand and Lipsey, will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the total number of shares of common stock subject to the option immediately prior to the effective time of the Company Merger, multiplied by the excess, if any, of $23.05 per share transaction consideration over the exercise price per share of common stock under the option, less applicable withholding taxes.

The following table summarizes the outstanding options held by each of the Company’s executive officers, as of June 30, 2017, and sets forth an approximation of the consideration that each of them may become entitled to receive in connection with the cash settlement of their options in connection with the Mergers.

Name	Number of Options	Per Share Exercise Price	Total Payment with Respect to Options(1)
James R. Heistand	557,526	$22.00	$585,402
M. Jayson Lipsey	132,045	$22.00	$138,647
Scott E. Francis	—	—	—
Jason A. Bates	—	—	—

(1) Determined prior to the withholding of any applicable taxes.

Time-Based Restricted Stock Units

Each of our executive officers and certain other employees hold RSUs under the Stock Plan. At the Company Merger effective time, any vesting conditions applicable to each outstanding RSU, including those RSUs held by our executive officers, will automatically accelerate in full, and all restrictions will automatically lapse, and each RSU will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of common stock subject to the RSU immediately prior to the effective time of the Company Merger, multiplied by $19.05 (the per share merger consideration), plus the value of all dividend equivalents with respect to the RSUs (including the per share Special Dividend), less applicable withholding taxes.

The following table summarizes the outstanding RSUs held by each of the Company’s executive officers, as of June 30, 2017, and sets forth an approximation of the consideration that each of them may become entitled to receive in connection with the cash settlement of their RSUs in connection with the Mergers.

Name	Number of RSUs	Aggregate Accrued Dividend Equivalent Rights	Total RSU Payment(1)
James R. Heistand	73,890	$405,390	$1,812,995
M. Jayson Lipsey	38,051	$214,549	$939,421
Scott E. Francis	23,693	$124,427	$575,779
Jason A. Bates	20,690	$109,162	$503,307

(1) Determined prior to the withholding of any applicable taxes.

Performance- Based Restricted Stock Units

Each of our executive officers and certain other employees hold PSUs under the Stock Plan. At the Company Merger effective time, any vesting conditions applicable to each outstanding PSU, including those PSUs held by our executive officers, will automatically accelerate based on the greater of deemed achievement of target performance or actual performance (where the performance goals are pro-rated through the Company Merger effective time), and all restrictions will automatically lapse, and each PSU will automatically be cancelled in exchange for the right of the holder to receive a lump sum cash payment equal to the number of shares of common stock subject to the PSU immediately prior to the effective time of the Company Merger (after taking into account the accelerated vesting), multiplied by $19.05 (the per share merger consideration), plus the value of all dividend equivalents with respect to the PSUs (including the per share Special Dividend), less applicable withholding taxes.

Notwithstanding the foregoing, under the terms of the Merger Agreement, an executive officer and Parent may separately agree on an alternative approach to the vesting and settlement of the executive officer’s PSUs.

The following table summarizes the outstanding PSUs held by each of the Company’s executive officers, as of June 30, 2017, and sets forth an approximation of the consideration that each of them may become entitled to receive in connection with the cash settlement of their PSUs in connection with the Mergers.

Name	Target Number of PSUs	Stretch Number of PSUs(1)	Aggregate Accrued Dividend Equivalent Rights	Total PSU Payment(2)
James R. Heistand	74,027	42,558	$489,657	$2,710,608
M. Jayson Lipsey	32,572	18,726	$215,450	$1,192,677
Scott E. Francis	29,611	17,023	$195,864	$1,084,242
Jason A. Bates	23,689	13,619	$156,692	$867,409

(1)	In addition to the Target Number of PSUs, represents maximum number of PSUs to be granted upon the satisfaction of performance goals at the stretch performance level.
(2)	Assumes actual achievement of performance goals at the stretch performance level (where the performance goals are pro-rated through the Company Merger effective time). Determined prior to the withholding of any applicable taxes.

Employment Agreement Amendments

Our executive officers are expected to continue their employment with the Company after the closing of the Mergers. Each of Mr. Heistand, Mr. Lipsey, Scott E. Francis, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer, and Jason A. Bates, our Executive Vice President and Chief Investment Officer, entered into a letter agreement with CPPIB and the Company dated June 29, 2017, which upon its effectiveness will serve as an amendment (each, an “Amendment”) to the executive officer’s existing Employment Agreement, dated December 12, 2016 (each, an “Employment Agreement”). The Amendments are effective upon the closing of the Mergers in accordance with the Merger Agreement and are conditioned upon the occurrence of the closing and each executive officer’s continued employment with the Company through the closing. Under the Amendments, upon closing under the Merger Agreement, each executive officer is eligible for a payment equal to the sum of (i) 2.0 (or in the case of Mr. Heistand, 2.9) times the sum of the executive officer’s current base salary and current target bonus, plus a pro-rated target bonus for 2017 equal to the executive officer’s target bonus pro-rated from January 1, 2017 through the date of the closing of the Mergers, provided that the executive officer remains employed by the Company through the date immediately preceding the date of the closing under the Merger Agreement. As described below, it is expected that Management will re-invest in the acquisition vehicle an amount equal to the lesser of 1% of the equity interests in the acquisition vehicle and $8 million after the closing of the Mergers.

Pursuant to the Amendments, the term of each executive officer’s employment will continue from the effective date of the Employment Agreement to the first anniversary of the closing of the Mergers. Each executive officer will continue to be eligible for an annual bonus at the same percentage of base salary set forth in his Employment Agreement, but the bonus will be payable upon the earlier of the expiration of the term of the Employment Agreement or a termination of the executive officer’s employment by the Company without “cause” or by the executive officer for “good reason” (as such terms are defined in the Employment Agreement, adjusted as noted herein). In the latter case, such bonus will be pro-rated through the date of termination. Upon any subsequent termination of employment during the term of the Employment Agreement, the executive officer will not be eligible or entitled to receive any additional termination or severance payments or benefits under the Employment Agreement except as mutually agreed to by the parties. Pursuant to the Amendments, each executive officer has waived the right to terminate employment for “good reason” as a result of the Mergers or the Amendment.

With respect to equity awards, the Amendments provide that each executive officer will not be eligible to receive any annual or other equity grants during the term and that all of an executive officer’s outstanding equity-based compensation awards will, to the extent unvested, vest in full (with performance-based awards vesting based on actual performance) and will be cashed out at the closing in accordance with the Merger Agreement. In addition, each executive officer agreed to reinvest, directly or indirectly, immediately following the closing, 100% of the after-tax proceeds received from his equity awards that are cashed out at closing on a pari passu basis in the same equity securities received by CPPIB and its affiliates and other equity co-investors (if any) in the acquisition vehicle in consideration of their equity contributions in connection with the Mergers, with such re-investment subject to adjustment based on shortfall provisions and subject to redemption and call rights, in each case as set forth in the Amendments.

The following table sets forth the amount each executive officer would be entitled to receive upon closing of the Mergers as of October 12, 2017, provided that the executive officer remains employed by the Company through the date immediately preceding the date of the closing.

Name	Base Salary	Target Bonus	2x(1) Base Salary + Target Bonus	Pro-rated Target Bonus 2017(2)	Total Payment
James R. Heistand	$750,000	$1,125,000	$5,437,500	$875,342	$6,312,842
M. Jayson Lipsey	$450,000	$427,500	$1,755,000	$332,630	$2,087,630
Scott E. Francis	$400,000	$360,000	$1,520,000	$280,110	$1,800,110
Jason A. Bates	$375,000	$318,750	$1,387,500	$248,014	$1,635,514

(1)	The multiplier is 2.9x in the case of Mr. Heistand.
(2)	Assumes the Company Merger effective time occurs on October 12, 2017 and that the executive officer remains employed through such date.

Waiver Agreements

Concurrently with the execution of that certain agreement and plan of merger, dated as of April 28, 2016, by and among Cousins, Legacy Parkway, Parkway LP, and Clinic Sub Inc., Messrs. Heistand, Lipsey, Francis and Bates entered into limited waivers of certain rights under their employment agreements with Legacy Parkway. Pursuant to each waiver, each executive agreed that, if he was offered continued employment with Parkway pursuant to the assignment of his existing employment agreement to Parkway or to a new employment agreement with Parkway that is no less favorable than his Legacy Parkway employment agreement, the executive may not terminate his employment for “good reason” under certain provisions of his Legacy Parkway employment agreement. Mr. Heistand’s waiver also provided that for purposes of determining whether the terms of a new employment agreement are at least as favorable as the terms of his employment agreement with Legacy Parkway, any provision providing for “single-trigger” of equity upon a change in control may be replaced with “double-trigger vesting” requiring both the occurrence of a change in control and involuntary termination without cause or resignation for good reason. Mr. Heistand’s existing Employment Agreement provides for a double-trigger vesting of equity. The waivers precluded Mr. Heistand from being able to terminate his employment with Legacy Parkway or Cousins solely on account of the consummation of the merger of Legacy Parkway with and into Cousins (the “Cousins-Parkway Merger”) and precluded each executive from being able to terminate his employment with Legacy Parkway or Cousins on account of a material diminution in his position, duties or responsibilities, Parkway’s or Cousins’ material breach of any other material provision of the employment agreement, or a change of his principal place of employment by more than 50 miles, in each case as a result of the consummation of the Cousins-Parkway Merger, our spin-off from Cousins, and certain of the other transactions related thereto. Consequently, the executives did not receive any cash change-in-control payments upon the consummation of the Cousins-Parkway Merger or our spin-off from Cousins.

Certain Interests of our Chairman

James A. Thomas, the Chairman of our Board of Directors, together with certain outside limited partners of Parkway LP who are affiliated with Mr. Thomas (together with Mr. Thomas, the “Thomas Parties”), is party to a letter agreement with us and Parkway LP (the “Thomas Letter Agreement”), which we assumed at the time of our spin-off from Cousins in October 2016.

Pursuant to the Thomas Letter Agreement, the parties modified then-existing tax protection agreements in favor of Mr. Thomas and the Thomas Parties, pursuant to which their respective guarantee or contribution opportunities were increased to up to $129 million, with Mr. Thomas and the Thomas Parties being given the opportunity to make a capital contribution of up to an additional $90 million in excess of their then-existing guarantee in connection with certain existing mortgage loans. The parties subsequently implemented these provisions of the Thomas Letter Agreement by entering into a Debt Guaranty Agreement, dated March 14, 2017 (the “Debt Guaranty Agreement”). Pursuant to the Debt Guaranty Agreement, Parkway LP made available to Mr. Thomas and the other Thomas Parties certain debt guarantee opportunities corresponding to specified mortgage loans of the Company, of which Mr. Thomas and the other Thomas Parties entered into contribution agreements with respect to $109 million (representing their original $39 million guarantee plus an additional $70 million in excess of their original $39 million guarantee). In the event these specified mortgage loans become unavailable for guarantee (whether because we repay them, sell the corresponding asset, or otherwise), we are required to use commercially reasonable efforts to provide a replacement guarantee or contribution opportunity to the extent of our remaining qualifying debt (but not in excess of $109 million). The Company has agreed to maintain any such debt for the remainder of the five-year period following October 2016, subject to early termination in the event of a going private merger, sale of all or substantially all of our assets or certain similar transactions. Pursuant to the Thomas Letter Agreement, in the event of such a transaction at any time when the Thomas Parties continue to own collectively at least 50% of their partnership units of Parkway LP, we are required to use commercially reasonable efforts to cause the acquiring entity to offer to the Thomas Parties (x) the opportunity to receive, in exchange for their partnership units in Parkway LP, a preferred equity interest in Parkway LP as the surviving entity in the Partnership Merger (i) with a liquidation preference over the common equity interest equal to the cash Mr. Thomas and certain of his affiliates otherwise would have received had they exchanged their common limited partnership units in Parkway LP for shares of Parkway’s common stock immediately prior to the Mergers, and (ii) a market dividend (provided that in any event, a dividend rate of at least 5% is deemed satisfactory regardless of market conditions) and (y) the opportunity to provide a debt guarantee or enter into a contribution agreement comparable to certain arrangements currently in force for the remainder of a five-year period beginning on October 13, 2016, as described above. As a result of these provisions of the Thomas Letter Agreement, in connection with the Mergers, we are obligated to use commercially reasonable efforts to obtain this treatment for Mr. Thomas and the other Thomas Partners in connection with the Partnership Merger. At the Company’s request, CPPIB is considering its ability to continue to provide an opportunity to provide a debt guarantee comparable to those described above following the closing of the Mergers. Consequently, Mr. Thomas may receive treatment in the Mergers that is different from, or in addition to, the interests of our stockholders generally. The Thomas Letter Agreement and the Debt Guaranty Agreement expire by their terms upon the closing of the Mergers.

The foregoing summaries of the Thomas Letter Agreement and the Debt Guaranty Agreement do not purport to be complete and may not contain all of the information about these documents that is important to you. This summary is subject to, and qualified in its entirety by reference to the Thomas Letter Agreement, which Parkway has filed with the SEC and which is incorporated by reference into this Proxy Statement.

Treatment of Outstanding Shares of Company Common Stock

In addition to the equity incentive awards described above, certain of our directors and executive officers own shares of Parkway’s common stock. See “Ownership of Company Stock—Security Ownership of Management and Directors.” Therefore, these directors and executive officers will receive the per share transaction consideration in the Company Merger with respect to the shares of Parkway’s common stock that they own.

In addition, two of the Company’s directors—Messrs. Avi Banyasz and Frank J. “Tripp” Johnson, III—have been designated as directors by the TPG Parties pursuant to the Stockholders Agreement, dated as of October 7, 2016, by and among the Company and the TPG Parties. The TPG Parties collectively own approximately 9.8% of the Company’s outstanding common stock. See “Ownership of Company Stock—Security Ownership of Certain Beneficial Owners.” Therefore, the TPG Parties will receive the per share transaction consideration in the Company Merger with respect to the shares of Parkway’s common stock that they own.

Treatment of Outstanding Parkway LP Units

Mr. Thomas and the other Thomas Parties, Mr. Heistand and our other executive officers are limited partners of Parkway LP. As of June 30, 2017, the number of partnership units held by these individuals was as follows:

Director or Officer	Units Held
Thomas Parties	858,420
James R. Heistand	13,937
M. Jayson Lipsey	7,262
Scott E. Francis	5,306
Jason A. Bates	4,841

In connection with the Mergers, (i) outside limited partners (including these directors and executive officers) will receive the per unit Special Dividend of $4.00 that we have agreed to pay, and (ii) in addition to the Special Dividend, each partnership unit held by an outside limited partner (including these directors and executive officers) and issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive an amount in cash equal to the per share merger consideration of $19.05, without interest, subject to any withholding tax. However, each such outside limited partner may elect, in lieu of the cash per unit merger consideration, to have such holder’s units of limited partnership interest exchanged into an equal number of New Partnership Preferred Units in the Surviving Partnership.

In general, New Partnership Preferred Units in the Surviving Partnership will have the following terms:

•	each New Partnership Preferred Unit will have a stated liquidation preference of $19.05;

•	holders of New Partnership Preferred Units will be entitled to receive, when, as and if authorized by the general partner of the Surviving Partnership in its reasonable discretion, preferential cash distributions from the Surviving Partnership’s available cash on a quarterly basis, in preference to all holders of other classes of partnership interests in the Surviving Partnership, in an amount equal to 5% per annum of the liquidation preference;

•	holders of New Partnership Preferred Units also will be entitled to receive quarterly distributions to the extent necessary to enable them to pay certain taxes arising from allocations made to such holders under the Surviving Partnership’s partnership agreement (which distributions will be credited against the regular quarterly distributions);

•	upon liquidation of the Surviving Partnership, holders of New Partnership Preferred Units will be entitled to the liquidation preference plus any accrued but unpaid distributions prior to any distributions being made on any other partnership interests;

•	each holder of New Partnership Preferred units will have the right to require the Surviving Partnership to redeem all or any portion of the New Partnership Preferred Units held by such holder at a redemption price per New Partnership Preferred unit, paid in cash, equal to the liquidation preference plus any accrued and unpaid distributions (the “redemption price”), which redemption right may be exercised only once per quarter during the first month of each fiscal quarter of the Partnership commencing with the first full fiscal quarter of the Partnership following the closing date (provided that, if the general partner of the Surviving Partnership (or its direct or indirect parent) is a publicly traded REIT, it may, at its option, pay the redemption price by issuing its publicly traded securities with a fair market value determined by the general partner in good faith to be equal to the redemption price);

•	commencing upon the death of a holder or, in the case of any holder who is not an individual, the death of a beneficial owner of New Partnership Preferred Units (which includes majority owners of entities), the Surviving Partnership will have the right to redeem, in its sole discretion and from time to time, all or any portion of such New Partnership Preferred Units equal to the redemption price;

•	holders of New Partnership Preferred Units will have no voting rights or other consent rights in the Surviving Partnership, except that holders of at least a majority of New Partnership Preferred Units must approve certain amendments to certain of the provisions of the Surviving Partnership’s partnership agreement, including amendments to permit the issuance of senior or parity securities and, to the extent that a certain amount of New Partnership Preferred Units remain outstanding, amendments to certain provisions of the Surviving Partnership’s partnership agreement that are material and adverse to the terms of the New Partnership Preferred Units.

This Proxy Statement does not constitute any solicitation of consents in respect of the Partnership Merger, and does not constitute an offer to exchange or convert the partnership units that you may own for or into New Partnership Preferred Units in the Surviving Partnership.

Directors’ and Officers’ Insurance

The Merger Agreement provides that for a period of six years after the Company Merger effective time, all rights to indemnification existing in favor of our directors and officers contained in our charter and bylaws in effect as of the date of the Merger Agreement will become the obligations of the Surviving Company, and the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless such directors and officers against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions by any of them in their capacity as our directors or officers occurring at or prior to the Company Merger effective time (including in respect of the mergers and the other transactions contemplated by the Merger Agreement) and, subject to certain conditions, shall pay related legal fees, costs and expenses incurred by them in connection therewith.

The Merger Agreement requires that the Surviving Company maintain our directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement for at least six years after the closing of the mergers (or substitute policies with at least the same coverage and amounts as our existing policies, provided that such substitution does not result in any gaps or lapses of coverage) with respect to claims arising from facts or events that occurred on or before the closing of the Mergers including, without limitation, in respect of the transactions contemplated by the Merger Agreement). This requirement is subject to a maximum cost of 300% of our current annual premium paid for such insurance (which we refer to as the maximum cost). If the cost to maintain or procure such insurance coverage exceeds the maximum cost, Parent will maintain or procure for such six-year period as much coverage as can be reasonably obtained for the maximum cost.

The parties have agreed that such obligations must be assumed by any successor entity to the surviving company in the mergers as a result of any consolidation, merger, dissolution or transfer of all or substantially all of its properties and assets.

Regulatory Matters

We are unaware of any material U.S. federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of either the Company Merger or the Partnership Merger, other than the filing of Articles of Merger with respect to the Company Merger with, and the acceptance of such Articles of Merger for record by, the State Department of Assessments and Taxation of Maryland; the filing of a Certificate of Merger with respect to the Company Merger with, and the acceptance of such Certificate of Merger for record by, the Secretary of State of the State of Delaware; and the filing of a Certificate of Merger with respect to the Partnership Merger with, and the acceptance of such Certificate of Merger for record by, the Secretary of State of the State of Delaware.

Material U.S. Federal Income Tax Consequences

If the Company Merger is completed, you, as a holder of Company common stock, provided that you hold your shares both on the record date for the Special Dividend and through the effective time of the Company Merger, will be entitled to receive the per share transaction consideration in cash per share of the Company common stock. This amount consists of (A) the $4.00 Special Dividend (or such higher amount as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger) to be paid by the Company not less than two days prior to the effective time of the Company Merger, and (B) $19.05 (reduced by any required increase in the Special Dividend) of merger consideration to be paid by the CPPIB Parties at the closing of the Company Merger. The following summarizes the material U.S. federal income tax consequences of the Company Merger to Company stockholders who receive the Special Dividend and whose shares of Company common stock are surrendered in the Company Merger in exchange for the per share merger consideration pursuant to the Merger Agreement.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder (the “Treasury regulations”), judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. The Company has not requested, and does not plan to request, any rulings from the Internal Revenue Service of the United States, which the Company refers to in this Proxy Statement as the “IRS,” concerning the Company’s tax treatment or the tax treatment of the Company Merger, and the statements in this Proxy Statement are not binding on the IRS or any court. The Company can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (i) U.S. federal taxes other than income taxes and certain withholding taxes, (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements, in each case, as applicable to the Company Merger. This summary assumes that shares of the Company common stock are held as capital assets within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances and does not address the tax consequences of the Company Merger to holders of restricted share units, dividend equivalent units, phantom common shares, qualified or nonqualified options to purchase common shares, performance units, share appreciation rights, or any unitholders of Parkway LP. This discussion does not address U.S. federal income tax considerations applicable to the Partnership Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	persons acting as nominees or otherwise not as beneficial owners;

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold shares of Company common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	foreign (non-U.S.) governments;

•	non-U.S. holders (as defined below) who own or who have owned (actually or constructively) more than 10% of Company common stock;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	persons who acquired their Company common stock through the exercise of stock options or otherwise in connection with compensation; and

•	persons who do not hold their Company common stock as a capital asset within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. holder as described in the bullets above.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE COMPANY MERGER, HOLDING AND DISPOSING OF COMPANY COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER AND THE OWNERSHIP OF COMPANY COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Consequences to the Company of the Special Dividend and the Company Merger

For U.S. federal income tax purposes, the Company expects to treat (A) the Special Dividend as a distribution paid by the Company with respect to the Company common stock to the holders of record, and (B) the Company Merger as a taxable sale by holders of Company common stock in exchange for the per share merger consideration. Accordingly, the Company anticipates that it will not be subject to U.S. federal income tax as a result of the Company Merger or on any income or gain recognized by holders of Company common stock in connection with the Company’s payment of the Special Dividend or the Company Merger.

Consequences of the Special Dividend and the Company Merger to U.S. Holders of Company Common Stock

Special Dividend. The Company will declare and pay the Special Dividend, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017 (the “Special Dividend Payment Date”). The Special Dividend will be paid to the Company’s holders of record of Company common stock on the record date to be established by the Company’s Board of Directors.

The Company expects that the Special Dividend will be comprised of three components: a capital gain dividend; ordinary income; and a return of capital. Under the Merger Agreement, the Company is required to designate as a capital gain dividend the maximum amount permitted under the tax rules. In early 2018, a U.S. holder will receive an IRS Form 1099—DIV indicating the amounts of the Special Dividend that will be taxable as a capital gain, ordinary income, and a return of capital.

•	Capital Gain Dividend. To the extent that the Special Dividend is properly designated as a capital gain dividend and the Special Dividend is not in excess of the Company’s current and accumulated earnings and profits, for U.S. federal income tax purposes, receipt of the Special Dividend will be a taxable distribution to U.S. holders of Company common stock taxed as long-term capital gain (without regard to the period for which the U.S. holder has held the Company common stock).

•

For purposes of determining whether a distribution is made out of the Company’s current or accumulated earnings and profits, the Company’s earnings and profits will be allocated first to its preferred stock dividends and then to its dividends on Company common stock. The Company will classify portions of any designated capital gain dividend as either: (A) a long-term capital gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 20% (excluding the 3.8% Medicare tax), and taxable to U.S. holders that are corporations at a maximum rate of 35%; or (B) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 25% (excluding the 3.8% Medicare tax), to the extent of previously claimed depreciation deductions, as required by the applicable tax rules. The Company must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the Company is an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Corporate stockholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from the Company that are taxed at corporate income tax rates will be taxed at normal corporate income tax rates on these dividends.

•	Ordinary Income. To the extent that the Company’s current and accumulated earnings and profits exceed the amount that can be properly designated as a capital gain dividend, for U.S. federal income tax purposes, the Special Dividend will be ordinary income and will generally not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Distributions of ordinary income will generally not qualify for the preferential qualified dividend income rates that generally apply to distributions by regular “C” corporations to stockholders who are taxed as individuals but will instead be taxed at the tax rate applicable to ordinary income, which is currently at a maximum rate of 39.6% (excluding the 3.8% Medicare tax).

•	Return of Capital. To the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a return of capital and will not be taxable to a U.S. holder of Company common stock to the extent that it does not exceed the adjusted basis of the U.S. holder’s Company common stock. Instead, such distribution will reduce the adjusted tax basis of such Company common stock. To the extent that the Special Dividend is in excess of both the Company’s current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its Company common stock, such U.S. holder will recognize long-term capital gain if the U.S. holder has held Company common stock has been held for more than one year or short-term capital gain if the U.S. holder has held Company common stock for one year or less, assuming the Company common stock is a capital asset in the hands of the U.S holder.

The allocation of the Special Dividend among these three components will be determined based upon the operations of the Company for 2017 (including the portion of the Company’s taxable year following the Company Merger) and will not likely be finally determined until January 2018.

Per Share Merger Consideration. At the closing of the Company Merger, each share of Company common stock automatically will be converted into the right to receive the per share merger consideration. The receipt of per share merger consideration by U.S. holders in exchange for their Company common stock pursuant to the Company Merger will be a taxable sale of shares for U.S. federal income tax purposes (and also may be a taxable sale of shares under applicable state, local and foreign income and other tax laws). In general, a U.S. holder of Company common stock will recognize gain or loss on this sale of Company common stock for U.S. federal income tax purposes equal to the difference between:

•	the per share merger consideration; and

•	the U.S. holder’s adjusted tax basis in the Company common stock (determined after taking into account any portion of the Special Dividend that is treated as a return of capital that has the effect of reducing a U.S. holder’s basis in Company common stock).

Gain or loss will be calculated separately for each block of shares of Company common stock, with a block consisting of shares acquired at the same cost in a single transaction. The applicable tax rate will depend on the U.S. U.S. holder’s holding period of Company common stock (generally, if the Company common stock has been held for more than one year, it will produce long-term capital gain) and the U.S. holder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 20% long-term capital gain tax rate for non-corporate U.S. holder’s) to a portion of capital gain realized by a non-corporate U.S. holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Company common stock, whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. holder upon the receipt of cash in connection with their sale of shares of Company common stock in the Company Merger that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon sale of shares of Company common stock in the Company Merger by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of capital gain dividends received from the Company with respect to such Company common stock.

Consequences of the Special Dividend and the Company Merger to Non-U.S. Holders of Company Common Stock

Special Dividend. As discussed above in “Consequences of the Company Merger to U.S. Holders of Company Common Stock—Special Dividend,” on the Special Dividend Payment Date, the Company will declare and pay the Special Dividend. The following discussion assumes that some portion of the Special Dividend is attributable to net capital gain from the sale by the Company of “U.S. real property interests” (“USRPIs”) under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The Company expects that the Special Dividend will be comprised of three components: a capital gain dividend; ordinary income; and a return of capital. Under the Merger Agreement, the Company is required to designate as a capital gain dividend the maximum amount permitted under the tax rules.

•	Capital Gain Dividend. To the extent that the Special Dividend is properly designated as a capital gain dividend and the Special Dividend is not in excess of the Company’s current and accumulated earnings and profits, for U.S. federal income tax purposes, receipt of the Special Dividend will be treated as ordinary income to non-U.S. holders who own 10% or less of the Company’s common stock during the one year period ending on the date of the Special Dividend, unless (A) the investment in the Company common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the 30% branch profits tax, or (B) the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and meets certain requirements, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

•	If a non-U.S. holder owns more than 10% of the Company’s common stock during the one-year period referenced above, then except in special circumstances, the portion of the Special Dividend that is a capital gain dividend will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 35% of the amount of the Special Distribution that is treated as a capital gain dividend.

•

Ordinary Income. To the extent that the Company’s current and accumulated earnings and profits exceed the amount that can be properly designated as a capital gain dividend, for U.S. federal income tax purposes, the Special Dividend will be ordinary income. The Company will withhold and remit to the IRS 30% of (i) this portion of the Special Dividend and (ii) the portion consisting of amounts paid to 10% or less non-U.S. holders (as described above) unless: (A) a lower treaty rate applies and the

non-U.S. holder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate with the Company, (B) the non-U.S. holder files Form W-8ECI with the Company claiming that the Special Dividend is income effectively connected with the non-U.S. holder’s U.S. trade or business, or (C) the non-U.S. holder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under Section 892 of the Code. If this portion of the Special Dividend is treated as effectively connected with the non-U.S. holder’s U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such a distribution, and a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax with respect to such distribution.

•	Return of Capital. Provided the Company common stock is not a USRPI (see discussion below under “—Per Share Merger Consideration”), to the extent that the Special Dividend exceeds the Company’s current and accumulated earnings and profits, the excess will be treated as a return of capital and will not be subject to U.S. federal income tax to the extent that the Special Dividend does not exceed the adjusted basis of the non-U.S. holder’s Company common stock. Instead, such distribution will reduce the adjusted tax basis of such non-U.S. holder’s Company common stock. To the extent that the Special Dividend exceeds the adjusted basis of the non-U.S. holder’s Company common stock, it will be treated as gain on the sale or exchange of such non-U.S. holder’s Company common stock that is not be subject to U.S. federal income tax unless: (A) the non-U.S. holder’s investment in Company common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such a distribution), or (B) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and who meets certain requirements (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year). If, on the Special Dividend Payment Date, the Company cannot determine whether or not the Special Dividend will exceed the Company’s current and accumulated earnings and profits, the Special Dividend will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits. If, however, the Company common stock does constitute a USRPI (see discussion below under “—Per Share Merger Consideration”), the gain portion of the Special Dividend will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the non-U.S. holder’s share of the Company’s current and accumulated earnings and profits.

As discussed above in “Consequences of the Company Merger to U.S. Holders of Company Common Stock—Special Dividend,” the allocation of the Special Dividend among these three components will be determined based upon the operations of the Company for 2017 (including the portion of the Company’s taxable year following the Company Merger) and will not likely be finally determined until January 2018.

Per Share Merger Consideration. As discussed above in “Consequences of the Company Merger to U.S. Holders of Company Common Stock—Per Share Merger Consideration,” at the closing of the Company Merger (the “Per Share Merger Consideration Payment Date”), each share of Company common stock automatically will be converted into the right to receive an amount in cash equal to the per share merger consideration. The receipt of the per share merger consideration by non-U.S. holders in connection with the Company Merger should not be subject to U.S. federal income taxation on any gain recognized unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Company Merger and certain other requirements are met; or

•	the non-U.S. holder’s shares of Company common stock constitute USRPIs.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the U.S. will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the sale and who meets certain other requirements will be subject to a flat 30% tax on the gain recognized in connection with the Sale, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s Company common stock constitutes a USRPI, any gain recognized by such non-U.S. holder in connection with receipt of the per share merger consideration will treated as income effectively connected with a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if gain were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return. A non-U.S. holder’s Company common stock generally will not constitute a USRPI if either:

•	the Company is a “domestically controlled qualified investment entity” at the time of the Per Share Merger Consideration Payment Date. A “domestically controlled qualified investment entity” includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. Although the Company believes that it is a domestically-controlled qualified investment entity as of the date of this Proxy Statement, because the Company’s shares are freely tradable the Company cannot make any assurance that it is or will be a domestically-controlled qualified investment entity at the Per Share Merger Consideration Payment Date; or

•	both (a) the Company common stock is “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” on the Per Share Merger Consideration Payment Date, and (b) the non-U.S. holder holds 10% or less of the total fair market value of Company common stock at all times during the shorter of (x) the five-year period ending on the Per Share Merger Consideration Payment Date, and (y) the non-U.S. holder’s holding period for the Company common stock.

If the Company is not a “domestically controlled qualified investment entity” and the Company common stock is not “regularly traded” on an “established securities market,” the Company generally would be required to withhold and remit to the IRS 15% of the per share merger consideration. The Company believes that, even if is not a “domestically controlled qualified investment entity,” its common stock should be considered “regularly traded” on an “established securities market,” but there can be no assurance that will be case at the time of the Merger.

In addition, dispositions of Company common stock by “qualified shareholders” are exempt from FIRPTA, except to the extent owners of such “qualified shareholders” that are not also “qualified stockholders” own, actually or constructively, more than 10% of the Company’s common stock. The per share merger consideration may also be treated as a dividend to such qualified shareholders. Furthermore, receipt of the per share merger consideration by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the U.S., the non-U.S. holder may be able to mitigate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding to Holders of Company Common Stock

In general, information reporting requirements will apply to the Company’s payment of the Special Dividend and payment of the per share merger consideration pursuant to the Company Merger, unless an exception applies. Further, backup withholding, currently at a rate of 28%, will apply if:

•	in the case of a U.S. holder, the U.S. holder fails to furnish a correct taxpayer identification number and or certify that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, the non-U.S. holder fails to furnish an applicable IRS Form W-8 or successor form; or

•	the holder is not otherwise exempt from backup withholding or fails to comply with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

A withholding tax is imposed under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of shares of Company common stock if paid to a foreign entity unless either: (A) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (B) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (C) the foreign entity otherwise is exempted under FATCA. Under delayed effective dates provided for in the applicable Treasury regulations, the required withholding would not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of Company common stock.

If withholding is required under FATCA on a payment related to Company common stock, holders that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Holders should consult their tax advisors regarding the effect of FATCA on their particular circumstances.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE COMPANY MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF COMPANY COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE COMPANY MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Shares of Parkway Common Stock

If the Company Merger is completed, shares of Parkway’s common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, immediately prior to the effective time of the Company Merger, we will consummate a pre-closing restructuring transaction consisting of the issuance of one share of preferred stock of the Company, $0.001 par value per share (the “New Preferred Share”) to a third-party designated by Parent, as Parent will request in writing at least ten business days prior to the closing.

The New Preferred Share will generally confer to its holder the following terms:

•	a liquidation preference of $100, together with a preferred dividend of 5% of the liquidation preference per annum, commencing on its issue date, and will have no other economic rights; and

•	no voting rights, other than the right to vote for the election or removal of directors with such number of votes as is equal to 70% of the aggregate number of votes entitled to be cast by all shares of stock of the Company for the election or removal of directors.

The New Preferred Share will survive the Company Merger and remain outstanding in accordance with its terms. However, the New Preferred Share will be automatically redeemed by the Company if the Company Merger is not consummated within 24 hours from the issuance of the New Preferred Share. The New Preferred Share so redeemed will remain available for reissue immediately prior to the closing.

In lieu of this pre-closing restructuring transaction, if it so desires, Parent has the right to request that we modify the pre-closing restructuring by delivering us a notice no later than ten business days prior to the closing. Upon receipt of such notice, the Company and Parent, at the expense of Parent will cooperate in good faith and use commercially reasonable efforts to agree on modified pre-closing restructuring steps and prepare all documentation required thereby, to be implemented as close as possible to the effective time of the Company Merger. Pursuant to the Merger Agreement, among other things, any modified pre-closing restructuring must be implemented as close as possible to the Company Merger effective time (and generally after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Company Merger have been satisfied or waived), and the Company generally will not be required to take any such action that would reasonably be expected to result in any adverse tax consequences to any stockholder or other equity interest holder of Company or Parkway LP incrementally greater than the taxes or other adverse consequences to such Person in connection with the consummation of the Mergers in the absence of such action, unless such holders are indemnified by Parent for such incremental taxes.

TPG Voting Agreement

In connection with the execution of the Merger Agreement, Parent and Merger Sub entered into a voting agreement with the TPG Parties, which collectively beneficially own approximately 9.8% of the Company’s outstanding shares. The Voting Agreement generally requires, subject to certain exceptions, the TPG Parties to vote all of the shares of Parkway common stock beneficially owned by them and capable of being voted by them in favor of the adoption of the Merger Agreement and the other matters related to the Company Merger, and against actions or agreements that would reasonably be expected to result in a failure of a closing condition set forth in the Merger Agreement to be fulfilled, alternative acquisitions or any action that would reasonably be expected to materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement. In addition, the TPG Parties agreed in the Voting Agreement not to transfer any shares of Parkway’s common stock except to an affiliate that agrees to be bound by the terms of the Voting Agreement.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and which we incorporate by reference into this Proxy Statement. We urge you to read the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.

The Merger Agreement contains representations and warranties made by the Company, Parkway LP, Parent, Merger Sub, and Merger Partnership. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this Proxy Statement as Exhibit A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to our stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the party that made the representations and warranties to the other parties, and information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. None of the representations and warranties will survive the closing of the Mergers and, therefore, they will have no legal effect under the Merger Agreement after the closing of the Mergers.

Structure

The Company Merger

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement, at the effective time of the Company Merger, Merger Sub will merge with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Company Merger (the Company, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Company Merger, the Surviving Company will be an indirect subsidiary of Parent.

The Partnership Merger

Pursuant to the terms and subject to the conditions and limitations set forth in the Merger Agreement, at the effective time of the Partnership Merger, Merger Partnership will merge with and into Parkway LP, whereupon the separate existence of Merger Partnership will cease, with Parkway LP surviving the Partnership Merger (Parkway LP, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”), such that following the Partnership Merger, the Surviving Partnership will be a subsidiary of the Surviving Company.

Merger Consideration

Pursuant to the Merger Agreement, the Company has agreed that, before the closing of the Mergers, the Board of Directors will authorize and the Company will declare and pay a $4.00 per share and per unit Special Dividend on the Company’s common stock and partnership units (or such higher amount as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger). The Special

Dividend must be paid, subject to satisfaction of certain conditions to the closing of the Company Merger, no less than two days before the effective time of the Company Merger, but not before October 10, 2017. The Special Dividend will be paid to holders of record of common stock and partnership units as of a record date to be established by our Board of Directors. If the Special Dividend exceeds $4.00 per share or per unit, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

In connection with the Mergers, upon the terms and subject to the conditions of the Merger Agreement, in addition to payment of the Special Dividend paid prior to the effective time of the Company Merger, as described above, (i) upon consummation of the Mergers, each share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the effective time of the Company Merger will automatically be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax, and (ii) upon consummation of the Partnership Merger each unit of limited partnership interest in Parkway LP held by persons other than Parkway and its subsidiaries immediately prior to the Partnership Merger will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax, except that each such outside limited partner may elect, in lieu of the cash per share merger consideration, to exchange units of limited partnership interest for an equal number of preferred limited partnership interests in the Surviving Partnership (as herein defined) of the Partnership Merger.

Closing; Effective Times

The closing of the Mergers will take place on the third business day after satisfaction or waiver of certain conditions to the Mergers described below under “—Conditions to the Mergers” provided that the closing date will be a business day no earlier than two days following the payment of the Special Dividend, which must not be before October 10, 2017.

The Company Merger will become effective on the closing date upon the later of such time as (i) articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland or (ii) a certificate of merger has been filed with the Secretary of State of the State of Delaware or (iii) such later date and time as mutually agreed to by the parties in writing and specified in the articles of merger or certificate of merger.

The Partnership Merger will become effective on the closing date immediately following the effective time of the Company Merger, and upon the time Partnership GP, in its capacity as general partner of Parkway LP, files a certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as mutually agreed to by the parties and writing and specified in the certificate of merger.

Organizational Documents

At the effective time of the Company Merger, the charter of the Company will be the charter of the Surviving Company, and the bylaws of the Company will be the bylaws of the Surviving Company.

At the effective time of the Partnership Merger, the Second Amended and Restated Agreement of Limited Partnership of Parkway LP, dated February 27, 2013, as amended (the “Partnership Agreement”), will be amended (i) to include the form of amendment listed as an exhibit to the Merger Agreement, which sets forth the terms of the New Partnership Preferred Units, (ii) to provide that each Person issued a New Partnership Preferred Unit is admitted as a limited partner of the Surviving Partnership, and (iii) to make such other changes as requested by Parent in order to: (a) eliminate the parity requirements between units of Parkway LP and shares of the Surviving Company, (b) provide that the Partnership Agreement may be amended by Partnership GP without the consent of any other partner, subject to the voting and consent rights of the holders of New Partnership Preferred Units, and (c) make such other adjustments as are necessary to reflect that, aside from the New Partnership Preferred Units, the Surviving Partnership will be wholly owned by the Surviving Company (the “Amended Partnership Agreement”).

Directors and Officers; General Partner

The directors designated by Merger Sub will constitute the directors of the Surviving Company immediately after the effective time of the Company Merger. The officers of the Company immediately prior to the effective time of the Company Merger will be the initial officers of the Surviving Company immediately after the effective time of the Company Merger. At the effective time of the Partnership Merger, Partnership GP will continue as the general partner of Parkway LP.

Treatment of Company Equity, Partnership Units, Equity Awards

Company Common Stock

Upon the terms and subject to the conditions of the Merger Agreement, (i) stockholders will receive the Special Dividend that we have agreed to pay, and (ii) in addition to the Special Dividend, each share of Parkway’s common stock issued and outstanding immediately prior to the effective time of the Company Merger (other than Excluded Shares (as defined below)) will automatically be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax. At the effective time of the Company Merger, all of the shares of Parkway’s common stock outstanding immediately prior to the effective time of the Company Merger will cease to be outstanding (with new common shares issued to Parent), will automatically be canceled and retired and will cease to exist, and each holder of a share of Parkway’s common stock will cease to have any rights with respect to such share of Parkway’s common stock, except the right to receive the per share merger consideration.

Each issued and outstanding share of Parkway’s common stock that is owned by Parent, Merger Sub, any direct or indirect subsidiary of Parent or Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the Company Merger (each, an “Excluded Share”), if any, will cease to be outstanding, will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange therefor.

Company Limited Voting Shares

Each share of limited voting stock, par value $0.001 per share, of the Company (each, a “Company Limited Voting Share”) issued and outstanding immediately prior to the effective time of the Company Merger will cease to be outstanding and will automatically be canceled and retired and will cease to exist, and no cash or other consideration will be delivered or deliverable in exchange therefor.

Company Preferred Shares

Immediately prior to effective time of the Company Merger, the Company will redeem each share of Series A non-voting preferred stock, par value $0.001 per share, of the Company (each, a “Series A Company Preferred Share”) issued and outstanding at such time for a cash amount equal to $100,000, plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of the effective time of the Company Merger (the “Per Share Redemption Amount”). Immediately prior to the effective time of the Company Merger, all Series A Company Preferred Shares so redeemed will be retired and will be automatically reclassified as authorized and unissued preferred stock of the Company, without designation as to class or series.

Immediately prior to the redemption of all Series A Company Preferred Shares, the Company will cause Partnership GP to cause (i) Parkway Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) to redeem each Series A preferred partnership unit in the Operating Partnership issued and outstanding at such time for a cash amount equal to the Per Share Redemption Amount and (ii) immediately thereafter, Parkway LP to redeem each Partnership Series A Preferred Unit issued and outstanding at such time for a cash amount equal to the Per Share Redemption Amount.

Partnership Units

Upon the terms and subject to the conditions of the Merger Agreement, (i) outside limited partners will receive the per unit Special Dividend that we have agreed to pay, and (ii) in addition to the Special Dividend, each partnership unit held by an outside limited partner (including these directors and executive officers) and issued and outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest, subject to any withholding tax. However, each such outside limited partner may elect, in lieu of the cash per share merger consideration, to have such holder’s units of limited partnership interest exchanged into an equal number of New Partnership Preferred Units in the Surviving Partnership.

The Merger Agreement requires that, in order for the election of such outside limited partner to receive New Partnership Preferred Units (a “Unit Election”), to take place:

(i) Merger Partnership must prepare and deliver to Parkway LP, within five business days following the date that this Proxy Statement is mailed to the stockholders of the Company a form of election, subject to the reasonable review and approval by the Company (the “Form of Election”);

(ii) Parkway LP must mail to the eligible holders of partnership units the Form of Election, which may be used by each eligible holder of partnership units to designate such holder’s election to convert all, but not less than all, of the partnership units held by such holder into New Partnership Preferred Units; and

(iii) Each holder of partnership units, as a condition to making a Unit Election with respect to such holder’s partnership units, will (i) represent to Parent that such holder is an accredited investor (as such term is defined under Rule 501 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) agree to be bound by the terms of the Amended Partnership Agreement, including, without limitation, the power of attorney to be granted in Section 2.4 thereof, and (iii) comply with any withholding certifications in order to establish that no U.S. tax withholding is required on such transaction.

This Proxy Statement does not constitute any solicitation of consents in respect of the Partnership Merger, and does not constitute an offer to exchange or convert the partnership units that you may own for or into New Partnership Preferred Units in the Surviving Partnership.

In general, New Partnership Preferred Units in the Surviving Partnership will have the following terms:

•	each New Partnership Preferred Unit will have a stated liquidation preference of $19.05;

•	holders of New Partnership Preferred Units will be entitled to receive, when, as and if authorized by the general partner of the Surviving Partnership in its reasonable discretion, preferential cash distributions from the Surviving Partnership’s available cash on a quarterly basis, in preference to all holders of other classes of partnership interests in the Surviving Partnership, in an amount equal to 5% per annum of the liquidation preference;

•	holders of New Partnership Preferred Units also will be entitled to receive quarterly distributions to the extent necessary to enable them to pay certain taxes arising from allocations made to such holders under the Surviving Partnership’s partnership agreement (which distributions will be credited against the regular quarterly distributions);

•	upon liquidation of the Surviving Partnership, holders of New Partnership Preferred Units will be entitled to the liquidation preference plus any accrued but unpaid distributions prior to any distributions being made on any other partnership interests;

•

each holder of New Partnership Preferred units will have the right to require the Surviving Partnership to redeem all or any portion of the New Partnership Preferred Units held by such holder at a redemption price per New Partnership Preferred unit, paid in cash, equal to the liquidation preference plus any accrued and unpaid distributions (the “redemption price”), which redemption right may be exercised only once per quarter during the first month of each fiscal quarter of the Partnership commencing with the first full fiscal quarter of the Partnership following the closing date (provided that, if the general partner of the Surviving Partnership (or its direct or indirect parent) is a publicly traded REIT, it may, at its option, pay the redemption price by issuing its publicly traded securities with a fair market value determined by the general partner in good faith to be equal to the redemption price);

•	commencing upon the death of a holder or, in the case of any holder who is not an individual, the death of a beneficial owner of New Partnership Preferred Units (which includes majority owners of entities), the Surviving Partnership will have the right to redeem, in its sole discretion and from time to time, all or any portion of such New Partnership Preferred Units equal to the redemption price; and

•	holders of New Partnership Preferred Units will have no voting rights or other consent rights in the Surviving Partnership, except that holders of at least a majority of New Partnership Preferred Units must approve certain amendments to certain of the provisions of the Surviving Partnership’s partnership agreement, including amendments to permit the issuance of senior or parity securities and, to the extent that a certain amount of New Partnership Preferred Units remain outstanding, amendments to certain provisions of the Surviving Partnership’s partnership agreement that are material and adverse to the terms of the New Partnership Preferred Units.

Each partnership unit held by the Surviving Company immediately prior to the effective time of the Partnership Merger will be unaffected by the Partnership Merger, will remain outstanding as a limited partnership unit of the Surviving Partnership held by the Surviving Company and the Surviving Company will continue as a limited partner of the Surviving Partnership.

Equity-Based Awards

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Company Merger, (i) except as separately agreed between a holder of an outstanding option to purchase the Company’s common stock under the Stock Plan and Parent, each outstanding option under the Stock Plan, whether vested or unvested, will automatically be cancelled in exchange for the right of the holder to receive cash equal to the excess, if any, of the per share transaction consideration over the exercise price for such option, less applicable withholding taxes, (ii) each outstanding RSU automatically will vest in full and be cancelled in exchange for the right of the holder to receive the per share merger consideration plus the value of all dividend equivalents with respect to each RSU, less applicable withholding taxes, and (iii) except as separately agreed between a holder of an outstanding PSU and Parent, any vesting conditions applicable to each PSU will accelerate based on the greater of (A) deemed achievement of target performance with respect to such PSU or (B) actual performance (where the applicable performance goals are pro-rated through the effective time of the Company Merger), and each PSU will be cancelled in exchange for the right of the holder to receive the per share merger consideration plus the value of all dividend equivalents with respect to each PSU, less applicable withholding taxes.

No Further Ownership Rights

From and after the applicable effective time of the Mergers, holders of common stock or partnership units will cease to be, and will have no rights as, stockholders of the Company or limited partners of Parkway LP other than the right to receive the applicable per share merger consideration or New Partnership Preferred Units, as applicable. The per share merger consideration or New Partnership Preferred Units, as applicable, paid or delivered in accordance with the Merger Agreement will be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to shares of Parkway’s common stock or partnership units represented thereby or exchanged therefor.

Exchange and Payment Procedures

Prior to the Company Merger effective time, Parent will appoint a paying agent (the “Paying Agent”) for the payment or exchange of the cash portion of the merger consideration, and in the Parent’s discretion, the exchange of partnership units for New Partnership Preferred Units pursuant to the Unit Election.

As soon as possible (and in any event within five business days) after the closing, the Paying Agent will pay, by mail or wire transfer, to each holder of book entry shares representing Parkway’s common stock as of immediately prior to the effective time of the Company Merger, the per share merger consideration for each share of Parkway’s common stock formerly represented by such book entry shares, automatically without any action on the part of such holder.

As soon as possible (and in any event within five business days) after the closing, the Paying Agent will mail to each holder of record of certificates representing partnership units whose units were converted into the right to receive or be exchanged for the per share merger consideration or New Partnership Preferred Units, as applicable (each such certificate, a “Certificate”), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of Certificates in exchange for the per share merger consideration or New Partnership Preferred Units, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the per share merger consideration or New Partnership Preferred Units, as applicable.

Tax Withholding

All payments under the Merger Agreement, including payment of the merger consideration, are subject to applicable withholding requirements.

Dissenters’ Rights

In accordance with the MGCL and the Company’s charter, no dissenters’ or appraisal rights will be available with respect to the Company Merger.

De-Listing and Deregistration of Company Common Stock

Pursuant to the Merger Agreement, when the Company Merger is completed, the shares of Parkway’s common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under Exchange Act.

Representations and Warranties

The Company and Partnership, jointly and severally, made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the Merger Agreement;

•	receipt of an opinion of HFF Securities as to the fairness of the merger to the Company’s stockholders;

•	required consents, filings and approvals relating to the Mergers;

•	SEC documents, financial statements, internal controls, SEC correspondence and accounting or auditing practices;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	the absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the Mergers;

•	absence of certain changes and non-existence of a material adverse effect, since December 31, 2016;

•	absence of certain litigation and liabilities related to litigation;

•	existing indebtedness of the Company;

•	employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”);

•	compliance with applicable laws;

•	existence and validity of certain material contracts;

•	real property matters, including owned and leased real property, construction contracts, rent rolls, title insurance, acquisitions of real property, mortgages and permits;

•	inapplicability of anti-takeover statutes;

•	compliance with environmental laws;

•	tax matters, including qualification as a REIT and the accuracy and timeliness of the Company’s tax returns;

•	collective bargaining agreements and other labor matters;

•	ownership of or licenses to certain intellectual property;

•	existence of insurance policies; and

•	brokers’ and finders’ fees in connection with the Mergers.

The Merger Agreement also contains customary representations and warranties made by Parent, Merger Partnership and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	authority relative to execution and delivery of, and performance of obligations under, the Merger Agreement;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	the absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the Mergers;

•	absence of certain litigation;

•	availability of funds necessary for payment of the cash portion of the merger consideration, and the execution of the Equity Commitment Letter; and

•	capital structure.

Material Adverse Effect

For the purposes of the Merger Agreement, “material adverse effect” means, when used in connection with the Company and its subsidiaries, any change, event, circumstance, occurrence or state of fact that, individually or in the aggregate with any other change, event, circumstance, occurrence or state of fact, has had or would reasonably be likely to have a material adverse effect on (i) the financial condition, properties, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Merger Agreement or consummate the Mergers before the termination date; provided, however, that a material adverse effect will not include any change, event, circumstance, occurrence or state of fact arising from:

•	the entry into or the announcement, pendency or performance of the Merger Agreement or the transactions contemplated thereby or the consummation of any transactions contemplated thereby, including (i) the identity of Parent and its affiliates and (ii) the impact of any of the foregoing on any relationships with tenants, lenders, suppliers, business partners or employees; and, provided that such change, event, circumstance, occurrence or state of fact does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the principal industry in which the Company and its Subsidiaries operate:

•	changes in the economy or capital or financial markets or political or regulatory conditions generally in the United States including changes in interest or exchange rates or commodity prices;

•	acts of war, armed hostility or terrorism threatened or underway as of the date of the Merger Agreement;

•	changes in legal, regulatory, economic or business conditions generally affecting the principal industry in which the Company and its subsidiaries operate;

•	earthquakes, hurricanes, tornados, floods or other natural disasters or calamities;

•	changes in any law or the United States generally accepted accounting principles (or any interpretation thereof) after the date of the Merger Agreement;

•	any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Merger Agreement and prior to the closing, provided that this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a material adverse effect; and

•	a change in the price or trading volume of the Company’s common stock on the NYSE, provided that the exception in this clause will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a material adverse effect.

No Further Dividends

Under the terms of the Merger Agreement, excluding the Special Dividend, the Company may not authorize, declare, set aside, make or pay any dividend or other distribution with respect to any of the capital stock or other equity interests of the Company or any of its subsidiaries (except as is necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise tax under Section 4981 of the Code, which authorization, declaration and payment of any such dividend would reduce the merger consideration on a dollar-for-dollar basis). We have agreed that, except for the Special Dividend (and only to the extent that such Special Dividend is less than or equal to $4.00), any dividend on our common stock will require consent by or consultation with Parent and when paid will reduce the $19.05 per share merger consideration on a dollar-for-dollar basis.

Special Dividend

Pursuant to the Merger Agreement, the Company has agreed that, before the closing of the Mergers, the Board of Directors of the Company will authorize and Parkway will declare and pay a per share and per unit cash dividend on the Company’s common stock and Parkway LP’s partnership units (or such additional dividends as may be necessary to distribute the Company’s undistributed REIT taxable income and net capital gain earned or accrued for the portion of the taxable year that includes the closing date ending at the effective time of the Company Merger). The Special Dividend will be paid, subject to satisfaction of certain conditions to the closing of the Company Merger to holders of record of common stock and partnership units as of a record date to be established by our Board of Directors. The Special Dividend must be paid no less than two days before the effective time of the Company Merger, but not before October 10, 2017. If the Special Dividend exceeds $4.00 per share or per unit, the per share merger consideration will be decreased by the amount by which the Special Dividend exceeds $4.00.

Conduct of Business Pending the Mergers

Under the Merger Agreement, the Company and Parkway LP have agreed that, subject to certain exceptions in the Merger Agreement, or as approved by Parent in writing, between the date of the Merger Agreement and the earlier of the closing date and the termination of the Merger Agreement in accordance with its terms (which period we refer to as the interim period), they and their subsidiaries will:

•	conduct their business in all material respects in the ordinary course of business consistent with past practice; and

•	use their respective reasonable best efforts to preserve intact their respective current business organizations, their goodwill and relationships with governmental entities, tenants, creditors and others having material business dealings with them, and the services of their respective present officers.

The Company and Parkway LP have also agreed that during the interim period, subject to certain exceptions described in the Merger Agreement or unless Parent gives its prior written consent, the Company and its subsidiaries will not, among other things:

•	adopt or propose any change in its charter, bylaws or other applicable governing instruments;

•	merge or consolidate with any other person, except for any such transactions among the Company and/or wholly owned subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

•	make or commit to make any capital expenditures other than in the usual course of business consistent with practice except those agreed to by the parties or as necessary to repair and/or prevent damage to any property of the Company or any of its subsidiaries in the event of an emergency situation after prior notice to Parent, and if the same is not covered by applicable insurance, in an amount not to exceed $500,000 with respect to any individual circumstance or $2,500,000 in the aggregate;

•	issue, sell, pledge, dispose of, grant, transfer or encumber their own securities or equity equivalents, except (i) the issuance of securities by a wholly owned subsidiary of the Company to the Company, (ii) the issuance of shares of Parkway’s common stock issuable upon redemption of partnership units in Parkway LP or the Operating Partnership in accordance with the terms of their organizational documents, and (iii) the issuance of shares of Parkway’s common stock issuable upon the exercise of exercise, vesting or settlement of the Company’s equity awards in existence as of the date of the Merger Agreement in accordance with their terms;

•	repurchase, redeem or otherwise acquire their own securities or equity equivalents;

•	except as agreed to by the parties, mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens), except in an amount not to exceed $50,000 in the aggregate, so long as such mortgage or pledge is pre-payable without penalty;

•	make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly owned subsidiary of the Company, and, in the case of a joint venture, and to the extent the Company or any of its subsidiaries are contractually obligated to make any such loan, advance, guarantee, capital contribution or investment pursuant to any Contract in effect as of the date of the Merger Agreement);

•	except for as agreed to by the parties, authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any shares of its capital stock, partnership interests or other equity interests, or make any actual, constructive or deemed distribution in respect of any shares of its capital stock, partnership interests or other equity interests, or otherwise make any payments to equityholders in their capacity as such;

•	enter into any agreement with respect to the voting of its capital stock, partnership interests or other equity interests, except for the Voting and Support Agreement;

•	reclassify, combine, split or subdivide any capital stock or other equity interest of the Company or any of its subsidiaries except as required to consummate the Mergers and the other transactions contemplated by the Merger Agreement;

•	incur, assume or refinance any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for intercompany indebtedness of wholly owned subsidiaries of the Company or guarantees incurred in compliance with the Merger Agreement by the Company of indebtedness of wholly owned subsidiaries of the Company;

•	prepay or terminate any indebtedness for borrowed money, or modify in any material respect the terms of any such indebtedness or of any documents evidencing or securing such indebtedness;

•	except pursuant to (i) any mandatory payments under any credit facilities or other similar arrangements in existence on the date of the Merger Agreement or (ii) amounts individually not in excess of $100,000, or in the aggregate, not to exceed $500,000, in each case, in excess of applicable insurance proceeds, incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary and usual course of business consistent with past practice, (B) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the company’s periodic reports filed prior to the date of the Merger Agreement, or (C) of fees, costs and expenses incurred in connection with the preparation, execution and performance of the Merger Agreement and the transactions contemplated thereby;

•	except as agreed to by the parties, enter into any contract that, if entered into prior to the date of the Merger Agreement, would have been a material contract under the Merger Agreement;

•	except as required by the SEC or changes in GAAP, change any of their financial accounting policies or procedures;

•	except as agreed to by the parties, settle or compromise any litigation or other proceeding before a governmental entity (whether or not commenced prior to the date of the Merger Agreement), except for (i) amounts not in excess of $500,000 individually, or $1,000,000 in the aggregate, in each case in excess of applicable insurance proceeds, and that do not involve the imposition of injunctive or equitable relief against the Company or any of its subsidiaries or (ii) litigation or other proceedings arising from the ordinary and usual course of operations of the Company and its subsidiaries involving collection matters or personal injury which are covered by adequate insurance (subject to customary deductibles);

•	amend, modify or terminate, or cancel, modify or waive any debts or claims held by it, or waive compliance with the terms of or breaches under, any contract required to be disclosed in the Merger Agreement as a material contract;

•	take any action that could or fail to take any action, the failure of which could reasonably be expected to cause (i) the Company to fail to qualify as a REIT under the Code or (ii) Parkway LP to be treated other than as a partnership or disregarded entity for U.S. federal income tax purposes;

•	other than as required by law or as required to preserve the status of the Company as a REIT under the Code or the tax status of any of the Company’s subsidiaries, make, change, rescind or revoke any material tax election, change a material method of tax accounting, amend any material tax return, agree to a waiver or extension of a statute of limitations with respect to material taxes, settle or compromise any material tax liability, audit, claim or assessment, apply for or enter into any private letter ruling, closing agreement or similar agreement, arrangement or determination related to taxes, or surrender any right to claim any material tax refund;

•	sell, transfer, dispose of or encumber (i) any personal property that exceeds $200,000 in the aggregate, (ii) any capital stock, partnership interests or other equity interests of any of its subsidiaries, or (iii) any real property; or enter into any contract or letter of intent for the sale, transfer, mortgage or disposition of any real property;

•	enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company lease, except for (i) entering into any new lease or renewing or modifying any Company lease in the ordinary course of business consistent with past practice on market terms and where any such new lease or Company lease, together with any other lease to the same or an affiliated tenant, (A) relates to premises of no more than 25,000 square feet and (B) requires no more than $1,000,000 in capital commitments, (ii) terminating any Company lease as a result of a material default by the counterparty to such Company lease (in accordance with the terms of such Company lease and subject to any applicable cure period therein), (iii) any termination, modification or renewal in accordance with the terms of any existing Company lease that occurs automatically without any action (other than notice of renewal) by the Company, Parkway LP or any of their subsidiaries or (iv) as agreed to by the parties;

•	except as agreed to by the parties or as required by applicable Law or pursuant to the terms of any previously disclosed employee benefit plan, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant (who is a natural person) of the Company or any of its subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant (who is a natural person) of the Company or any of its subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers that do not exceed 3% individually and 3% in the aggregate, (iii) establish, adopt, amend (except for immaterial amendments that do not significantly increase the cost of any such employee benefit plan) or terminate any employee benefit plan (including any outstanding equity based awards), (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan, to the extent not already provided in any such employee benefit plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan, except as may be required by GAAP; (vi) forgive any loans to directors, officers, employees or consultants who are natural persons of the Company or any of its subsidiaries; (vii) hire any employee or engage any consultant who is a natural person with an annual salary or wage rate or consulting fees in excess of $150,000; (viii) terminate the employment of any executive officer other than for cause; or (ix) except as would be permitted pursuant to subsections (i)-(viii), take any other action to establish or authorize, or commit the Company or any of its subsidiaries to establish or authorize, any right (whether or not vested) to any compensation or employee benefit covering any director, officer, employee or consultant (who is a natural person) of the Company or any of its subsidiaries;

•	enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

•	enter into any new line of business or acquire any interest in any real property;

•	fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies;

•	settle, compromise or adjust any property damage, rent loss or other claim under any insurance policy related to casualty or other damage except for claims which do not exceed $500,000 per claim or $1,000,000 in the aggregate;

•	enter into, amend or modify any tax protection agreement, or take any action or fail to take any action that would violate or be inconsistent with any tax protection agreement or otherwise give rise to a material liability with respect thereto (other than actions or transactions required or contemplated by the Merger Agreement);

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Mergers set forth in the Merger Agreement not being satisfied;

•	acquire any assets that do not qualify for an exemption under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; or

•	announce an intention, enter into any agreement or otherwise make a commitment, to do any of the prohibited actions.

Other Actions Pending the Mergers

During the interim period, no party to the Merger Agreement will take or cause to be taken any action that would reasonably be expected to materially delay consummation of the transactions contemplated by the Merger Agreement or enter into any agreement or otherwise make a commitment to take such action.

Stockholder Meeting

Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the Company has agreed to take all action necessary to duly call, give notice of, convene and hold the Special Meeting of holders of shares of Parkway’s common stock and Company Limited Voting Shares for the purpose of obtaining Company stockholder approval of the Company Merger as promptly as practicable after the execution of the Merger Agreement, and in any event within fifty (50) days following clearance of this proxy statement by the SEC. Unless a permitted change in recommendation has occurred as described below, the Board of Directors of the Company has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve the Company Merger.

Acquisition Proposals

Definitions

For the purposes of the Merger Agreement, an “Acquisition Proposal” is (i) any indication of interest, proposal or offer with respect to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, Parkway LP or the Operating Partnership, and (ii) any acquisition by any person resulting in, or any indication of interest, proposal or offer which, if consummated would result in, any person (or group of persons) becoming the beneficial owner, directly or indirectly, in one transaction or a series of related transactions, of 20% or more of the total voting power of the equity securities of the Company, or 20% or more of the equity interests or general partner interests in Parkway LP or the Operating Partnership, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case other than the transactions contemplated by the Merger Agreement.

For the purposes of the Merger Agreement, the term “Superior Proposal” means any unsolicited bona fide Acquisition Proposal that would result in any person (or group of Persons) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets of the Company (on a consolidated basis), of 50% or more of the total voting power of the equity securities of the Company that the Board of Directors of the Company has determined in its good faith judgment, after consultation with outside legal counsel and outside financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of the transactions contemplated by the Merger Agreement and the time likely to be required to consummate such Acquisition Proposal).

Acquisition Proposals

From the date of the Merger Agreement until the earlier of the effective time of the Company Merger and the termination of the Merger Agreement, neither the Company nor any of its subsidiaries nor any of the directors, officers or senior employees of it or its subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its and its subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, senior employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person with respect to, any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

•	execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement relating to an Acquisition Proposal.

Notwithstanding the foregoing, prior to the time of, but not after, the Stockholders Meeting, the Company and its Representatives may:

•	furnish, make available or provide access to non-public information with respect to the Company or its subsidiaries to a person who has made an unsolicited bona fide written Acquisition Proposal if the Company has received or receives from such person an executed confidentiality agreement on terms specified in the Merger Agreement, and promptly (and in any event within forty-eight hours thereafter) makes available to Parent and Merger Sub any such information concerning the Company or its subsidiaries that the Company or its Representatives provides to any such person and that was not previously made available to Parent or Merger Sub;

•	engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or

•	authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an unsolicited Acquisition Proposal;

if and only to the extent that, (i) prior to taking any action described above, the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable law, (ii) in each such case referred to above, the Board of Directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (iii) in the case referred to in the third bullet above, the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the Company has agreed to notify Parent within 24 hours after receipt of an Acquisition Proposal or receipt of any request for nonpublic information relating to the Company or its subsidiaries, or if the Company enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information to any person in connection with an Acquisition Proposal. The Company has agreed to keep Parent informed of the status and terms of any such proposals. The Company may contact a person submitting an acquisition proposal to clarify and understand the terms of the acquisition proposal, so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.

Change in Recommendation

Except as set forth in the Merger Agreement, the Board of Directors of the Company may not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of the Company Merger, (B) fail to include the Board of Directors of the Company’s recommendation that the Company’s stockholders vote in favor of the Company Merger in this proxy statement, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or take any action or make any public announcement inconsistent with the Board of Directors of the Company’s recommendation that the Company’s stockholders vote in favor of the Company Merger; or (ii) cause or permit the Company to enter into any alternative acquisition agreement with respect to an Acquisition Proposal.

Notwithstanding the restrictions on the Board of Directors of the Company’s ability to change its recommendation to the Company’s stockholders, prior to the Special Meeting, upon receipt by the Company of an Acquisition Proposal, the Board of Directors of the Company may, if it determines in good faith after consultation with its legal and financial advisors that the Acquisition Proposal constitutes a Superior Proposal, or solely in response to a material event, occurrence, development or state of facts or circumstances, not related to an Acquisition Proposal, and that first occurred following the execution of the Merger Agreement and was neither known to, nor reasonably foreseeable by, the Board of Directors of the Company prior to the date of the Merger Agreement, the Board of Directors of the Company may make a change in its recommendation to the Company’s stockholders that they vote in favor of the Company Merger, or decide to terminate the Merger Agreement in favor of entering into an alternative acquisition agreement with respect to such Superior Proposal, provided that the Board of Directors of the Company may not take such action unless:

•	the Company has complied with its obligations in the Merger Agreement with respect to an Acquisition Proposal;

•	the Company has provided prior written notice (a “Determination Notice”) to Parent at least 72 hours in advance of taking such actions (the “Notice Period”) to the effect that the Board of Directors of the Company intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified the Merger Agreement with respect to such Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal;

•

the Company has, and has caused its financial and legal advisors to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ duties under applicable law;

•	at or following the end of such Notice Period, the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would continue to be inconsistent with the directors’ duties under applicable law (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination; and

•	in the event of a termination of the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal, the Company has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement and paid the appropriate termination fee.

Cooperation and Approvals

Subject to the terms and conditions set forth in the Merger Agreement, the Company and Parent have agreed to cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the Mergers and the other transactions contemplated by the Merger Agreement as soon as reasonably practicable and in any event by or before the termination date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waiting period expirations or terminations, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Mergers and the other transactions contemplated by the Merger Agreement.

Equity Commitment

CPPIB has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Parent a maximum amount of $1.05 billion, which will be at least the amount necessary for Parent, Merger Sub and Merger Partnership to satisfy their obligations under the Merger Agreement, in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, and has provided to the Company the Equity Commitment Letter memorializing this commitment. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent’s sponsor, enforceable against CPPIB by Parent and the Company, as a third party-beneficiary, in accordance with its terms.

Syndication

Parent may, at or prior to the closing, allocate a portion of its commitment to fund the cash portion of the aggregate merger consideration to one or more potential equity financing sources (the “Syndication”), provided that Parent will remain responsible for all of its obligations pursuant to the Merger Agreement in accordance with the terms and conditions thereof regardless of whether such obligations have been syndicated. In the event Parent determines to proceed with the Syndication, and subject to various limitations set forth in the Merger Agreement, we will use commercially reasonable efforts to cooperate with Parent as necessary in connection with the arrangement of such Syndication as may be customary and reasonably requested by Parent. Parent will promptly reimburse the Company and its subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company, its subsidiaries or their respective representatives in connection with such cooperation.

Employee Benefits

Except as otherwise agreed between Parent and any executive officer of the Company in his or her individual capacity, Parent agrees that, during the period commencing at the effective time of the Company Merger and ending on the first anniversary thereof, Parent will provide, or will cause to be provided, to each employee of the Company or its subsidiaries who is employed by the Company or its subsidiaries as of immediately prior to the effective time of the Company Merger (the “Continuing Employees”) during the time that each such Continuing Employee remains employed by Parent or any of its subsidiaries, (i) at least the same base compensation and annual cash bonus opportunity provided to such Continuing Employee immediately prior to the effective time of the Company Merger; (ii) severance benefits that are no less favorable, in the aggregate, than the severance benefits provided to such Continuing Employee immediately prior to the effective time of the Company Merger; and (iii) other compensation and employee benefits (excluding equity-based compensation, and defined benefit pension plans, post-retirement welfare plans, and retention, change in control or similar plans, policies or agreements) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time of the Company Merger.

For purposes of any employee benefit plans maintained by Parent or any of its subsidiaries (the “New Plans”) providing benefits to any Continuing Employees after the Company Merger effective time, Parent will, or will cause its applicable Subsidiary to, (i) use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans; and (B) provide each Continuing Employee and their eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding employee benefit plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous employee benefit plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (ii) recognize all service of the Continuing Employees with the Company and its subsidiaries (and any predecessors or affiliates thereof) (to the same extent that such service was recognized under the analogous employee benefit plan prior to the date that the Continuing Employee first participates in the New Plan) for all purposes in any New Plan in which such employees may be eligible to participate after the Company Merger effective time; provided, however, that the foregoing clause (ii) will not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan or any postretirement welfare plan.

In addition, with respect to each employee of the Company who is eligible to receive a cash bonus in accordance with the terms of the applicable bonus plans of the Company or its subsidiaries as of immediately prior to the effective time of the Company Merger (each, a “Bonus Eligible Employee”), Parent will pay or cause to be paid to each Bonus Eligible Employee who is employed by Parent or one of its subsidiaries on the last day of the 2017 calendar year a bonus in respect of the 2017 calendar year in accordance with the Company’s applicable bonus plans and historic practice.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, immediately prior to the closing, we will consummate a pre-closing restructuring transaction consisting of the issuance of one share of preferred stock of the Company, $0.001 par value per share (the “New Preferred Share”) to a third-party designated by Parent, as Parent will request in writing at least ten business days prior to the closing.

The New Preferred Share will generally confer to its holder the following terms:

•	a liquidation preference of $100, together with a preferred dividend 5% of the liquidation preference per annum, commencing on its issue date, and will have no other economic rights; and

•	no voting rights, other than the right to vote for the election or removal of directors with such number of votes as is equal to 70% of the aggregate number of votes entitled to be cast by all shares of stock of the Company for the election or removal of directors.

The New Preferred Share will survive the Company Merger and remain outstanding in accordance with its terms. However, the New Preferred Share will be automatically redeemed by the Company if the Company Merger is not consummated within 24 hours from the issuance of the New Preferred Share. The New Preferred Share so redeemed will remain available for reissue immediately prior to the closing.

In lieu of this pre-closing restructuring transaction, if it so desires, Parent has the right to request that we modify the pre-closing restructuring by delivering us a notice no later than ten business days prior to the closing. Upon receipt of such notice, the Company and Parent, at the expense of Parent will cooperate in good faith and use commercially reasonable efforts to agree on modified pre-closing restructuring steps and prepare all documentation required thereby, to be implemented as close as possible to the effective time of the Company Merger. Pursuant to the Merger Agreement, among other things, any modified pre-closing restructuring must be implemented as close as possible to the Company Merger effective time (and generally after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Company Merger have been satisfied or waived), and the Company generally will not be required to take any such action that would reasonably be expected to result in any adverse tax consequences to any stockholder or other equity interest holder of Company or Parkway LP incrementally greater than the taxes or other adverse consequences to such Person in connection with the consummation of the Mergers in the absence of such action, unless such holders are indemnified by Parent for such incremental taxes.

Certain Other Covenants

The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:

•	the filing of this Proxy Statement with the SEC, and cooperation in preparing the Proxy Statement and in responding to any comments received from the SEC on the Proxy Statement;

•	giving Parent and its authorized representatives reasonable access to the Company’s and its subsidiaries’ employees, properties, books, contracts and records;

•	actions necessary to enable the delisting by the Surviving Company of Parkway’s common stock from the NYSE and the deregistration of Parkway’s common stock under the Exchange Act as promptly as practicable after the Company Merger effective time, and in any event no more than ten days after the closing date;

•	actions necessary so that no takeover statute becomes applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	cooperation regarding any press releases or other public announcements with respect to the Mergers and the other transactions contemplated by the Merger Agreement, including any filings with any third party and/or any governmental entity;

•	the indemnification of the Company’s and its subsidiaries’ directors and officers against any costs and expenses incurred in connection with any claim prior to the effective time of the Company Merger, as well the payment in full of a tail insurance policy for (i) directors’ and officers’ liability coverage for a period of 6 years following the closing, (ii) fiduciary liability coverage for a period of 6 years following the closing, and (iii) employment practices liability coverage for a period of 3 years following the closing;

•	taking action to cause the transactions contemplated by the Merger Agreement by each individual who is a director or officer of the Company, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperation with respect to litigation related to the Mergers;

•	restrictions on dividends and payment of the Special Dividend (as described above); and

•	certain tax matters.

Conditions to the Mergers

The obligations of the parties to complete the Mergers are subject to the satisfaction or waiver of the following mutual conditions:

•	the Company’s stockholders having voted to approve the Company Merger; and

•	no court or other governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by the Merger Agreement (collectively, an “Order”).

The obligations of Parent, Merger Sub and Merger Partnership to effect the Mergers and to effect the other transactions contemplated by the Merger Agreement are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by Parent at or prior to the closing date of the following conditions:

•	that, with certain exceptions, including where the failure of such representations and warranties to be true and correct does not have, or is not reasonably likely to have a Company Material Adverse Effect, each of the representations and warranties of the Company and Parkway LP contained in the Merger Agreement are true and correct (as determined without regard to any qualification by any of the terms “material” or “Company Material Adverse Effect” therein) as of the closing as though made on and as of the closing;

•	that, with certain exceptions, the representations and warranties of the Company and Partnership set forth in the Merger Agreement with respect to absence of changes are true and correct as of the closing as though made on and as of the closing;

•	that, with certain exceptions, the representations and warranties of the Company and Partnership set forth in the Merger Agreement with respect to authorized capital stock and outstanding partnership units are true and correct as of the closing as though made on and as of the closing, except for de minimis inaccuracies;

•	that, with certain exceptions, the representations and warranties of the Company and Partnership set forth in the Merger Agreement with respect to capital structure, organization, good standing and qualification, corporate authority, takeover statutes and certain tax matters related to REIT qualification are true and correct in all material respects as of the closing;

•	Parent having received at the closing a certificate signed on behalf of the Company and Parkway LP by an executive officer of the Company and Parkway LP, respectively, to the effect that the conditions related to the representations and warranties have been satisfied;

•	that, with certain exceptions, each of the Company and Parkway LP have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing,

•	that Parent has received a certificate signed on behalf of the Company and Parkway LP by an executive officer of the Company and Parkway LP, respectively, to state that the Company and Parkway LP have performed;

•	that Parent has received a tax opinion of Hogan Lovells US LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, which concludes that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 2016 through and including the portion of its taxable year that includes the effective time of the Company Merger; and

•	that the pre-closing restructuring transactions have been completed in accordance with the Merger Agreement.

The obligations of the Company and Parkway LP to effect the Mergers and to effect the other transactions contemplated by the Merger Agreement on the closing are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company at or prior to the closing date of the following conditions:

•	that, with certain exceptions, the representations and warranties of Parent, Merger Sub and Merger Partnership set forth in the Merger Agreement are true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date and time, and that the Company has received at the closing a certificate signed on behalf of Parent, Merger Sub and Merger Partnership by an executive officer of Parent, Merger Sub and Merger Partnership, respectively, to the effect that this condition has been satisfied; and

•	that, with certain exceptions, each of Parent, Merger Sub and Merger Partnership have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing, and that the Company has received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership by an executive officer of Parent, Merger Sub and Merger Partnership, respectively, to such effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Mergers and other transactions contemplated thereby may be abandoned at any time prior to the effective time of the Company Merger as follows:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	the Mergers have not been consummated by December 31, 2017; provided, however, that if the Company has not held the Stockholders Meeting by such time, the Termination Date may be extended by Parent to a date not beyond March 29, 2018 (the “Termination Date”);

•	the Company’s stockholders have not voted to approve the Company Merger at the Stockholders Meeting; or

•	any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers having become final and non-appealable.

•	by the Company if:

•	before the stockholders of the Company vote to approve the Company Merger, the Board of Directors of the Company authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal, but only so long as the Company is not in material breach of any of the terms of the Merger Agreement and simultaneously pays to Parent the Company Termination Fee (as defined below) in accordance with the Merger Agreement; or

•	Parent, Merger Sub or Merger Partnership have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any of their representations or warranties have become untrue, resulting in the uncured failure of a condition to the obligations of the Company or Partnership to consummate the Mergers to be satisfied, provided that the Company and Partnership has not breached its obligations to the Merger Agreement in any manner that materially contributed to the failure of the condition to the consummation of the Mergers.

•	by Parent if:

•	the Board of Directors of the Company has made a change in its recommendation to the Company’s stockholders that they vote in favor of the Company Merger; or

•	either of the Company or Parkway LP breach or fail to perform in any material respect any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any of their representations or warranties become untrue, resulting in the uncured failure of a condition to the obligations of the Parent, Merger Sub and Merger Partnership to consummate the Mergers to be satisfied, provided that the Parent, Merger Sub or Merger Partnership has not breached its obligations to the Merger Agreement in any manner that materially contributed to the failure of the condition to the consummation of the Mergers.

Termination Fee

In the event that the Merger Agreement is terminated:

•	by either the Company or Parent because the Mergers have not been consummated by the Termination Date, and at the time of such termination, the Company has failed to hold the Stockholders Meeting as required by the Merger Agreement, then Company will pay to Parent a cash payment equal to the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent, Merger Sub or Merger Partnership in connection with the Merger Agreement (plus any tax that may be imposed on Parent in respect thereof) and the transactions contemplated by the Merger Agreement up to a maximum amount of $10,000,000 (the “Expense Fee”);

•	by either the Company or Parent because the Mergers have not been consummated by the Termination Date or because the Company’s stockholders did not approve the Company Merger at the Special Meeting, or by Parent because Company has breached its obligations under the Merger Agreement, and:

•	a bona fide Acquisition Proposal has been made to the Company or any of its Subsidiaries or any of its stockholders, has been publicly announced and has not have been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and

•	within twelve months of such termination, (i) the Company or any of its Subsidiaries has entered into a definitive agreement for an Acquisition Proposal or (ii) the Company or any of its Subsidiaries have consummated transaction of the type set forth in the definition of “Acquisition Proposal” and, in each case, such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “20% or more” were replaced with “50% or more”, then promptly after the consummation of such Acquisition Proposal, but in no event later than three business days after such consummation, the Company will pay to Parent an amount equal to the excess of (1) a termination fee of $26,400,000 (the “Termination Fee”) over (2) any Expense Fee previously paid;

•	by the Company because the Board of Directors of the Company has authorized the Company to enter into a definitive alternative acquisition agreement, then the Company will pay to Parent the Termination Fee; or

•	by Parent because the Board of Directors of the Company will have made a change of recommendation to the Company’s stockholders to vote in favor of the Company Merger prior to the stockholder approval of the Company Merger having been obtained, then the Company will pay to Parent the Termination Fee.

Any payments made to Parent pursuant to this section will be made by wire transfer of immediately available funds to an account designated by Parent. In no event will the Company be required to pay both the Termination Fee, on the one hand, and the Expense Fee, on the other hand or be required to pay any of the Termination Fee or the Expense Fee on more than one occasion.

Specific Performance

The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that they do not perform the provisions of the Merger Agreement

(including any failing to take such actions that are required of it under the Merger Agreement in order to consummate the Mergers, including the their respective obligations to consummate the Mergers and the obligation of Parent, Merger Sub or Merger Partnership to pay, and the right of the holders of shares of Parkway’s common stock and partnership units to receive, the merger consideration) in accordance with its specified terms or otherwise breach such provisions. The parties to the Merger Agreement are entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement.

Amendment and Waiver

The parties may amend or modify the Merger Agreement by written agreement at any time prior to the effective time of the Company Merger.

The conditions to each of the parties’ obligations to consummate the Mergers are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act) beneficially owned, as of June 30, 2017, more than 5% of the common stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Common Stock(1)
The Vanguard Group, Inc.(2)	6,900,546	14.0%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
Blackrock, Inc.(3)	6,118,506	12.4%
40 East 52nd Street New York, New York 10002
TPG Funds(4)(5)	4,821,416	9.8%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102
The Bank of New York Mellon Corporation(6)	3,549,315	7.2%
225 Liberty Street New York, New York 10286
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(7)	3,351,413	6.8%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
FMR LLC(8)	2,890,161	5.9%
245 Summer Street Boston, Massachusetts 02210

(1)	Based on 49,220,914 shares of common stock outstanding on June 30, 2017.
(2)	Based upon an amended Statement on Schedule 13G filed with the SEC on February 10, 2017, with respect to the Company, The Vanguard Group, Inc. has sole dispositive power with respect to 6,801,765 shares of common stock, shared dispositive power with respect to 98,781 shares of common stock, sole voting power with respect to 104,712 shares of common stock, and shared voting power with respect to 50,444 shares of common stock. The Statement on Schedule 13G further indicated that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 48,337 shares of common stock as a result of it serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 106,819 shares of common stock as a result of it serving as investment manager of Australian investment offerings.
(3)

Based upon a Statement on Schedule 13G filed with the SEC on January 17, 2017, with respect to the Company, Blackrock, Inc. has sole dispositive power with respect to 6,118,506 shares of common stock and sole voting power with respect to 6,005,503 shares of common stock. The Schedule 13G further indicated that several subsidiaries of Blackrock, Inc., listed in Exhibit A to that schedule, are beneficial owners of common stock. The Schedule 13G state that the following subsidiaries of Blackrock, Inc. acquired the securities reported on the schedule: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia)

Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.
(4)	TPG Funds refers to TPG Pantera and TPG Management, collectively.
(5)	Based upon an amended Statement on Schedule 13D/A filed with the SEC on July 5, 2017. Total includes 4,808,454 shares held by TPG Pantera, whose general partner is TPG GenPar VI Delfir AIV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Delfir AIV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, L.P., a Delaware limited partnership, whose general partner is TPG Holdings III-A, L.P., a Cayman Islands limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman Islands corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). Total also includes 12,962 shares held by TPG Management, whose sole member is TPG Capital Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings, II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is Group Advisors. David Bonderman and James G. Coulter are officers and sole stockholders of Group Advisors and may therefore be deemed to beneficially own the shares held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG Funds except to the extent of their pecuniary interest therein. The address of TPG Advisors VI, Inc., Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(6)	Based upon a Statement on Schedule 13G filed with the SEC on February 3, 2017, with respect to the Company, The Bank of New York Mellon Corporation has sole dispositive power with respect to 3,137,000 shares of common stock, shared dispositive power with respect to 408,411 shares of common stock, and sole voting power with respect to 2,669,984 shares of common stock. The Schedule 13G further indicated that several subsidiaries of The Bank of New York Mellon Corporation, listed in Exhibit I to that schedule, are beneficial owners of common stock. The Schedule 13G state that The Bank of New York Mellon Corporation and its following subsidiaries acquired the securities reported on the schedule: The Bank of New York Mellon (parent holding company of Mellon Overseas Investment Corporation; BNY International Financing Corporation; The Bank of New York Mellon SA/NV; Cutwater Holdings, LLC), BNY Mellon, National Association, The Bank of New York Mellon SA/NV (parent holding company of BNY Mellon Service Kapitalanlage-Gesellschaft mbH), The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Lockwood Advisors, Inc., Mellon Capital Management Corporation, CenterSquare Investment Management Holdings, Inc.(parent holding company of CenterSquare Investment Management, Inc.), CenterSquare Investment Management, Inc., Pershing LLC, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC), MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management(Jersey) Ltd.; BNY Mellon Investment Management APAC LP), and Pershing Group LLC (parent holding company of Lockwood Advisors, Inc; Pershing LLC).
(7)	Based upon a Statement on Schedule 13G filed on February 13, 2017 with the SEC with respect to the Company, Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 does not have dispositive power with respect to any shares of common stock and sole voting power with respect to 3,351,413 shares of common stock.
(8)	Based upon a Statement on Schedule 13G filed on February 14, 2017 with the SEC with respect to the Company, FMR LLC, the parent company of Fidelity Management & Resource Company, has sole dispositive power with respect to 2,890,161 shares of common stock and sole voting power with respect to 1,503,381 shares of common stock.

Security Ownership of Management and Directors

The following table sets forth the shares of common stock, limited voting stock and partnership units beneficially owned, as of June 30, 2017, by each of our directors, nominees for director, and Named Executive Officers individually and as a group. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of common stock, limited voting stock and partnership units set forth in the table. Unless otherwise indicated below, the address for our directors and executive officers is c/o Parkway, Inc., One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803.

Name	Total Common Stock and Partnership Units		Percent of Common Stock(1)	Percent of Common Stock and Partnership Units(1)	Limited Voting Stock	Percent of Limited Voting Stock(1)
Scott E. Francis	24,227	(2)	*	*	—	—
James R. Heistand	929,054	(3)	1.9%	1.9%	—	—
M. Jayson Lipsey	174,729	(4)	*	*	—	—
Avi Banyasz(5)	—		*	*	—	—
James H. Hance, Jr.	18,145		*	*	—	—
Frank J. “Tripp” Johnson, III(6)	—		*	*	—	—
Craig B. Jones	16,796	(7)	*	*	—	—
R. Dary Stone	29,982		*	*	—	—
James A. Thomas	1,268,783	(8)	2.5%	2.5%	858,417	100%

All Named Executive Officers and directors as a group (nine people)	2,461,716		4.9%	4.9%	858,417	100%

*	Less than 1%.
(1)	Based on 49,220,914 shares of common stock, 858,417 shares of limited voting stock and 907,902 partnership units outstanding, excluding partnership units held directly or indirectly by the Company, on June 30, 2017.
(2)	Includes partnership units that are convertible into 5,306 shares of common stock at the holder’s election. Excludes 53,304 RSUs, each of which represents a right to receive one share of common stock upon vesting.
(3)	Includes (A) 44,596 shares of common stock pledged as security for a line of credit with TD Ameritrade, which pledge was in place prior to the spin-off, (B) fully vested options to purchase 557,526 shares of common stock, and (C) partnership units that are convertible into 13,937 shares of common stock at the holder’s election. Excludes 147,917 RSUs, each of which represents a right to receive one share of common stock upon vesting.
(4)	Includes (A) fully vested options to purchase approximately 132,045 shares of common stock, and (B) partnership units that are convertible into 7,262 shares of common stock at the holder’s election. Excludes 70,623 RSUs, each of which represents a right to receive one share of common stock upon vesting.
(5)	Mr. Banyasz is a TPG Nominated Director. Mr. Banyasz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	Mr. Johnson is a TPG Nominated Director. Mr. Johnson does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Johnson III is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)	Includes 102 shares of common stock held in trust for the benefit of his children, of which Mr. Jones disclaims beneficial interest.
(8)	Includes 1,683 shares held in trust for the benefit of immediate family members, of which Mr. Thomas disclaims beneficial ownership, except to the extent of his pecuniary interest, and 858,420 partnership units.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are organized as a corporation under Maryland law. Under Section 3-202 of the MGCL and pursuant to our charter, holders of common stock do not have any of the rights of an objecting stockholder to receive the fair value of their shares in connection with the Company Merger.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an Annual Meeting of Stockholders in 2018 only if the Mergers are not completed. If we hold such an Annual Meeting, and if you are a qualified stockholder and you wish to have a proposal considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders, you must submit the proposal in writing to our Secretary at One Orlando Centre, 800 North Magnolia Avenue, Suite 1625, Orlando, Florida 32803 so that we receive the proposal not later than 5:00 p.m. Eastern Time on December 6, 2017 and not earlier than November 6, 2017.

If the proposal is not intended to be included in our proxy statement and you are a qualified stockholder intending to introduce a proposal or nominate a director at the 2018 Annual Meeting of Stockholders, you should give written notice to our Secretary not later than 5:00 p.m. Eastern Time on December 6, 2017 and not earlier than November 6, 2017.

Stockholders also are advised to review our current Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

STOCKHOLDERS SHARING THE SAME ADDRESS

Under rules adopted by the SEC, Parkway, and intermediaries such as brokers, may satisfy our obligations to deliver this Proxy Statement by delivering a single copy of the Proxy Statement to multiple stockholders sharing the same address. This “householding” saves costs and reduces waste. Unless you have given instructions to us that you wish to receive a separate copy of the Proxy Statement for each stockholder sharing the same address, you may receive a single envelope containing the Proxy Statement but separate proxy cards (or broker’s instruction cards) for each stockholder sharing the address. Once you have received notice from us or your broker that it will be householding communications to your address, that practice will continue until you are notified otherwise or until you revoke your consent.

If at any time you no longer wish to participate in householding by your broker, you should notify your broker. If we household the Proxy Statement and you no longer wish to participate in the householding, or at any time you wish to receive a separate copy of the Proxy Statement, you may contact Investor Relations, Parkway, Inc., 800 N. Magnolia Avenue, Suite 1625, Orlando, FL 32803, or by calling (407) 581-2915. If you would like to only receive a single copy of the Proxy Statement at your address, contact us at the address above or contact your broker.

SOLICITATION

The enclosed proxy for the Special Meeting is being solicited by our Board of Directors. The cost of soliciting the proxies on the enclosed form will be paid by us. Our Board of Directors has engaged Kingsdale Advisors to assist in the solicitation of proxies for a fee of $22,500, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses.

In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage firms and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. We may, upon request, reimburse banks, brokerage firms and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

OTHER MATTERS

Our Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Special Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and file periodic reports and proxy statements and make available to our stockholders reports containing financial information. We maintain a website at www.pky.com. We make available, free of charge, on our website our Annual Reports on Form 10-K, and make available, free of charge, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 of the Exchange Act and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. You may review our SEC filings, including exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov.

You should rely only on the information contained in this Proxy Statement or to which this Proxy Statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Proxy Statement.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this Proxy Statement. This Proxy Statement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC April 5, 2017 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2016; and

•	our Current Reports on Form 8-K filed on February 22, 2017, April 20, 2017, May 23, 2017 and July 5, 2017.

Any statement made in this Proxy Statement or in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

You can obtain any of the filings incorporated by reference into this Proxy Statement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this Proxy Statement. You should direct requests for those documents to:

Parkway, Inc.

800 N. Magnolia Avenue

Suite 1625

Orlando, FL 32803

Attn: Investor Relations

(407) 581-2915

Questions? Need Help Voting?

Please contact our Strategic Stockholder Advisor and Proxy

Solicitation Agent, Kingsdale Advisors

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

PARKWAY, INC.,

REAL ESTATE HOUSTON US TRUST,

REAL ESTATE HOUSTON US LLC,

PARKWAY PROPERTIES LP

and

REAL ESTATE HOUSTON US LP

Dated as of June 29, 2017

-i-

-ii-

9.9.	Obligations of Parent and of the Company	A-63
9.10.	Transfer Taxes	A-63
9.11.	Definitions	A-63
9.12.	Severability	A-63
9.13.	Interpretation; Construction	A-64
9.14.	Assignment	A-64
Annex A	Defined Terms	AA-1

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 29, 2017, is by and among PARKWAY, INC., a Maryland corporation (the “Company”), REAL ESTATE HOUSTON US TRUST, a Delaware statutory trust and a wholly-owned subsidiary of CPPIB (as defined below) (“Parent”), REAL ESTATE HOUSTON US LLC, a member managed Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), PARKWAY PROPERTIES LP, a Delaware limited partnership (the “Partnership”), and REAL ESTATE HOUSTON US LP, a Delaware limited partnership and an indirect wholly-owned subsidiary of Parent (“Merger Partnership”). Parent, Merger Sub, Merger Partnership, the Company and the Partnership are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Company Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the Parties also wish to effect a merger of Merger Partnership with and into the Partnership, with the Partnership being the surviving entity, immediately following the consummation of the Company Merger (the “Partnership Merger” and, together with the Company Merger, the “Mergers”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”);

WHEREAS, Parkway Properties General Partners, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Partnership GP”), is the sole general partner of the Partnership;

WHEREAS, as of the date of this Agreement, the Company owns, directly and through the Partnership GP, approximately 95.8% of the partnership common units representing limited partner interests in the Partnership (“Partnership Common Units”), as well as all of the Series A partnership preferred units representing limited partner interests in the Partnership (the “Partnership Series A Preferred Units”);

WHEREAS, the managing trustee of Parent, the board of directors of the Company (the “Company Board”) and Parent in its capacity as the sole member of Merger Sub have declared advisable and approved this Agreement and the Company Merger on the terms and subject to the conditions set forth herein, and the Company Board has directed that the Company Merger be submitted for consideration at a meeting of the Company’s stockholders;

WHEREAS, Partnership GP, in its capacity as the sole general partner of the Partnership, and the Company, in its capacity as the holder of a percentage interest in the Partnership greater than 66 2/3% of the aggregate percentage interest of all partners in the Partnership, have declared advisable and approved this Agreement and each of the Mergers on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, in its capacity as the sole general partner of Merger Partnership, and Merger Sub, in its capacity as the sole limited partner of Merger Partnership, have declared advisable and approved this Agreement and the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the holders of Partnership Common Units other than the Company or any subsidiary of the Company (the “Minority Limited Partners”) may elect to receive in the Partnership Merger, on the terms and conditions specified herein, in exchange for Partnership Common Units, New Partnership Preferred Units (as

defined below) in the Surviving Partnership (as defined below) (each such Minority Limited Partner, a “Roll-Over Limited Partner”) in an amount described in Section 4.3(a)). In the Partnership Merger, any Partnership Common Units held by any Minority Limited Partners not making the foregoing election will be converted into the right to receive cash per Partnership Common Unit (each such Minority Limited Partner, a “Cash-Out Limited Partner”) in an amount as described in Section 4.3(a); and

WHEREAS, concurrently with the execution and delivery of this Agreement, TPG VI Pantera Holdings, L.P. and TPG VI Management, LLC (collectively, “TPG”), Parent, Merger Sub and the Company are entering into an agreement (the “Voting and Support Agreement”) in the form attached hereto as Exhibit A, pursuant to which, among other things, TPG agrees to take certain actions to support the consummation of the Mergers and the other transactions contemplated by this Agreement, including voting any Company Common Shares (as defined below) held by TPG in favor of the Company Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter (as defined in Section 5.2(e)(ii)) of Canada Pension Plan Investment Board, a Canadian Crown corporation (“CPPIB”), dated as of the date of this Agreement, pursuant to which CPPIB has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Parent in the amount at least necessary to satisfy the obligations of Parent, Merger Sub and Merger Partnership hereunder in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement; and

WHEREAS, the Company, the Partnership, Parent, Merger Sub and Merger Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Mergers as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Mergers; Closing; Effective Times

1.1.    The Mergers.

(a)    The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time (as defined in Section 1.3(a)), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Company Merger (the Company, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Company Merger, the Surviving Company will be an indirect subsidiary of Parent. The Company Merger shall have the effects specified in the MGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, the Surviving Company will possess all of the rights, privileges, immunities, powers and franchises of the Company and Merger Sub and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Company. Simultaneously with the Company Merger, the Surviving Company shall be admitted as the limited partner of the Merger Partnership.

(b)    The Partnership Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA, at the Partnership Merger Effective Time (as defined in Section 1.3(b)), Merger Partnership shall be merged with and into the Partnership, whereupon the separate existence of Merger Partnership will cease, with the Partnership surviving the Partnership Merger (the Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership”), such that following the Partnership Merger, the Surviving Partnership will be a subsidiary of the Surviving Company. The Partnership Merger shall have the effects specified in the DRULPA. Without limiting the generality of the foregoing and subject thereto, the Surviving Partnership will possess all of the rights, privileges, immunities, powers and franchises of Merger Partnership and the Partnership and all of the claims, obligations, liabilities, debts and duties of Merger Partnership and the Partnership will become the claims, obligations, liabilities, debts and duties of the Surviving Partnership.

1.2.    Closing of the Mergers. Unless otherwise mutually agreed in writing between the Parties, the closing for the Mergers (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that, notwithstanding the satisfaction or waiver of the closing conditions described in ARTICLE VII, the Closing Date shall be a business day no earlier than 2 (two) days following the payment of the Pre-Closing Dividend (as defined in Section 6.14). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or Toronto.

1.3.    Effective Times.

(a)    Company Merger Effective Time. On the Closing Date, the Company and Merger Sub will (i) duly execute and file articles of merger (the “Maryland Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “DSOS”) in accordance with the DLLCA, and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective upon the later of such time as the Maryland Articles of Merger have been accepted for record by the SDAT or the Delaware Certificate of Merger has been duly filed with the DSOS, or such later date and time as shall be mutually agreed to by the Parties in writing and specified in the Maryland Articles of Merger and the Delaware Certificate of Merger (the “Company Merger Effective Time”). The Parties shall cause the Company Merger Effective Time to occur immediately prior to the Partnership Merger Effective Time.

(b)    Partnership Merger Effective Time. On the Closing Date and immediately following the Company Merger Effective Time, the Company will cause Partnership GP to (i) cause a certificate of merger (the “Partnership Certificate of Merger”) to be executed, acknowledged and filed with the DSOS in accordance with the DRULPA, and (ii) make any other filings, recordings or publications required to be made by Partnership GP or the Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective after the Company Merger Effective Time upon such time as the Partnership Certificate of Merger has been duly filed with the DSOS, or such later date and time as shall be mutually agreed to by the Parties in writing and specified in the Partnership Certificate of Merger (the “Partnership Merger Effective Time”).

1.4.    Tax Consequences. The Parties intend that, for U.S. federal and applicable state income tax purposes, (a) the Company Merger shall be treated as a taxable sale by the Company stockholders of the Company Common Shares in exchange for the Per Share Merger Consideration, and (b) the Partnership Merger shall be treated as (i) the sale of the Partnership Common Units by the Cash-Out Limited Partners to the Surviving Company, and (ii) the contribution of Partnership Common Units by the Roll-Over Limited Partner in

the Partnership in exchange for new partnership preferred units of the Surviving Partnership (each, a “New Partnership Preferred Unit”). The Parties hereto agree not to take any position on any tax return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.

ARTICLE II

Governing Documents

2.1.    Charter and Bylaws of the Surviving Company. The charter of the Company as in effect immediately prior to the Company Merger Effective Time shall be the charter of the Surviving Company immediately following the Company Merger Effective Time (the “Charter”), until thereafter amended in accordance with the provisions thereof and applicable Law. The Parties shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Company Merger Effective Time shall be the bylaws of the Surviving Company (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

2.2.    Limited Partnership Agreement and Certificate of Limited Partnership of the Surviving Partnership. The Company shall cause Partnership GP, in its capacity as the general partner of the Partnership, to cause the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 27, 2013, as amended (the “Partnership Agreement”), to be amended, effective as of the Company Merger Effective Time, to (x) add to such agreement Article 17 in the form of Exhibit B hereto, which shall set forth the terms of the New Partnership Preferred Units and provide that each Person issued a New Partnership Preferred Unit is admitted as a limited partner of the Surviving Partnership, and (y) make such other amendments as shall be requested by Parent in order to: (i) eliminate the parity requirements between units of the Partnership and shares of the Surviving Company, (ii) provide that the Partnership Agreement may be amended by Partnership GP without the consent of any other partner, subject to the voting and consent rights of the holders of New Partnership Preferred Units, as reflected in Exhibit B, and (iii) make such other adjustments as are necessary to reflect the fact that, aside from the New Partnership Preferred Units, the Surviving Partnership will be wholly-owned by the Surviving Company (as so amended, the “Amended Partnership Agreement”). The Parties acknowledge and agree that no such amendments will require the consent of any of the Partnership’s limited partners, other than the Company. The Company agrees to vote any Partnership Common Units and Partnership Series A Preferred Units held directly or indirectly by it in favor of the Amended Partnership Agreement. From and after the Partnership Merger Effective Time, the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership, until thereafter amended in accordance with the provisions thereof and applicable Law. From and after the Partnership Merger Effective Time, the Amended Partnership Agreement shall be the partnership agreement of the Surviving Partnership, until thereafter amended in accordance with the provisions thereof and applicable Law.

ARTICLE III

Managing Member, General Partner and Officers of the Surviving Entities

3.1.    Directors of the Surviving Company. The Parties shall take all actions necessary so that the directors designated by Merger Sub shall, from and after the Company Merger Effective Time, constitute the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2.    Officers of the Surviving Company. The officers of the Company immediately prior to the Company Merger Effective Time shall be the initial officers of the Surviving Company from and after the Company Merger Effective Time, until such time as their resignation or removal or such time as their successors shall be duly elected and qualified.

3.3.    General Partner of the Surviving Partnership. Partnership GP, in its capacity as general partner of the Partnership immediately prior to the Partnership Merger Effective Time, shall be the general partner of the Surviving Partnership from and after the Partnership Merger Effective Time.

ARTICLE IV

Merger Consideration; Company Stock; Partnership Common Units

4.1.    Effect of the Company Merger. At the Company Merger Effective Time, as a result of the Company Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of securities of the Company or Merger Sub:

(a)    Company Common Share Merger Consideration. Each share of common stock, par value $0.001 per share, of the Company (each, a “Company Common Share” and, collectively, the “Company Common Shares”) issued and outstanding immediately prior to the Company Merger Effective Time (other than Excluded Shares (as defined below), if any) shall automatically be converted into the right to receive an amount in cash equal to Nineteen Dollars and Five Cents ($19.05), without interest, subject to any applicable withholding Tax (the “Per Share Merger Consideration”). The Per Share Merger Consideration shall be subject to adjustments as contemplated by Section 6.14. The aggregate amount of cash payable as the Per Share Merger Consideration is hereinafter referred to as the “Company Common Share Merger Consideration”. At the Company Merger Effective Time, all of the Company Common Shares (other than Excluded Shares, if any) shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a Company Common Share (other than Excluded Shares, if any) shall cease to have any rights with respect to such Company Common Share, except the right to receive the Per Share Merger Consideration.

(b)    Cancellation of Excluded Shares. Each issued and outstanding Company Common Share that is owned by Parent, Merger Sub, any direct or indirect wholly-owned subsidiary of Parent or Merger Sub or any wholly-owned subsidiary of the Company immediately prior to the Company Merger Effective Time (each, an “Excluded Share” and, collectively, the “Excluded Shares”), if any, shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)    Cancellation of Company Limited Voting Shares. Each share of limited voting stock, par value $0.001 per share, of the Company (each, a “Company Limited Voting Share” and, collectively, the “Company Limited Voting Shares”) issued and outstanding immediately prior to the Company Merger Effective Time shall cease to be outstanding, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d)    Merger Sub Membership Units. Each limited liability company interest in Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one share of Class A common stock, par value $0.001 per share, of the Surviving Company.

4.2.    Redemption of Company Preferred Shares. Immediately prior to the Company Merger Effective Time, the Company shall redeem each share of Series A non-voting preferred stock, par value $0.001 per share, of the Company (each, a “Series A Company Preferred Share” and, collectively, the “Series A Company Preferred Shares”) issued and outstanding at such time for a cash amount equal to One Hundred Thousand Dollars ($100,000), plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of the Company Merger Effective Time (the “Per Share Redemption Amount”). Immediately prior to the Company Merger Effective Time, all Series A Company Preferred Shares redeemed pursuant to this Section 4.2 shall be retired and shall be reclassified as authorized and unissued preferred stock of the Company, without designation as to class or series. Immediately prior to the redemption of all Series A Company Preferred Shares pursuant to this Section 4.2, the Company shall cause Partnership GP to cause (i) Parkway Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) to redeem each Series A preferred partnership unit in the Operating Partnership issued and outstanding at such time for a cash amount equal to the Per Share Redemption Amount and (ii) immediately thereafter, the Partnership to redeem each Partnership Series A Preferred Unit issued and outstanding at such time for a cash amount equal to the Per Share Redemption Amount.

4.3.    Effect of the Partnership Merger. At the Partnership Merger Effective Time, as a result of the Partnership Merger and without any action on the part of the Partnership, Parent, the Surviving Company, Merger Sub or any holder of securities of the Partnership or Merger Partnership:

(a)    Partnership Merger Consideration. Each Partnership Common Unit held by a Minority Limited Partner issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, without interest (the “Per Partnership Unit Merger Consideration”); provided that, in lieu of receiving the Per Partnership Unit Merger Consideration, if but only if (x) the holder of such Partnership Common Unit has effectively made and not revoked a valid election pursuant to Section 4.3(b) to receive a New Partnership Preferred Unit in respect thereof, and (y) the issuance of such New Partnership Preferred Unit would be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, then each Partnership Common Unit of such holder shall be converted into the right to receive one fully paid New Partnership Preferred Unit, without interest. The aggregate amount of cash payable as the Per Partnership Unit Merger Consideration and such New Partnership Preferred Units issued pursuant to this Section 4.3(a) are hereinafter referred to as the “Partnership Merger Consideration” and, together with the Company Common Share Merger Consideration, the “Merger Consideration”.

(b)    Unit Election. Subject to Section 4.3(b)(iv) and in accordance with Section 4.3(a), each eligible holder of Partnership Common Units shall be entitled, with respect to all, but not less than all, of such holder’s Partnership Common Units, to make an unconditional election, on or prior to the Election Date, to receive in the Partnership Merger, in lieu of the Per Partnership Unit Merger Consideration for each such Partnership Common Unit to which such holder would otherwise be entitled in accordance with Section 4.3(a), New Partnership Preferred Units (a “Unit Election”) as follows:

(i)    Merger Partnership shall prepare and deliver to the Partnership, as promptly as practicable following the date the Proxy Statement is mailed to the stockholders of the Company and, in any event, not later than five (5) business days after the date on which the Proxy Statement is mailed to the stockholders of the Company, and the Partnership shall mail to the eligible holders of Partnership Common Units, a form of election, which form shall be subject to the reasonable review and approval of the Company (the “Form of Election”). The Form of Election may be used by each eligible holder of Partnership Common Units to designate such holder’s election to convert all, but not less than all, of the Partnership Common Units held by such holder into New Partnership Preferred Units in the Partnership Merger. Any such holder’s election to receive New Partnership Preferred Units shall be deemed to have been properly made only if Parent shall have received at the notices address set forth in Section 9.6, not later than 5:00 p.m., New York City time, on the date that is five (5) business days before the scheduled date of the Stockholder’s Meeting (the “Election Date”), a Form of Election specifying that such holder elects to receive New Partnership Preferred Units and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

(ii)    A Form of Election may be revoked by any holder of a Partnership Common Unit only by written notice received by Parent at the address set forth in Section 9.6 prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Partnership Merger has been abandoned.

(iii)    The reasonable determination of Parent shall be binding as to whether or not elections to receive New Partnership Preferred Units have been properly made or revoked. If Parent determines that any election to receive New Partnership Preferred Units was not properly made, Parent shall notify such holder of Partnership Common Units of the improper election and provide a reasonable opportunity to such holder to cure the improper election. If, following such reasonable period, the improperly made election remains uncured, the Partnership Common Units with respect to which such election was not properly made shall be converted into Per Partnership Unit Merger Consideration in accordance with Section 4.3(a). Parent may, with the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), make such rules as are consistent with this Section 4.3(b) for the implementation of elections provided for herein as shall be necessary or desirable to fully effect such elections.

(iv)    Each holder of Partnership Common Units, as a condition to making a Unit Election with respect to such holder’s Partnership Common Units, shall (x) represent to Parent that such holder is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act) and (y) agree to be bound by the terms of the Amended Partnership Agreement, including, without limitation, the power of attorney granted in Section 2.4 thereof, and (z) comply with any withholding certifications in order to establish that no U.S. tax withholding is required on such transaction.

(v)    The Company and its Subsidiaries (as defined in Section 5.1(a)) agree to reasonably cooperate with Parent in preparing any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder, each of which shall be subject to the reasonable approval of the Company.

(vi)    Promptly after the Partnership Merger Effective Time, the Surviving Partnership shall deliver to each holder of Partnership Common Units entitled to receive New Partnership Preferred Units pursuant to the terms of Sections 4.3(a) and 4.3(b) a notice confirming such holder’s right to receive the New Partnership Preferred Units issuable pursuant hereto in respect of such Partnership Common Units.

(vii)    Each Person that receives New Partnership Preferred Units pursuant to the terms of Sections 4.3(a) and 4.3(b) shall be deemed to have made a capital contribution to the Surviving Partnership and shall automatically be admitted as a limited partner of the Surviving Partnership at the Partnership Merger Effective Time.

(c)    Surviving Partnership Capitalization. Each Partnership Common Unit held by the Surviving Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger, shall remain outstanding as a Partnership Common Unit of the Surviving Partnership held by the Surviving Company and the Surviving Company shall continue as a limited partner of the Surviving Partnership. The Roll-Over Limited Partners shall own the number of New Partnership Preferred Units issued to them in the Partnership Merger. The general partner interests of the Partnership outstanding immediately prior to the Partnership Merger Effective Time and owned by Partnership GP shall remain outstanding as general partner interests of the Surviving Partnership, entitling Partnership GP to such rights, duties and obligations as are more fully set forth in the Amended Partnership Agreement. The Surviving Partnership shall be continued without dissolution following the Partnership Merger.

(d)    Partnership Interests in Merger Partnership. Each partnership interest in Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto, and no payment shall be made with respect thereto.

4.4.    Exchange of Certificates; Paying Agent.

(a)    Paying Agent. Prior to the Company Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for (i) the payment or exchange in accordance with this ARTICLE IV of the Merger Consideration (other than any New Partnership Preferred Units to be issued in accordance with ARTICLE IV pursuant to the Unit Election) and (ii) if Parent wishes the Paying Agent to so act, in Parent’s discretion, the exchange of Partnership Common Units for New Partnership Preferred Units in accordance with this ARTICLE IV pursuant to the Unit Election (the cash portion of the Merger Consideration and, if so elected by Parent, any such New Partnership Preferred Units being referred to herein as the “Exchange Fund”). On or before the Company Merger Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent the Exchange Fund for the benefit of the holders of Company Common Shares, Cash-Out Limited Partners and Roll-Over Limited Partners, as applicable; provided that the aggregate amount of the Company Option Payments, the Company RSU Payments and the Company PSU Payments shall be deposited with the Payroll Company in accordance with Section 4.9(d). The Company shall have the opportunity prior to the Company Merger Effective Time to review an account balance of the Exchange Fund to confirm that Parent, Merger Sub and Merger Partnership have sufficient funds for the Closing. The Paying Agent shall make payments of the Company Common Share Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger. The Company shall cooperate with Parent and the Paying Agent to facilitate an orderly transfer of funds. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Company.

(b)    Share and Unit Transfer Books. On the Closing Date, the share transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares or Partnership Common Units. From and after the Closing Date, the holders of certificates representing Partnership Common Units (each such certificate, a “Certificate”) or any book-entry shares representing Company Common Shares (“Book Entry Shares”), in each case, outstanding immediately prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares or units, as applicable, except as otherwise provided for herein. On or after the Closing Date, any Book Entry Shares or Certificates presented to the Paying Agent, the Surviving Company or the Surviving Partnership in accordance with this Agreement shall be exchanged for the Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, with respect to the Company Common Shares or Partnership Common Units formerly represented thereby.

4.5.    Exchange Procedures.

(a)    Procedure.

(i)    As soon as possible after the Closing Date (but in any event within five (5) business days), Parent and the Surviving Company shall cause the Paying Agent to pay, by mail or by wire transfer, to each holder of Book Entry Shares as of immediately prior to the Company Merger Effective Time the Per Share Merger Consideration for each Company Common Share formerly represented by such Book Entry Shares, automatically without any action on the part of such holder or delivery of any certificate, letter of transmittal or other evidence to the Paying Agent, and upon payment thereof such Book Entry Shares shall be forthwith cancelled and have no further force or effect.

(ii)    As soon as possible after the Closing Date (but in any event within five (5) business days), the Surviving Company shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Partnership Merger Effective Time, represented Partnership Common Units whose units were converted into the right to receive or be exchanged for the Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, pursuant to Section 4.3: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, payable in respect of the Partnership Common Units, as applicable, previously represented by such Certificate pursuant to the provisions of this ARTICLE IV, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Partnership Common Units to a Person that is not registered in the transfer records of the Partnership, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.

(iii)    Each Certificate and each Book Entry Share shall be deemed at any time after the Closing Date to represent only the right to receive (with respect to each Certificate, upon surrender thereof), the Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, as contemplated by this Article IV. No interest shall be paid or accrue on any cash payable hereunder for any Book Entry Share or Certificate.

(b)    No Further Ownership Rights in the Company Common Shares or Partnership Common Units. At the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, holders of Company Common Shares or Partnership Common Units (that are converted into the right to receive Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units) shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the Partnership other than the right to receive the Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, provided under this ARTICLE IV. The Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, paid or delivered for Book Entry Shares representing Company Common Shares or upon the surrender for exchange of Certificates representing Partnership Common Units, in accordance with the terms of this ARTICLE IV, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Common Shares or Partnership Common Units represented thereby or exchanged therefor.

(c)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book Entry Shares for twelve (12) months after the Closing Date, shall be delivered to the Surviving Company and any holders of Company Common Shares or Partnership Common Units prior to the Company Merger or Partnership Merger, as applicable, who have not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Company and only as general creditors thereof for payment of the Per Share Merger Consideration, Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable.

(d)    No Liability. None of Parent, Merger Sub, the Surviving Company, the Partnership, Merger Partnership, the Surviving Partnership, the Company or the Paying Agent, or any employee, officer, trustee, director, agent or Affiliate (as defined in Section 5.1(a)) thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of the Certificates or Book Entry Shares immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any Governmental Entity (as defined in Section 5.1(f)) shall, to the extent permitted by applicable Law (as defined in Section 5.1(m)), become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto. For purposes of this Agreement, the term “Person” means a natural person, partnership, corporation, real estate investment trust, limited liability company, business trust, joint stock, company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(e)    Investment of Exchange Fund. After the Closing Date, the Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Company. Until the termination of the Exchange Fund pursuant to Section 4.5(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 4.5(c), the Surviving Company) will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Partnership Unit Merger Consideration or New Partnership Preferred Units, as applicable, payable in respect thereof, pursuant to this Agreement.

4.6.    Withholding Rights. Each of Parent, the Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment (and, with respect to the Company RSUs and Company PSUs, the vesting of such Company RSUs and Company PSUs) under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Company, the Surviving Partnership or the Paying Agent, as applicable.

4.7.    Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers.

4.8.    Adjustment of Company Common Share Merger Consideration, Partnership Merger Consideration or New Partnership Preferred Units. In the event that, subsequent to the date of this Agreement but prior to the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, the Company Common Shares or Partnership Common Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Company Common Share Merger Consideration and the Partnership Merger Consideration; provided, however, that nothing set forth in this Section 4.8 shall be construed to supersede or in any way limit the prohibitions set forth in Section 6.1 hereof.

4.9.    Treatment of Equity Awards.

(a)    Treatment of Options. Except as otherwise agreed between a holder of an outstanding option to purchase Company Common Shares (a “Company Option”) under the Stock Plan (as defined in Section 5.1(d)(i)) and Parent, at the Company Merger Effective Time, each outstanding Company Option under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right of the holder of such Company Option to receive a lump sum amount in cash equal to (i) the product of (A) the total number of Company Common Shares subject to the Company Option immediately prior to the Company Merger Effective Time, multiplied by (B) the excess, if any, of (x) the sum of the Per Share Merger Consideration plus the per share Pre-Closing Dividend over (y) the exercise price per Company Common Share under such Company Option, less (ii) applicable Taxes required to be withheld with respect to such payment (individually, the “Company Option Payment” and, collectively payable to all holders of Company Options, the “Company Option Payments”). For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Share that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Company Merger Effective Time in exchange for no consideration or payment.

(b)    Company RSUs. At the Company Merger Effective Time, (i) any vesting conditions applicable to each outstanding time-based restricted stock unit (a “Company RSU”) under the Stock Plan, shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and all restrictions with respect thereto shall, automatically and without any required action on the part of the holder thereof, lapse, and (ii) each Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right of the holder of such Company RSU to receive (without interest) a lump sum amount in cash equal to (A) the product of (x) the number of Company Common Shares subject to such Company RSU immediately prior to the Company Merger Effective Time, multiplied by (y) the Per Share Merger Consideration, plus (B) the value of all dividend equivalents with respect to such Company RSUs, less (C) applicable Taxes required to be withheld with respect to such payment (individually, the “Company RSU Payment” and, collectively payable to all holders of Company RSUs, the “Company RSU Payments”).

(c)    Company PSUs. Except as otherwise agreed between a holder of an outstanding performance-based restricted stock unit (a “Company PSU”) under the Stock Plan and Parent, at the Company Merger Effective Time, (i) any vesting conditions applicable to each Company PSU under the Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate based on the greater of (A) deemed achievement of target performance or (B) actual performance (where the applicable performance goals are pro-rated through the Company Merger Effective Time), in each case, in accordance with and not to exceed the maximum number of Company PSUs that may vest based on performance as provided in the applicable Company PSU award agreement, and all restrictions with respect thereto shall, automatically and without any required action on the part of the holder thereof, lapse, and (ii) each Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled in exchange for the right of the holder of such Company PSU to receive (without interest) a lump sum amount in cash equal to (A) the product of (x) the number of Company Common Shares subject to such Company PSU immediately prior to the Company Merger Effective Time (after taking into account the vesting in Section 4.9(c)(i)), multiplied by (y) the Per Share Merger Consideration, plus (B) the value of all dividend equivalents with respect to such Company PSUs, less (C) applicable Taxes required to be withheld with respect to such payment (individually, the “Company PSU Payment” and, collectively payable to all holders of Company PSUs, the “Company PSU Payments”).

(d)    Payroll Company. At or before the Company Merger Effective Time, the Company shall remit to or cause to be remitted to the company engaged by the Company from time to time to provide payroll services (the “Payroll Company”), on behalf of the Surviving Company, the aggregate amount of the Company Option Payments, the Company RSU Payments, and the Company PSU Payments (the

“Equity Award Payments”) for the benefit of the holders of Company Options, Company RSUs, and Company PSUs, as applicable, payable pursuant to Section 4.9(a), 4.9(b), and 4.9(c). The Surviving Company shall cause the Payroll Company to make the Company Option Payments, the Company RSU Payments, and the Company PSU Payments through the Surviving Company’s payroll system as soon as reasonably practicable (and no later than five (5) business days) following the Company Merger Effective Time to each holder of Company Options, Company RSUs, and Company PSUs, as applicable.

(e)    Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Company Merger Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company’s board of directors or a committee thereof and, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable Laws to (A) ensure that no purchase period shall be authorized or commenced on or after the date of this Agreement, and (B) terminate the ESPP in its entirety at the Company Merger Effective Time with no further rights granted or exercised under the ESPP thereafter.

(f)    Corporate Actions. At or prior to the Company Merger Effective Time, the Company and the Company Board shall adopt any resolutions and take any actions that are reasonably necessary or desirable to (i) effectuate the treatment of the Company Options, Company RSUs and Company PSUs (the “Company Equity Awards”) pursuant to Section 4.9(a), 4.9(b), and 4.9(c); (ii) effectuate the provisions of 4.9(e) and (z) cause the Stock Plans (other than the ESPP) to terminate at or prior to the Company Merger Effective Time. The Company shall take all actions reasonably necessary to ensure that from and after the Company Merger Effective Time neither Parent nor the Surviving Company will be required to deliver Company Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards; provided that the Company shall not be deemed to breach the foregoing provision by any contrary actions or agreements between a holder of a Company Option and Parent pursuant to Section 4.9(a) or between a holder of a Company PSU and Parent pursuant to Section 4.9(c).

ARTICLE V

Representations and Warranties

5.1.    Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(g)) filed with or furnished to the SEC on or after October 6, 2016, and prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company Report filed on or after the date of this Agreement and excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on the date hereof (the “Company Disclosure Letter”) and provided that the disclosure in such Company Reports shall not be deemed to qualify any representation or warranty contained in Section 5.1(d), the Company and the Partnership hereby jointly and severally represent and warrant to Parent, Merger Partnership and Merger Sub that:

(a)    Organization, Good Standing and Qualification. Each of the Company and the Partnership is a legal entity duly organized, validly existing and in good standing under the Laws (as defined in Section 5.1(m)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries (other than the Partnership) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a)(i) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which (aa) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (bb) a general partner interest or (cc) a managing member interest, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person (and, for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise) and (iii) “Company Material Adverse Effect” means any change, event, circumstance, occurrence or state of fact that, individually or in the aggregate with any other change, event, circumstance, occurrence or state of fact, has had or would reasonably be likely to have a material adverse effect on (x) the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, or (y) the ability of the Company to perform its obligations hereunder or consummate the Mergers before the Termination Date; provided, however, that Company Material Adverse Effect shall not include any change, event, circumstance, occurrence or state of fact arising from:

(A)    the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its Affiliates and (ii) the impact of any of the foregoing on any relationships with tenants, lenders, suppliers, business partners or employees;

(B)    changes in the economy or capital or financial markets or political or regulatory conditions generally in the United States including changes in interest or exchange rates or commodity prices;

(C)    acts of war, armed hostility or terrorism threatened or underway as of the date of this Agreement;

(D)    changes in legal, regulatory, economic or business conditions generally affecting the principal industry in which the Company and its Subsidiaries operate;

(E)    earthquakes, hurricanes, tornados, floods or other natural disasters or calamities;

(F)    changes in any Law or the United States generally accepted accounting principles (or any interpretation thereof) after the date of this Agreement;

(G)    any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; and

(H)    a change in the price or trading volume of the Company Common Shares on the New York Stock Exchange (the “NYSE”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect;

provided, further, that, with respect to clauses (B), (C), (D), (E) and (F), such change, event, circumstance, occurrence or state of fact does not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the principal industry in which the Company and its Subsidiaries operate; provided, further, however, that with respect to any references to Company Material Adverse Effect in the representations and warranties set forth in Section 5.1(f), the exceptions set forth in clause (A) of this definition shall not apply.

(b)    RESERVED

(c)    Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company has not exempted any “Person” from any “Common Stock Ownership Limit” or “Preferred Stock Ownership Limit” or established or increased an “Excepted Common Stock Holder Limit” or “Preferred Common Stock Holder Limit,” (collectively, an “Excepted Holder Limit”) as such terms are defined in the Articles of Amendment and Restatement of the Company (the “Company Charter”), which exemption or Excepted Holder Limit is currently in effect.

(d)    Capital Structure.

(i)    (A) The authorized capital stock of the Company consists of 250,000,000 shares of stock, consisting of 200,000,000 Company Common Shares, of which 49,220,914 Company Common Shares were outstanding as of the close of business on June 29, 2017; 50 Series A Company Preferred Shares, of which 50 Series A Company Preferred Shares were outstanding as of the close of business on June 29, 2017; 48,999,950 shares of preferred stock, $.001 par value per share, of which there were no shares outstanding as of the close of business on June 29, 2017; and 1,000,000 Company Limited Voting Shares, of which 858,417 Company Limited Voting Shares were outstanding as of the close of business on June 29, 2017. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Except as set forth above, the Company does not have any shares of capital stock or other voting securities issued or outstanding. Other than 6,002,596 Company Common Shares reserved for issuance under the Company’s 2016 Omnibus Equity Incentive Plan (the “Stock Plan”) and 200,000 Company Common Shares reserved for issuance under the ESPP, the Company has no shares of capital stock reserved for issuance. Section 5.1(d)(i) of the Company Disclosure Letter sets forth a correct and complete list of all outstanding Company Equity Awards as of June 29, 2017 setting forth the number of Company Common Shares subject to each Company Equity Award and the holder, grant date, vesting schedule and, where applicable, exercise price. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. (B) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries owned directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), except Permitted Liens. Upon any issuance of any Company Common Shares in accordance with the terms of the Stock Plan and the ESPP, such Company Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company does not have a “poison pill” or similar stockholder rights plan. The Company is not an “investment company”, as such term is defined in the Investment Company Act of 1940.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company or the Partnership (if such reserves are required pursuant to U.S. generally accepted accounting principles (“GAAP”)), (ii) with respect to real property, any title exception disclosed in the Company Title Insurance Policies (as defined herein) made available to Parent prior to the date hereof (whether material or immaterial), (iii) with respect to real property, the rights of tenants under the Company Leases (as defined herein), as tenants only, without any right of first refusal to purchase the respective property of the Company, right of first offer to purchase the respective property of the Company, or purchase option, (iv) with respect to real property, any other Lien which does not, individually or in the aggregate, interfere materially with the continued use and operation of such property (assuming its continued use and operation in the manner in which it is currently used and operated) or materially adversely affect the value or marketability of such property, (v) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company or the Partnership (if such reserves are required pursuant to GAAP), and (vi) mortgages and deeds of trust which secure the mortgage loans disclosed to Parent in Section 5.1(k)(i) of the Company Disclosure Letter.

(ii)    Section 5.1(d)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary (held directly or through any other Subsidiaries), as well as the ownership interest of any other Person or Persons (other than a Subsidiary) in each such Subsidiary, and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person that is not a Subsidiary, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(iii)    As of the date of this Agreement, the Partnership has outstanding 23,789,545 Partnership Common Units, each of which is redeemable in exchange for one Company Common Share as of the date of this Agreement, subject to the terms and conditions of the Partnership Agreement. Partnership GP is the sole general partner of the Partnership and as of the date of this Agreement, owns the general partnership interest and approximately 0.01% of the Partnership Common Units. The Company is a limited partner of the Partnership and owns approximately 96.2% of the Partnership Common Units as well as 100% of the Partnership Series A Preferred Units. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership. Except as set forth above, the Partnership does not have any partnership interests or other equity securities issued or outstanding. There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership or any securities convertible into or exchangeable for any partnership interests of the Partnership.

(iv)    Section 5.1(d)(iv) of the Company Disclosure Letter sets forth a list of all other holders of the Partnership Common Units, such holder’s most recent address and the exact number and type (e.g., general or limited) of Partnership Common Units held. The partnership interests owned by the Company are subject only to the restrictions on transfer set forth in the Partnership Agreement, and those imposed by applicable securities laws.

(v)    Except as set forth on Schedule 5.1(d)(v) of the Company Disclosure Letter, all dividends or other distributions on the Company Common Shares, the Series A Company Preferred Shares, the Partnership Common Units and the Partnership Series A Preferred Units and any dividends or other distributions on any securities of any of the Company’s Subsidiaries that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable and except to the extent attributable to dividend equivalents with respect to Company RSUs and Company PSUs).

(e)    Corporate Authority; Approval and Fairness.

(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the affirmative approval of the Company Merger and the transactions contemplated by this Agreement by a majority of the votes entitled to be cast by the holders of outstanding Company Common Shares and Company Limited Voting Shares, voting together as a single class (the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Company Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger Partnership, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Requisite Company Vote is the only vote of the holders of any class or series of stock or other equity interests of the Company or any of its Subsidiaries necessary to adopt this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement, other than the Partnership Approval and the Operating Partnership Approval (each as defined in Section 5.1(e)(iii)), each of which has already been obtained.

(ii)    The Company Board has (A) duly and validly authorized the execution and delivery of this Agreement, (B) unanimously declared the Company Merger and the other transactions contemplated by this Agreement advisable, (C) taken all corporate actions required to be taken by the Company Board for the consummation of the Company Merger and the other transactions contemplated by this Agreement, (D) directed that the Company Merger be submitted to the stockholders of the Company for their consideration to the extent required by Law and the Company Charter, (E) resolved to recommend to the stockholders of the Company that they vote in favor of the Company Merger (the “Company Recommendation”), and (F) received the opinion of its financial advisor, HFF Securities L.P., to the effect that the Merger Consideration is fair from a financial point of view, as of the date of such opinion, to such holders (other than Parent and its Subsidiaries) of Company Common Shares and Partnership Common Units, a copy of which opinion has been delivered to Parent. It is understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(iii)    The Partnership has all necessary partnership power and authority to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated by this Agreement. This Agreement has been authorized by, and the consummation of the Company Merger, the Partnership Merger and the other transactions contemplated by this Agreement have been approved by, (A) (a) Partnership GP, in its capacity as general partner of the Partnership, and (b) the Company, in its capacity as a partner in the Partnership holding a percentage interest greater than 66 2/3 % of the aggregate percentage interests of all partners in the Partnership, as required by Section 11.2 of the Partnership Agreement (the “Partnership Approval”), and (B) (a) Partnership GP, in its capacity as general partner of the Operating Partnership, and (b) the Company and the Partnership, each in its capacity as a partner in the Operating Partnership, holding together a percentage interest in the Operating Partnership sufficient to meet the requirements of Section 11.2 of the Amended and Restated Agreement of Limited Partnership of Operating Partnership, dated as of October 6, 2016, as amended (the “Operating Partnership LP Agreement”) (the “Operating Partnership Approval”). No other partnership proceedings on the part of the Partnership are necessary to authorize this Agreement or to consummate the Partnership Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Parent, Merger Sub and Merger Partnership, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(f)    Governmental Filings; No Violations; Certain Contracts.

(i)    Other than (i) the filing and acceptance for record of the Maryland Articles of Merger with the SDAT, (ii) the filing of the Delaware Merger Certificate with the DSOS, (iii) the filing and acceptance for record of the Partnership Certificate of Merger with the DSOS, (iv) compliance with the applicable requirements of the Exchange Act, (v) filings as may be required under the rules and regulations of the New York Stock Exchange, (vi) filings as may be required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or foreign antitrust, merger control, or competition laws, and (vii) compliance with any applicable federal or state securities or “blue sky” Laws (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company, the Partnership or the Operating Partnership with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company, the Partnership or the Operating Partnership from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the Partnership and the consummation of the Mergers and the other transactions contemplated hereby, except those that the failure to make or obtain are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(ii)    The execution, delivery and performance of this Agreement by the Company and the Partnership do not, and the consummation of the Mergers and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the Company Charter or the bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) except as set forth on Section 5.1(f)(ii) of the Company Disclosure Letter, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations or result in the triggering of any payment under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(f)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(f)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(n)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(g)    Company Reports; Financial Statements.

(i)    Except as set forth in Section 5.1(g)(i) of the Company Disclosure Letter, the Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since October 6, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. None of the Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent all comment letters and all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since October 6, 2016. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company Reports filed or furnished by the Company with the SEC and, as of the date hereof, to the Company’s Knowledge, none of the Company Reports is the subject of ongoing SEC review.

(iii)    The Company has designed and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (the “Company Audit Committee”) (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Company Audit Committee any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date, made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, Company Audit Committee (or other committee designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(iv)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, changes in equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(h)    Absence of Certain Changes. Except as set forth in Section 5.1(h) of the Company Disclosure Letter, since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been any Company Material Adverse Effect.

(i)    Litigation and Liabilities. Except as set forth in Section 5.1(i) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or (ii) except as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement and for obligations or liabilities incurred in the ordinary course of business since December 31, 2016, obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that could reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, have not had, or are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which has had, or is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(j)    As used in this Agreement, with respect to the Company, the term “Company’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of those persons set forth in Section 5.1(i) of the Company Disclosure Letter.

(k)    Existing Indebtedness.

(i)    There are no material agreements, documents or other instruments evidencing or securing the indebtedness for borrowed money of the Company or any of its Subsidiaries (the “Existing Indebtedness”) other than those agreements, documents or other instruments evidencing and/or securing the indebtedness for borrowed money of the Company or any of its Subsidiaries whether unsecured or secured by the Encumbered Properties, a list of which is set forth in Section 5.1(k)(i) of the Company Disclosure Letter (the “Existing Loan Documents”). The Company has made available to Parent correct and complete copies of all Existing Loan Documents.

(ii)    Section 5.1(k)(ii) of the Company Disclosure Letter lists the outstanding principal balance due in respect of each loan comprising the Existing Indebtedness as of the date indicated thereon. Except as set forth in the Existing Loan Documents, there are no escrows, reserves or deposits or letter of credits held or established in connection with the Existing Indebtedness. The Existing Indebtedness does not encumber any real property other than the Owned Real Properties set forth in Section 5.1(k)(i) of the Company Disclosure Letter (the “Encumbered Properties”).

(iii)    The Existing Loan Documents are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries is in default in any material respect, nor has it received written notice that it is in default in any material respect, under the Existing Loan Documents that remains uncured or which will not be cured prior to the Closing Date. The Company and each of its Subsidiaries, as to the applicable Encumbered Property, is current in all payments of principal and interest due under each Existing Loan Document applicable to it through the most recent scheduled payment date prior to the date hereof.

(l)    Employee Benefits.

(i)    Section 5.1(l)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (“ERISA Plans”) and any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, material fringe or other material benefit plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential material liability is borne by the Company or any of its Subsidiaries.

(ii)    With respect to each material Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Benefit Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Benefit Plan.

(iii)    With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, (2) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and (3) the two most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto).

(iv)    (A) Each Benefit Plan is in compliance, in all material respects, with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws, (B) each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Company’s Knowledge, there are no circumstances reasonably likely to result in the loss of the qualification of such ERISA Plan under Section 401(a) of the Code, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material, and (D) neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(v)    During the six-year period ending on the date hereof, neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) to (i) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(vi)    All contributions required to be made under each Benefit Plan, as of the date of this Agreement, have been timely made and all material obligations in respect of each Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement.

(vii)    As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened claims relating to the Benefit Plans or proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries (other than routine claims for benefits).

(viii)    Except as required by applicable Law or any previously disclosed employment agreement with any executive of the Company, no Benefit Plan provides retiree medical, disability, life insurance or other welfare benefits to any Person. To the extent that the Company or any of its Subsidiaries sponsors such plans, the Company or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time each Benefit Plan that provides retiree medical, disability, life insurance or other welfare benefits to any Person.

(ix)    Except as set forth in Section 5.1(l)(ix) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Company to merge, amend or terminate any of the Benefit Plans, or (D) result in the payment of any amount under Benefit Plans in existence as of the date of this Agreement that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(x)    Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(xi)    No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

The representations and warranties in this Section 5.1(l)(Employee Benefits) are the sole and exclusive representations and warranties of the Company with respect to the Benefit Plans and employee benefits related matters.

(m)    Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance in all material respects with the terms of all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(n)    Material Contracts and Government Contracts.

(i)    Except for this Agreement, Benefit Plans and Contracts filed as exhibits to the Company Reports, Existing Loan Documents, Company Leases and any Contract that constitutes a Permitted Lien pursuant to clause (ii) or (vi) of the definition of Permitted Lien, and as listed on Section 5.1(n) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract that:

(A)    is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Exchange Act;

(B)    relates to any partnership, joint venture, co-investment or similar agreement involving a sharing of revenues, profits, losses, costs or liabilities with any third parties;

(C)    contains any non-compete or exclusivity provision or otherwise limits or purports to limit in any material respect the ability of the Company or any of its Subsidiaries (or, after giving effect to the Mergers, Parent or its Subsidiaries) to engage in any line of business in any geographic area, except for any such provision that may be contained in any Company Lease entered into in the ordinary course of business consistent with past practice which is a customary limitation on the ability of the landlord under such Company Lease to lease office or retail space to competitors of the tenant under such Company Lease;

(D)    involves any pending or future disposition of (A) any Owned Real Property or any other real property or (B) except as in the usual, regular and ordinary course of business consistent with past practice, any material personal property;

(E)    involves any pending or future acquisition of (A) any real estate property or (B) except as in the usual, regular and ordinary course of business consistent with past practice, any material personal property;

(F)    involves any merger, consolidation or similar business combination transaction;

(G)    obligates the Company, the Partnership or any of their Subsidiaries to make expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) (i) in excess of $250,000, in any 12-month period, (ii) in excess of $1,000,000, in the aggregate over the term of such Contract, and is not terminable upon ninety (90) days prior written notice, or (iii) in excess of $2,000,000 in the aggregate over the term of such Contract;

(H)    evidences a capitalized lease obligation in excess of $5,000,000 or other indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000;

(I)    evidences any guaranty, suretyship agreement, keepwell agreement or similar obligation in respect of any Person which is not, directly or indirectly, wholly-owned by the Operating Partnership;

(J)    relates to the settlement or proposed settlement of any dispute which involves (x) the issuance of any securities by the Company or any of its Subsidiaries or (y) the payment of any cash or other consideration having a value, in each case, of more than $1,000,000;

(K)    contains a standstill or similar agreement pursuant to which the Company has agreed not to acquire assets or securities of any other Person;

(L)    was entered into with any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Company Common Shares or Partnership Common Units, or any other Person directly or indirectly controlled by any of the foregoing Persons;

(M)    was entered into with any Subsidiary of the Company or any other Person in which the Company holds, directly or indirectly, any ownership interest, other than any Contracts with any Person which is, directly or indirectly, wholly-owned by the Operating Partnership, which relates to the rights of the Company with respect to voting, rights of first offer, rights of first refusal or other similar rights regarding equity interests in such Person; and

(N)    provides for property management services by the Company or any of its Subsidiaries for any property which is not, directly or indirectly, wholly-owned by the Operating Partnership.

Each such Contract described in clauses (A) through (N) above is referred to herein as a “Material Contract”.

(ii)    Neither the Company nor any of its Subsidiaries has (i) any continuing contractual liability for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of its Subsidiaries that would reasonably be expected to result in future payments of more than $1,000,000, (ii) any continuing liability to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company or any of its Subsidiaries that would reasonably be expected to result in the loss of future payments to, or an obligation to make payments by, the Company or any of its Subsidiaries of more than $1,000,000 or (iii) any continuing contractual liability to pay any additional purchase price for any property of the Company that would reasonably be expected to result in future payments of more than $1,000,000.

(iii)    Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to have a Company Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to have a Company Material Adverse Effect.

(iv)    (A) With respect to each Government Contract (as hereinafter defined), except as would not reasonably be expected to have a Company Material Adverse Effect, (x) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and the Company and each of its Subsidiaries have complied in all material respects with all such representations and certifications: (y) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries that the Company or any such Subsidiary has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(B)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries nor any of their respective personnel is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (y) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (z) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a

Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

(o)    Real Property.

(i)    Section 5.1(o)(i) of the Company Disclosure Letter contains a complete and accurate list of all real property owned or leased (as lessee or sublessee) by the Company and its Subsidiaries (including its headquarters and leases of office space) as of the date of this Agreement including a correct and complete list of addresses, names of the applicable property owner (or lessees or sublessees, as applicable) of each real property (such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Owned Real Property” and collectively referred to herein as the “Owned Real Properties”). Each of the Owned Real Properties is owned or leased (as lessee or sublessee) by the Company and its Subsidiaries, as indicated in Section 5.1(o)(i) of the Company Disclosure Letter.

(ii)    Except in any such case as is not reasonably likely to have a Company Material Adverse Effect, with respect to the Owned Real Property, (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens other than Permitted Liens and (B) except as may be set forth in a Company Lease, there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(iii)    With respect to the real property leased or subleased to or by the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and, to the Company’s Knowledge, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not reasonably likely to have a Company Material Adverse Effect.

(iv)    Section 5.1(o)(iv) of the Company Disclosure Letter sets forth a complete and correct list of the common name and address of each real property which, as of the date of this Agreement, is under contract for purchase by the Company or a Subsidiary (a “Real Estate Purchase Contract”) or which is required under a binding contract to be leased (or subleased or sub-subleased etc.) by the Company or a Subsidiary from a third party after the date of this Agreement (a “Real Estate Lease Contract”, and each such real property set forth on Section 5.1(o)(iv) of the Company Disclosure Letter, a “Contract Property”). The Company has made available to Parent as of the date hereof true, correct and complete copies of each Real Estate Purchase Contract and Real Estate Lease Contract. Except as set forth in Section 5.1(o) of the Company Disclosure Letter, there are no real properties that Company or any Subsidiary is obligated to buy or lease at some future date.

(v)    Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 5.1(o)(v) of the Company Disclosure Letter, (a) there are no condemnation, eminent domain or similar proceedings pending (or any consensual agreement in lieu of condemnation or eminent domain) or rezoning proceedings that are pending or threatened with respect to any of the Owned Real Properties, and all Owned Real Properties have a legal conforming or legal non-conforming use in accordance with applicable Laws, and (b) to the Company’s Knowledge, no Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, has been violated for any Owned Real Property, in each case which has had, or would reasonably be likely to have a Company Material Adverse Effect.

(vi)    Section 5.1(o)(vi) of the Company Disclosure Letter lists (i) the parties currently providing third-party property or leasing management services to the Company or a Subsidiary with respect to Owned Real Property or to which leasing brokerage or management fees or commissions, excluding commissions paid to tenant brokers, are currently or in the future may be owed, and the names of the Owned Real Properties currently managed or in respect of which such fees or commissions are or may be owed by each such party and (ii) the management and/or leasing agreement(s) pursuant to which such management services are provided or fees or commissions, excluding commissions paid to tenant brokers, are payable (specifying for each such agreement the amount, if any, of any due and owing fees or commissions by the Company or its Affiliates).

(vii)    Except as set forth in Section 5.1(o)(vii) of the Company Disclosure Letter, there is no Company-funded construction, renovation, restoration or other work in progress (or commitments related thereto) above $250,000 in each case and $2,500,000 in the aggregate (collectively, “Construction Projects”) to any Owned Real Property or any outstanding brokerage commissions or tenant allowances due under any Company Leases. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or the contractors obligated to complete any of the Construction Projects is in material default of its obligations in respect of any Construction Project as of the date hereof and there are no written notices to the Company from lenders or insurance carriers currently requiring material repairs or other material alterations to Owned Real Property.

(viii)    The rent rolls for each of the Owned Real Properties, dated as of June 30, 2017 (the “Rent Rolls”), which Rent Rolls have previously been made available to Parent by or on behalf of the Company, the Partnership or any of their Subsidiaries, correctly (A) reference each tenant, the portion of the Owned Real Properties leased by each tenant, respectively, or other right of occupancy that the Company or its Subsidiaries are party to as landlord with respect to each of the applicable Owned Real Properties (the “Company Leases”) that was in effect as of June 30, 2017 and to which the Company, the Partnership or any of their Subsidiaries are parties as lessors with respect to each of the applicable Owned Real Properties, and (B) identify the rent currently payable as of June 30, 2017. Section 5.1(o)(viii) of the Company Disclosure Letter sets forth the subleases of the Company’s Owned Real Properties as of the date hereof. The Company has made available true and correct copies of the Company Leases, including all material amendments, modifications, supplements, renewals, extensions and guarantees related thereto, and a schedule of all material leases of any of the Company’s taxable REIT subsidiaries. The Company has made available a report that references security deposit amounts currently held under the Company Leases as of June 30, 2017. All security deposits have been held by the Company, the Operating Partnership or one of their Subsidiaries, as applicable, in all material respects in accordance with applicable Laws and the applicable Company Leases. Except as set forth in Section 5.1(o)(viii) of the Company Disclosure Letter as of the date of this Agreement, there is no material default continuing under any Company Lease with respect to the obligations of the lessor thereunder or, to the Company’s Knowledge, with respect to the obligations of the tenant thereunder.

(ix)    No purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or any similar option or right with respect to Owned Real Property has been exercised under any of the Company Leases.

(x)    Except as provided for in Section 5.1(o)(x) of the Company Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any application, submission or agreement entered into between the Company or one of its Subsidiaries and a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Owned Real Properties (e.g., local improvement district, road improvement district, abatement and/or mitigation) have been or are being performed, paid or taken, as the case may be, in accordance with said application, submission or agreement and with applicable Laws, other than those where the failure to perform such work, make such payments or take such actions does not have or would not reasonably be likely to have a Company Material Adverse Effect.

(xi)    Policies of title insurance (each, a “Company Title Insurance Policy” and collectively, the “Company Title Insurance Policies”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s fee simple title to or leasehold interest in the Owned Real Property, subject only to Permitted Liens, and to the Company’s Knowledge, such policies are, at the date hereof, valid and in full force and effect. No claim has been made in writing against any Company Title Insurance Policy. A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent. A correct and complete copy of the most recent survey of each Owned Real Property in the possession of the Company has been previously made available to Parent. Except as has not had and would not reasonably be likely to have a Company Material Adverse Effect, each of the Owned Real Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(xii)    Except as set forth in Section 5.1(o)(xii), neither the Company nor its Subsidiaries have entered into any agreements that continue in effect and are for (i) the acquisition of any personal property valued at $50,000 or more or (ii) the sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $50,000 or more. The Company and each of its Subsidiaries have good and valid title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016, except as sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Liens.

(xiii)    Except as set forth in Section 5.1(o)(xiii) of the Company Disclosure Letter, (i) any certificate (including certificates of occupancy), permit or license from any Governmental Entity having jurisdiction over any of the Owned Real Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use or operation of the buildings and improvements on any of the Owned Real Properties or which is necessary to permit the lawful use or operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Owned Real Properties (collectively, the “Material Permits”) has been obtained, is in full force and effect and for which a renewal application has been timely filed, except for such failures to obtain, to have in full force and effect or to renew, which do not have and would not reasonably be likely to have a Company Material Adverse Effect and (ii) the Company has no knowledge and has not received written notice (v) of any pending threat of modification or cancellation of any Material Permit, except for such modifications or cancellations, which would not reasonably be likely to have a Company Material Adverse Effect; (w) of any uncured material violation of or material liability under any Laws affecting any of the Owned Real Properties or operations; (x) of any material structural defects relating to any Owned Real Properties; (y) of any Owned Real Properties whose building systems are not in working order to an extent which have or would reasonably be likely to have a Company Material Adverse Effect; or (z) of any physical damage to any Owned Real Properties to an extent which has had or would reasonably be likely to have a Company Material Adverse Effect.

(xiv)    Since October 6, 2016, none of the Owned Real Property has been subject to any casualty or other damage for which the estimated cost of restoration exceeds $5,000,000 and which has not been restored or with respect to which any claim for insurance proceeds remains outstanding.

(p)    Takeover Statutes. The Company has taken all action necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or in the Company’s bylaws is applicable to the Company, the Company Common Shares, the Series A Company Preferred Shares, the Company Limited Voting Shares, the Partnership Series A Preferred Units or the Partnership Common Units, the Mergers or the other transactions contemplated by this Agreement.

(q)    Environmental Matters. Except as would not be reasonably expected to be material to the Company and its Subsidiaries taken as a whole: (i) the Company and its Subsidiaries are and have at all times since the Applicable Date been in compliance in all material respects with applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has caused any Release at, on or under any property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, or surface water), nor to the Knowledge of the Company has there been any other contamination or Release, requiring remediation pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received written notice that it is subject to liability for any Hazardous Substance disposed of or Release by the Company or its Subsidiaries at any third party property; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other settlement with any Governmental Entity, which has not been resolved, or, except for the Company Leases, any indemnity with any third party relating to liability under any Environmental Law, which remains outstanding; and (vi) the Company has delivered to Parent copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents prepared since December 31, 2010 in its possession relating to Company’s or its Subsidiaries’ current compliance with Environmental Laws or the environmental condition of their respective Owned Real Properties. Notwithstanding any other provision in this Agreement, except for Sections 5.1(g) (Company Reports; Financial Statements), 5.1(h) (Absence of Certain Changes), and 5.1(v) (Insurance), the representations and warranties in this Section 5.1(q) (Environmental Matters) are the sole and exclusive representations and warranties of the Company with respect to Environmental Laws, Hazardous Substances or other environmental matters.

As used herein, the term “Environmental Law” means any federal, state or local statute, law, regulation, order, decree, permit, authorization or legal requirement of any Governmental Entity relating to: (A) the protection of the environment, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, wetlands or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law because of its hazardous or dangerous properties; (B) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (C) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law because of its hazardous or dangerous properties.

As used herein, the term “Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances from any source into or upon the environment.

(r)    Taxes.

(i)    The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns (as defined below) and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (B) have paid (or made adequate provision therefor in the financial statements of the Company included in the Company Reports) all Taxes (as defined below) that are required to be paid. As of the date of this Agreement, there are not pending or, to the Company’s Knowledge, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Company’s Knowledge, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. As of the date of this Agreement, the Company and its Subsidiaries have not filed United States federal income Tax Returns for the periods beginning January 1, 2016, the due dates for all of which been extended. To the extent that any

Subsidiaries of the Company filed United States federal income tax returns for taxable years prior to the year ending December 31, 2016, the Company has made available to Parent true and correct copies of such United States federal income Tax Returns filed by any such Subsidiaries for each of the fiscal years ended December 31, 2013, 2014, and 2015. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the date of this Agreement in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement.

(ii)    Company (A) upon filing of its U.S. federal income tax return on 2016 Form 1120-REIT for its taxable year ending December 31, 2016, will have been subject to taxation for such year as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such year (other than such filing, which will occur on or before September 15, 2017); (B) has operated since January 1, 2017 and will continue to operate until the Company Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT, including distributing any net capital gain and REIT taxable income earned prior to the Company Merger Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent) and assuming that the Company makes distributions of net capital gain and REIT taxable income earned after the Company Merger Effective Time for its calendar year ending December 31, 2017 sufficient to meet the requirements of Section 857(a)(1) of the Code; and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and to the Company’s Knowledge, no such challenge is pending or threatened. No entity in which Company owns an interest is a corporation for U.S. federal income tax purposes, other than a “qualified REIT subsidiary” within the meaning of Section 856(i) (2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), or a REIT. Section 5.1(r)(ii) of the Company Disclosure Letter sets forth a list of each Qualified REIT Subsidiary, Taxable REIT Subsidiary, and REIT owned directly or indirectly by the Company, and each Subsidiary not set forth in Section 5.1(r)(ii) of the Company Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from Company or a Subsidiary for U.S. federal income tax purposes. Each Subsidiary that is a partnership, joint venture or limited liability company and has not been identified as a Qualified REIT Subsidiary, Taxable REIT Subsidiary, or REIT on Section 5.1(r)(xxvii) of the Company Disclosure Letter has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Taking into account all distributions to be made by the Company prior to the Company Merger Effective Time, the Company will have distributed cash to its stockholders of record for the portion of its taxable year that includes the Closing Date ending at the Company Merger Effective Time that is no less than the Company’s REIT taxable income and net capital gain through the Company Merger Effective Time (based on reasonable estimates agreed to in writing by the Company and Parent); and the Company will not be subject to Tax under Section 857(b) or 4981 of the Code in respect of such portion of the taxable year.

(iii)    Except as set forth in Section 5.1(r)(iii) of the Company Disclosure Letter, (A) there are no audits, investigations by any Governmental Entity or other proceedings ongoing or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of Company or any Subsidiary; (B) no deficiency for Taxes of Company or any Subsidiary has been claimed, proposed or assessed in writing or, to the Company’s Knowledge, threatened, by any Governmental Entity, which deficiency has not yet been settled; (C) neither Company nor any Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return (except in the case of each of the foregoing, for any such waivers or extensions relating to an extension of time to file any income or other Tax Return in respect of a taxable year or period ending in 2016 or 2017); and (D) neither Company nor any of the Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(iv)    Except for the assets acquired indirectly by the Company’s predecessor in December of 2013, all of which (including the Company’s current indirect interests therein) are as set forth in Section 5.1(r)(iv) of the Company Disclosure Letter, neither Company nor any Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(v)    Neither the Company nor any Subsidiary holds any asset that, if sold at or prior to the Company Merger Effective Time, would be subject to tax (regardless of the amount of gain or income resulting from such sale) under Section 857(b)(6)(A).

(vi)    Beginning with its taxable year ended December 31, 2016, (i) the Company and the Subsidiaries have not incurred any liability for material Taxes under Sections 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code or Section 337(d) (and/or Section 1374) of the Code (and the applicable Treasury Regulations thereunder) which have not been previously paid and shall not incur any such liability (based on reasonable estimated agreed to in writing by the Company and Parent) for such Taxes for the portion of the taxable year that includes the Closing Date ending at the Company Merger Effective Time, and (ii) neither Company nor any Subsidiary has incurred any material liability for Taxes other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Company or the Subsidiaries.

(vii)    Company and the Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to (i) the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entity all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, (ii) having in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required and (iii) collecting and remitting to the appropriate Governmental Entity all material sales and use Taxes, or having been furnished properly completed exemption certificates and having maintained all such records and supporting documents in a manner required by all applicable Law.

(viii)    Except as disclosed in Section 5.1(r)(viii) of the Company Disclosure Letter, there are no Company Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Company’s Knowledge, threatened to raise a material claim against Company or any Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which Company or any Subsidiary is a party (i) pursuant to which any liability to holders of interests in a partnership that is a partnership for U.S. federal income tax purposes and is a Subsidiary of the Company (“Subsidiary Partnership”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Subsidiary Partnership, and that requires Company or any Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, (D) only dispose of assets in a particular manner, (E) operate (or refrain from operating) in a particular manner, (F) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (G) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (iii) pursuant to which limited partners of a Subsidiary Partnership have guaranteed, indemnified or assumed debt of the Subsidiary Partnership; or (iv) that would require the general partner of a Subsidiary Partnership to consider separately the interests of any limited partner.

(ix)    There are no Tax Liens upon any property or assets of Company or any Subsidiary, except (i) Tax Liens that are de minimis in nature or (ii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(x)    Other than as disclosed in Section 5.1(r)(x) of the Company Disclosure Letter, neither Company nor any Subsidiary has requested or has received any ruling of a Governmental Entity, or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(xi)    Other than as disclosed in Section 5.1(r)(xi) of the Company Disclosure Letter, there are no Tax allocation, indemnity or sharing agreements or similar arrangements with respect to which Company or any Subsidiary is a party or otherwise has any liability (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business consistent with the past practice of the Company and its predecessor entities and Company Tax Protection Agreements).

(xii)    Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(xiii)    Neither Company nor any Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(xiv)    Neither Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(xv)    The Surviving Partnership and any other Subsidiary Partnership has made, or will have made prior to the Closing, a valid election under Section 754 of the Code, which election shall be in effect for the taxable year of such partnership that ends on or includes the Closing Date.

(xvi)    Except as set forth in Section 5.1(r)(xvi) of the Company Disclosure Letter, no written power of attorney that has been granted by the Company or any of the Subsidiaries (other than to Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes.

(xvii)    Neither Company nor any of the Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xviii)    Neither Company nor any Subsidiaries has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income” described in Section 857(b)(7) of the Code.

(xix)    Except as set forth in Section 5.1(r)(xix) of the Company Disclosure Letter, (A) neither Company nor any Subsidiary has failed to obtain or comply with any assessment or reassessment required with respect to real property under applicable Law or otherwise failed to comply in any material respect with applicable Laws relating to the reporting, collection and payment of real property Taxes and (B) to the Company’s Knowledge, there are no proposed reassessments of any real property owned by the Company or any Subsidiary that would result in a material increase in the amount of any Tax to which Company or any Subsidiary would be subject.

(xx)    Partnership is not an investment company for purposes of Section 721(b) of the Code.

(xxi)    Except as set forth in Section 5.1(r)(xxi) of the Company Disclosure Letter, neither Company nor any Subsidiary: (i) has agreed to make any material adjustment pursuant to Section 481(a) of the Code,

(ii) has any Knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to Company or any Subsidiary or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.

(xxii)    Except as set forth in this Section 5.1(r) or as set forth in Section 5.1(r)(xxii) of the Company Disclosure Letter, the Company is not making and has not made, in this Agreement or otherwise, any representations as to Taxes.

(xxiii)    Except as set forth in in Section 5.1(r)(xxiii) of the Company Disclosure Letter, neither Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date that is attributable to a taxable year or portion thereof ending prior to the Closing Date that is a result of a change in method of accounting, a closing agreement, an installment sale, an open transaction, a prepaid amount, or other similar rule affecting the timing of the recognition of income, gain, loss or deduction.

(xxiv)    To the Company’s Knowledge, the aggregate adjusted basis of the Company’s direct assets exceeds the aggregate direct and indirect liabilities of the Company.

(xxv)    At the time of the “Division” (as such term is defined and described in the Tax Matters Agreement), New Parkway (as such term is defined in the Tax Matters Agreement) was not a partner in Legacy Parkway LP (as such term is defined in the Tax Matters Agreement.

(xxvi)    The distribution of proceeds of the New Parkway Credit Facility (as such term is defined in the Tax Matters Agreement) was made in proportion to each partner’s respective ownership interests in Legacy Parkway LP and New Parkway LP (each as defined in the Tax Matters Agreement).

(xxvii)    Section 5.1(r)(xxvii) of the Company Disclosure Letter contains a list of the classification for U.S. federal income tax purposes of each Subsidiary.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates claims for refund, and information returns, including any attachment thereto and including any amendment thereof) required to be supplied to a Tax authority relating to Taxes, (iii) the term “Tax Matters Agreement” means that certain Tax Matters Agreement dated as of October 5, 2016 by and among Cousins Properties Incorporated, a Georgia corporation (“Cousins”), Cousins Properties LP, a Delaware limited partnership, Clinic Sub Inc., a Maryland corporation, the Company, Parkway Properties General Partners, Inc., a Delaware corporation, Parkway Operating Partnership LP, a Delaware limited partnership, the Partnership and Parkway Properties, Inc., a Maryland corporation.

(s)    Labor Matters.

(i)    Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries, to the Company’s Knowledge, the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the Company’s Knowledge, threatened, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

(ii)    To the Company’s Knowledge, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

(t)    Intellectual Property.

(i)    Section 5.1(t)(i) of the Company Disclosure Letter contains a correct and complete list of all material Company-Owned Intellectual Property that are the subject of any application or registration issued by or filed with any Governmental Entity or domain registrar.

(ii)    The Surviving Company and its Subsidiaries will have the same rights (as the Company and its Subsidiaries had prior to the consummation of the transactions contemplated by this Agreement) with respect to Company-Owned Intellectual Property and sufficient rights with respect to all other material Company Intellectual Property, in each case, following the consummation of the transactions contemplated by this Agreement. The material Company-Owned Intellectual Property is subsisting, valid and enforceable, and has not been cancelled, expired or abandoned. To the Company’s Knowledge, the Company and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party, in any material respect, since June 3, 2016. Neither the Company nor any of its Subsidiaries has received any written allegation of any such infringement or violation.

(iii)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets that are owned or used by the Company and its Subsidiaries, and to the Company’s Knowledge, such material Trade Secrets have not been used or disclosed to or misappropriated by any person except pursuant to binding confidentiality, non-disclosure and/or license agreement.

(iv)    For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Company-Owned Intellectual Property and all other Intellectual Property licensed to the Company or any of its Subsidiaries for use in the operation of the business.

“Company-Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues regarding the foregoing; (iii) confidential information, trade secrets and know-how (collectively, “Trade Secrets”); (iv) works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property rights.

(u)    Insurance. The Company has made available to the Parent all insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”). Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that are not reasonably likely to have a Company Material Adverse Effect. To the Company’s Knowledge, there is no claim pending under any Insurance Policy that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. All claims, occurrences, litigation and circumstances that could lead to a claim that would be covered by Insurance Policies have been properly reported to and accepted by the applicable insurer and consistent with the Company’s risk management policies and conducted in the ordinary and usual course, consistent with past practice. The Company has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its Insurance Policies, except for general increases in rates to which similarly situated companies are subject. The Company and its Subsidiaries are in compliance in all material respects with the requirements of their tenants or customers to maintain insurance, including in the required amounts.

(v)    Brokers and Finders. None of the Company, the Partnership or nor any their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Mergers or the other transactions contemplated in this Agreement except that the Company has employed HFF Securities L.P. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which HFF Securities L.P. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(w)    No Other Representations and Warranties. Except for the representations or warranties expressly set forth in Section 5.2 below, each of the Company and the Partnership acknowledges that neither Parent, Merger Sub, Merger Partnership nor any other Person has made any representation or warranty, expressed or implied, with respect to Parent, Merger Sub, Merger Partnership or any other Affiliates of Parent, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub, Merger Partnership or the other Affiliates of Parent. In particular, without limiting the foregoing disclaimer, neither Parent, Merger Sub, Merger Partnership nor any other Person makes or has made any representation or warranty to the Company, the Partnership or any of their Affiliates with respect to, except for the representations and warranties made by Parent, Merger Sub and Merger Partnership in Section 5.2 below, any oral or written information presented to the Company, the Partnership or any of their Affiliates in the course of the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

5.2.    Representations and Warranties of Parent, Merger Partnership and Merger Sub. Parent, Merger Partnership and Merger Sub each hereby represent and warrant to the Company that:

(a)    Organization, Good Standing and Qualification. Each of Parent, Merger Partnership and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent, Merger Partnership and Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)    Corporate Authority.

(i)    Each of Parent, Merger Sub and Merger Partnership has all necessary power and authority to execute and deliver this Agreement and to consummate the Mergers and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Merger Sub and Merger Partnership and, assuming due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid, legal and binding agreement of each, enforceable against each in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)    Parent, in its capacity as the sole member and managing member of Merger Sub, Parent, in its capacity as the sole general partner of Merger Partnership, and Merger Sub, in its capacity as the sole limited partner of Merger Partnership and the managing trustee of Parent have each duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers and the other transactions contemplated by this Agreement, and taken all corporate, partnership and limited liability company actions required to be taken by each of them for the consummation of the Mergers and the other transactions contemplated by this Agreement. No other proceedings on the part of Parent, Merger Sub or Merger Partnership are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated by this Agreement.

(c)    Governmental Filings; No Violations; Etc.

(i)    Other than the filings and/or notices pursuant to Section 1.3, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent, Merger Partnership or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent, Merger Partnership and Merger Sub and the consummation by Parent, Merger Partnership and Merger Sub of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent. Merger Partnership or Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement.

(ii)    The execution, delivery and performance of this Agreement by Parent, Merger Partnership and Merger Sub do not, and the consummation by Parent, Merger Partnership and Merger Sub of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or the comparable governing documents of Parent, Merger Partnership or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, Merger Partnership or Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement.

(d)    Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent, Merger Partnership or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent, Merger Partnership and Merger Sub to consummate the Mergers and the other transactions contemplated by this Agreement.

(e)    Available Funds.

(i)    Parent, Merger Partnership and Merger Sub have available to them, or as of the Company Merger Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the cash portion of the aggregate Merger Consideration and to satisfy all of their obligations under this Agreement. Each of Parent, Merger Partnership and Merger Sub acknowledges that the obligations of Parent, Merger Partnership and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s, Merger Partnership’s or Merger Sub’s ability to obtain financing for the consummation of the Mergers and the other transactions contemplated by this Agreement.

(ii)    Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), from CPPIB pursuant to which CPPIB has, among other things, and subject to the terms and conditions thereof, committed to invest (or cause to be invested) in the equity capital of Parent in the amount set forth therein, which shall be at least the amount necessary for Parent, Merger Sub and Merger Partnership to satisfy their obligations under this Agreement, in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement. The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of CPPIB, enforceable against CPPIB in accordance with its terms, subject to the Bankruptcy and Equity Exception. There is no default under the Equity Commitment Letter by CPPIB, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by CPPIB.

(f)    Capitalization of Merger Sub and Merger Partnership.

(i)    All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Company Merger Effective Time will be, owned by Parent or a direct or indirect Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(ii)    All of the issued and outstanding partnership interests of Merger Partnership are, and at the Partnership Merger Effective Time will be, owned by Merger Sub or the Surviving Company and Parent or a direct or indirect Subsidiary of Parent. As of the date of this Agreement, Parent is the sole general partner of Merger Partnership, and Merger Sub, is the sole limited partner of Merger Partnership. Merger Partnership was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(iii)    As of the date of this Agreement, Merger Sub is a wholly-owned Subsidiary of Parent and Merger Partnership is a wholly-owned Subsidiary of Parent and Merger Sub. Neither Merger Sub nor Merger Partnership has conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Neither Merger Sub nor Merger Partnership has any Subsidiaries except as set forth in the first sentence above.

(g)    No Other Representations and Warranties. Except for the representations and warranties set forth in Section 5.1 above, each of Parent, Merger Sub and Merger Partnership hereby acknowledges and agrees that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided, disclosed or delivered to Parent, Merger Sub or Merger Partnership. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, Merger Partnership or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub, Merger Partnership or any other Person, or the use by Parent, Merger Sub, Merger Partnership or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans, cost-related plans or other material provided or made available to Parent, Merger Sub,

Merger Partnership or any other Person in certain “data rooms,” confidential information memoranda, management presentations or due diligence discussions in anticipation or contemplation of any of the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.    Interim Operations.

(a)    The Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Company Merger Effective Time or the earlier termination of this Agreement in accordance with ARTICLE VIII (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly permitted by this Agreement, actions taken in accordance with the Pre- Closing Restructuring or Modified Pre-Closing Restructuring or as required by applicable Laws), the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course, consistent with past practice, and the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve intact their respective current business organizations, their goodwill and relationships with Governmental Entities, tenants, creditors and others having material business dealings with them, and the services of their respective present officers; provided that this Section 6.1 shall not apply to the actions of GWP JV Limited Partnership or its subsidiaries approved by the limited partners thereof in accordance with its Amended and Restated Limited Partnership Agreement or taken by any such subsidiary in accordance with the organizational documents of such subsidiary. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Company Merger Effective Time or the earlier termination of this Agreement in accordance with ARTICLE VIII, except (A) as otherwise expressly permitted or required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed, and which shall not exceed five (5) business days following the date of request for approval by Parent accompanied by all information reasonably necessary for Parent to evaluate such request), (C) any actions taken in accordance with the Pre-Closing Restructuring or Modified Pre-Closing Restructuring or (D) as required by applicable Laws, the Company will not and will not permit any of its Subsidiaries to:

(i)    adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii)    merge or consolidate with any other Person, except for any such transactions among the Company and/or wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)    (x) make or commit to make any capital expenditures other than (A) as set forth on Section 6.1(a)(iii) of the Company Disclosure Letter, or (B) as necessary to repair and/or prevent damage to any property of the Company or any of its Subsidiaries in the event of an emergency situation after prior notice to Parent, and if the same is not covered by applicable insurance, in an amount not to exceed $500,000 with respect to any individual circumstance or $2,500,000 in the aggregate (provided that if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as practicable after making such capital expenditure), or (y) make or commit to make any expenditure relating to any property of the Company, except in the usual and ordinary course of business consistent with past practice in order to maintain such property in working order;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of any class, any partnership interests or any equity equivalents (including any stock options or stock appreciation rights), any securities convertible into or exchangeable or exercisable for any shares of such capital stock, partnership interests or equity equivalents, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, partnership interests or equity equivalents or such convertible or exchangeable securities, except for (1) the issuance of shares, partnership interests or equity equivalents by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (2) the issuance of Company Common Shares issuable upon redemption of partnership units in the Partnership or the Operating Partnership in accordance with the terms of the relevant limited partnership agreement, and (3) the issuance of Company Common Shares issuable upon the exercise, vesting or settlement of Company Equity Awards in existence as of the date of this Agreement in accordance with their terms in effect as of the date hereof;

(v)    except as set forth on Section 6.1 (a)(v) of the Company Disclosure Letter, mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens), except in an amount not to exceed $50,000 in the aggregate, so long as such mortgage or pledge is pre-payable without penalty;

(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company, and, in the case of a joint venture, and to the extent the Company or any of its Subsidiaries are contractually obligated to make any such loan, advance, guarantee, capital contribution or investment pursuant to any Contract in effect as of the date hereof);

(vii)    authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any shares of its capital stock, partnership interests or other equity interests, or make any actual, constructive or deemed distribution in respect of any shares of its capital stock, partnership interests or other equity interests, or otherwise make any payments to equityholders in their capacity as such, except for (1) dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company, (2) dividends on the Series A Company Preferred Shares in accordance with their terms, (3) dividends on the Partnership Series A Preferred Units and the Series A preferred partnership units in the Operating Partnership in accordance with their respective terms, (4) subject to Section 6.14, upon consultation with Parent, distributions reasonably required for the Company to maintain its status as a REIT under the Code or to avoid the payment of income or excise tax under Sections 857 or 4981 of the Code; (5) dividend equivalents payable upon the vesting or settlement of Company RSUs or Company PSUs in existence as of the date of this Agreement; (6) dividends or other distributions made to GWP JV Limited Partnership pursuant to the terms of its Amendment and Restated Limited Partnership Agreement; (7) dividends declared and publicly announced by the Company prior to the execution of this Agreement; and (8) the Pre-Closing Dividend;

(viii)    except for the Voting and Support Agreement, enter into any agreement with respect to the voting of its capital stock, partnership interests or other equity interests;

(ix)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, partnership interests or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock, partnership interests or other equity interests, except for any such redemption, purchase or other acquisition (1) as may be required by the Company Charter, the Partnership Agreement or the Operating Partnership LP Agreement or pursuant to settlement of any Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Stock Plan as in effect on the date of this Agreement, (2) after consultation with Parent, as may reasonably be required for the Company to maintain its status as a REIT under the Code and to avoid the payment of income or excise Tax under Sections 857 or 4981 of the Code through the partial taxable year deemed to end on the Company Effective Merger Time or (3) in connection with (A) the payment of the exercise price of Company Options with Company Common Shares, (B) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Equity Awards in existence as of the date of this Agreement in accordance with their terms in effect as of the date hereof, (C) forfeitures of Company Equity Awards in existence as of the date of this Agreement in accordance with their terms in effect as of the date hereof; or (4) the redemption of the Series A Company Preferred Shares in accordance with the terms of this Agreement;

(x)    incur, assume or refinance any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) intercompany indebtedness of wholly-owned Subsidiaries of the Company or (B) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company;

(xi)    prepay or terminate any indebtedness for borrowed money, or modify in any material respect the terms of any such indebtedness or of any documents evidencing or securing such indebtedness;

(xii)    except pursuant to (i) any mandatory payments under any credit facilities or other similar arrangements in existence on the date of this Agreement or (ii) amounts individually not in excess of $100,000, or in the aggregate, not to exceed $500,000, in each case, in excess of applicable insurance proceeds, incur, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than any payment, discharge or satisfaction (x) in the ordinary and usual course of business consistent with past practice, (y) reflected or reserved against in the most recent consolidated financial statements (or notes thereto) included in the Company Reports filed prior to the date of this Agreement, or (z) of fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby;

(xiii)    except as set forth on Section 6.1 (a)(xiii) of the Company Disclosure Letter, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (subject to clause (xx) below in respect of Company Leases);

(xiv)    make any changes with respect to accounting policies or procedures, except (i) as required by changes in applicable generally accepted accounting principles (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(xv)    except as set forth in Section 6.1(a)(xv) of the Company Disclosure Letter, settle or compromise any litigation or other proceeding before a Governmental Entity (whether or not commenced prior to the date of this Agreement), except for (i) amounts not in excess of $500,000 individually, or $1,000,000 in the aggregate, in each case in excess of applicable insurance proceeds, and that do not involve the imposition of injunctive or equitable relief against the Company or any of its Subsidiaries or (ii) litigation or other proceedings arising from the ordinary and usual course of operations of the Company and its Subsidiaries involving collection matters or personal injury which are covered by adequate insurance (subject to customary deductibles);

(xvi)    amend, modify or terminate, or cancel, modify or waive any debts or claims held by it, or waive compliance with the terms of or breaches under, any Material Contract (subject to clause (xx) below in respect of Company Leases);

(xvii)    take any action that could or fail to take any action, the failure of which could reasonably be expected to cause (A) Company to fail to qualify as a REIT under the Code or (B) the Partnership to be treated other than as a partnership or disregarded entity for U.S. federal income tax purposes;

(xviii)    make, change or rescind any Tax election (except for an affirmative election under Section 754), change a method of Tax accounting, amend any income or other Tax Return, change in annual accounting period, consent to any extension of waiver of the limitation period applicable to any Tax claim or assessment relating to Taxes (except where relating to an extension of time to file any income or other Tax Return), settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any closing agreement related to Taxes, request any ruling with respect to Taxes from a Governmental Entity, or surrender any right to claim any Tax refund, except, in each case, to the extent the Company reasonably determines, after consultation with Parent, that such action is (A) required by Law, (B) necessary or advisable (x) to elect or to preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (C) reasonably necessary or appropriate in connection with determining the tax status and/or filing returns for the Company or any Subsidiary for the year ending either December 31, 2016 or on a date during 2017 prior to the Closing Date, including the Company or any Subsidiary for which the first taxable year thereof is the year ending December 31, 2016;

(xix)    (1) sell, transfer, dispose of or encumber (A) any personal property that exceeds $200,000 in the aggregate, (B) any capital stock, partnership interests or other equity interests of any of its Subsidiaries, or (C) any real property; or (2) enter into any contract or letter of intent for the sale, transfer, mortgage or disposition of any real property;

(xx)    enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease), except for (A) entering into any new lease or renewing or modifying any Company Lease in the ordinary course of business consistent with past practice on market terms and where any such new lease or Company Lease, together with any other lease to the same or an affiliated tenant, (1) relates to premises of no more than 25,000 square feet and (2) requires no more than $1,000,000 in capital commitments, (B) terminating any Company Lease as a result of a material default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein), (C) any termination, modification or renewal in accordance with the terms of any existing Company Lease that occurs automatically without any action (other than notice of renewal) by the Company, the Partnership or any of their Subsidiaries or (D) as set forth in Section 6.1(a)(xx) of the Company Disclosure Letter;

(xxi)    except as set forth in Section 6.1(a)(xxi) of the Company Disclosure Letter or as required by applicable Law or pursuant to the terms of any previously disclosed Benefit Plan, (i) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries, except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for employees who are not officers that do not exceed 3% individually and 3% in the aggregate, (iii) establish, adopt, amend (except for immaterial amendments that do not significantly increase the cost of any such Benefit Plan) or terminate any Benefit Plan (including any outstanding equity based awards), (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan, except as may be required by GAAP; (vi) forgive any loans to directors, officers, employees or consultants who are natural persons of the Company or any of its Subsidiaries; (vii) hire any employee or engage any consultant who is a natural person with an annual salary or wage rate or consulting fees in excess of $150,000; (viii) terminate the employment of any executive officer other than for cause; or (ix) except as would be permitted pursuant to subsections (i)-(viii), take any other action to establish or authorize, or commit the Company or any of its Subsidiaries to establish or authorize, any right (whether or not vested) to any compensation or employee benefit covering any director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries;

(xxii)    enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

(xxiii)    enter into any new line of business or acquire any interest in any real property;

(xxiv)    fail to maintain in full force and effect any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or insured or a loss payable payee or the Company’s directors and officers liability insurance policy, unless the Company shall have obtained an insurance policy with substantially similar terms and conditions (and, in any event, with coverage limits and sublimits no less and deductibles or retention no greater than those in place as of the date of this Agreement unless the same are not commercially available) to the expired, canceled or terminated policy;

(xxv)    settle, compromise or adjust any property damage, rent loss or other claim under any insurance policy related to casualty or other damage except for claims which do not exceed $500,000 per claim or $1,000,000 in the aggregate;

(xxvi)    enter into, amend or modify any Company Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Company Tax Protection Agreement or otherwise give rise to a material liability with respect thereto (other than actions or transactions required or contemplated by this Agreement);

(xxvii)    take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied;

(xxviii)    acquire any assets that do not qualify for an exemption under the HSR Act; or

(xxix)    agree, authorize or commit to do any of the foregoing.

(b)    Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or delay the consummation of the Merger.

(c)    Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law (provided, however, that, to the extent legally permissible, the Company shall provide Parent with prior written notice of any action with respect to which it reasonably believes requiring Parent’s consent pursuant to the terms of this Agreement would violate applicable Law and shall consult with Parent in good faith prior to taking any such action).

6.2.    Acquisition Proposals.

(a)    No Solicitation or Negotiation. The Company agrees that, from the date of this Agreement until the earlier of the Company Merger Effective Time and the termination of this Agreement in accordance with ARTICLE VIII, except as expressly permitted by this Section 6.2, neither the Company nor any of its Subsidiaries nor any of the directors, officers or senior employees of it or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, senior employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)    initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii)    engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 6.2(a)) or negotiations regarding, or provide any non-public information or data to any Person with respect to, any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; or

(iii)    execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below)) (an “Alternative Acquisition Agreement”).

Notwithstanding anything in this Agreement to the contrary, the Company may terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party.

(b)    Exceptions. Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company and its Representatives may (A) furnish, make available or provide access to non-public information with respect to the Company or its Subsidiaries to a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2 if the Company has received or receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 9.7), provided that such Confidentiality Agreement need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal, it being understood that such confidentiality agreement shall not include any term that would prevent the Company from complying with its obligations under this Section 6.2 (any confidentiality agreement satisfying the criteria of this clause (A) being referred to as an “Acceptable Confidentiality Agreement”), and promptly (and in any event within forty-eight (48) hours thereafter) makes available to Parent and Merger Sub any such information concerning the Company or its Subsidiaries that the Company or its Representatives provides to any such Person and that was not previously made available to Parent or Merger Sub; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal; or (C) after having complied with Section 6.2(f), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable Law, (y) in each such case referred to in clause (A), (B) or (C), the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal.

(c)    Notice. The Company agrees that it will (A) promptly (and, in any event, within twenty-four (24) hours) notify Parent if any indications of interest, proposals or offers with respect to an Acquisition Proposal are received by, or any non-public information is requested in connection with a potential Acquisition Proposal from, the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any indications of interest, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer), and (B) promptly (and, in any event, within forty-eight (48) hours within the occurrence of such change) notify Parent of any change to the financial and other material terms and conditions of any such indications of interests, proposals or offers after the making of such change. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may in any event have discussions with any Person that has made an unsolicited indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal in order to clarify and understand the terms and conditions of the indication of interest, proposal or offer made by such Person and to determine whether such inquiry, proposal or offer constitutes or is reasonably likely to lead to an Acquisition Proposal.

(d)    Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any indication of interest, proposal or offer with respect to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, the Partnership or the Operating Partnership, and (ii) any acquisition by any Person resulting in, or any indication of interest, proposal or offer which, if consummated would result in, any Person (or group of Persons) becoming the beneficial owner, directly or indirectly, in one transaction or a series of related transactions, of 20% or more of the total voting power of the equity securities of the Company, or 20% or more of the equity interests or general partner interests in the Partnership or the Operating Partnership, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited bona fide Acquisition Proposal that would result in any Person (or group of Persons) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets of the Company (on a consolidated basis), of 50% or more of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment, after consultation with outside legal counsel and outside financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transactions contemplated by this Agreement and the time likely to be required to consummate such Acquisition Proposal).

(e)    No Change in Recommendation or Alternative Acquisition Agreement. Except as expressly permitted by Sections 6.2(b) and 6.2(f), the Company Board shall not:

(i)    (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Mergers, (B) fail to include the Company Recommendation in the Proxy Statement, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or take any action or make any public announcement inconsistent with the Company Recommendation (any of the actions described in clauses (A), (B) or (C) of this Section 6.2(e), a “Change of Recommendation”); or

(ii)    cause or permit the Company to enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(b)).

(f)    Change of Recommendation. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may make a Change of Recommendation (x) following receipt of an Acquisition Proposal after the execution of this Agreement that did not result from a material breach of this Section 6.2 and that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (y) solely in response to a material event, occurrence, development or state of facts or circumstances, not related to an Acquisition Proposal, and that first occurred following the execution of this Agreement and was neither known to, nor reasonably foreseeable by, the Company Board prior to the date of this Agreement (an “Intervening Event”), in each case referred to in clauses (x) and (y) above, only if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably expected to be inconsistent with the directors’ duties under applicable Law, and may also terminate this

Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, however, that the Company Board shall not take such action unless:

(i)    the Company shall have complied with its obligations under this Section 6.2 in all material respects;

(ii)    the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least 72 hours in advance of taking such actions (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with a Superior Proposal, the information specified by Section 6.2(c) with respect to such Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal;

(iii)    the Company shall have, and shall have caused its financial and legal advisors to have, during the Notice Period, negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the failure to take such action would no longer be inconsistent with the directors’ duties under applicable Law; provided, however, that in the event of any amendment to the financial terms or any other material terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.2(f)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby, except that the Notice Period commencing upon the delivery of such new Determination Notice shall be reduced to 48 hours;

(iv)    at or following the end of such Notice Period, the Company Board shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would continue to be inconsistent with the directors’ duties under applicable Law (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above); and

(v)    in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 8.3 and paid the Company Termination Fee in accordance with Section 8.5.

After twice complying with clause (iii) above with respect to any such Superior Proposal, the Company and the Company Board shall have no further obligations under clause (iii) with respect to any such Superior Proposal and the Company Board shall not be required to comply with such obligations with respect to any such Superior Proposal.

(g)    Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, or (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act; provided, that in no event shall this Section 6.2(g) affect the obligations of the Company specified in Section 6.2(b); and provided, further, that a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(h)    Existing Discussions. The Company agrees that it and its Subsidiaries and its and their officers and directors will, and that it will instruct and use reasonable best efforts to cause its and its Subsidiaries’ employees and other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company also agrees that it will promptly request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time in accordance with the terms of such confidentiality agreement and shall cease providing any further information to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room.

6.3.    Proxy Filing; Information Supplied.

(a)    The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within thirty (30) days after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 6.2, shall include the Company Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 6.5(c) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 6.3, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC. The Company agrees, as to itself and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 6.3, prior to filing or mailing the Proxy Statement or any amendment or supplement thereto or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent a reasonable opportunity to review and comment on such document or response and shall consider such comments in good faith and (ii) promptly provide Parent with a copy of all such filings and responses made with the SEC. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

(b)    The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement from the SEC and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable (and in any event no later than five (5) business days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Stockholders Meeting any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as the case may be, shall promptly inform the other party hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

6.4.    Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Company Common Shares and Company Limited Voting Shares (the “Stockholders

Meeting”) for the purpose of seeking the Requisite Company Vote as promptly as practicable after the execution of this Agreement, and in any event within fifty (50) days following clearance of the Proxy Statement by the SEC. The Company shall, through the Company Board, (i) recommend to holders of the Company Common Shares and Company Limited Voting Shares that they give the Requisite Company Vote and (ii) use its reasonable best efforts to solicit the Requisite Company Vote (including by soliciting proxies from the Company’s stockholders), except to the extent that the Company Board shall have effected a Change of Recommendation, as permitted by and determined in accordance with Section 6.2. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. The Company shall not postpone or adjourn the Stockholders Meeting except to the extent (1) Parent has consented to such postponement or adjournment in writing, or (2) the Company, acting in good faith after consulting with its outside legal counsel, determines that (i) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Stockholders Meeting, (ii) (A) it will not receive proxies sufficient to obtain the Requisite Company Vote, whether or not a quorum is present, or (B) it will not have sufficient Company Common Shares and Company Limited Voting Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (iii) such postponement or adjournment is required to comply with applicable Law; provided that in the case of any postponement or adjournment under clause (ii) above, the date of the Stockholders Meeting shall not be postponed or adjourned by more than an aggregate of fifteen (15) calendar days other than with Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Unless this Agreement shall have been terminated in accordance with ARTICLE VIII, the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement to the Company’s stockholders shall not be affected by a Change of Recommendation.

6.5.    Cooperation and Approvals. (a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective part under this Agreement and applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as reasonably practicable and in any event by or before the Termination Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waiting period expirations or terminations, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other transactions contemplated by this Agreement. Without limiting the foregoing, in the event Parent determines to obtain replacement financing in respect of any indebtedness of the Company or any of its Subsidiaries, the Company shall use its reasonable best efforts to cooperate with Parent as necessary in connection with the arrangement of such replacement financing by Parent and its Affiliates as may be customary and reasonably requested by Parent, including by using its reasonable best efforts to obtain customary Lien terminations and releases, as promptly as reasonably practicable after the Company Merger Effective Time, providing for the release of any Lien imposed on any assets or equity securities of the Company or any of its Subsidiaries in connection with the indebtedness being replaced; provided that Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses incurred by them directly or indirectly in connection with any replacement financing, except to the extent such losses arise from the intentional misconduct, gross negligence or bad faith of the Company, its Subsidiaries or their respective Representatives; provided, further, that no action shall be required of the Company or its Subsidiaries if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company and its Subsidiaries; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless such breach is waived by Parent; (iii) require the Company or any Subsidiary to pay any commitment or other fee prior to the Closing;

(iv) require the Company or any of its Subsidiaries to incur any liability in connection with the replacement financing prior to the Closing; or (v) require the Company or any of its Subsidiaries to approve or execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the replacement financing. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party other than any Governmental Entity (each, a “Third Party Consent”), (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (ii) none of Parent or any of its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations. In the event that the Company fails to obtain any Third Party Consent, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent, Merger Sub and Merger Partnership and their respective businesses resulting, or which would reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such Third Party Consent.

(b)    Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and any other transactions contemplated by this Agreement; provided, however, that any Party may designate information “for outside counsel only” and, to the extent permitted by applicable Law, any Party may redact commercially sensitive information related to the value of the transactions contemplated by this Agreement. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c)    Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including furnishing the other with copies of material notices or other material communications received by Parent or the Company, as the case may be, or any of its

Subsidiaries, from any third party and/or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, except that any materials concerning one Party’s valuation of the other Party may be redacted.

(d)    Burdensome Condition. Notwithstanding anything in this Section 6.5 to the contrary, the “reasonable best efforts” standard set forth in Section 6.5(a) shall not (A) require Parent or any of its Subsidiaries to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, any requirement, condition, limitation, understanding, agreement or order that would result in or impose a Burdensome Condition or (B) require Parent or any of its Subsidiaries or Affiliates to sell, lease, license or otherwise dispose of, or hold separate, or accept any terms, conditions, liabilities, obligations or commitments with respect to, any of its or their assets or businesses. A “Burdensome Condition” shall mean any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon the Company or its Subsidiaries by a Governmental Entity that would be, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole.

6.6.    Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent and Merger Sub and their officers and other authorized Representatives reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Company Merger Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and Merger Sub all information concerning its business, properties and personnel as may reasonably be requested, provided that all such investigations shall be reasonable in scope, and provided, further, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company or its Subsidiaries (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) unreasonably disrupt the operations of the Company or any of its Subsidiaries or (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any information the disclosure of which would violate applicable Law, (iii) to disclose any information that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if the Company has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure) or (iv) to disclose any information subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege of the Company or any of its Subsidiaries (provided that, in each case, the Company shall use commercially reasonable efforts to develop an alternative to providing such information reasonably acceptable to Parent). All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.7.    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after the Company Merger Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.8.    Publicity. The initial press release regarding the Mergers shall be a joint press release and thereafter (unless and until a Change of Recommendation has occurred or in connection with Section 6.2(e)) the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Mergers and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. The Company shall provide Parent a reasonable opportunity to review and comment (with such comments being provided as promptly as practicable) upon any communication to be broadly disseminated to the Company’s employees or department or division thereof, or any other communication to the Company’s employees that would be required to be filed with the SEC, in each case relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement, and shall not make any such communication prior to such consultation except as may be required by applicable Law.

6.9.    Employee Benefits.

(a)    Except as otherwise agreed between Parent and any executive officer of the Company in his or her individual capacity, Parent agrees that, during the period commencing at the Company Merger Effective Time and ending on the first anniversary thereof, Parent shall provide, or shall cause to be provided, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Company Merger Effective Time (the “Continuing Employees”) during the time that each such Continuing Employee remains employed by Parent or any of its Subsidiaries, (i) at least the same base compensation and annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Company Merger Effective Time; (ii) severance benefits that are no less favorable, in the aggregate, than the severance benefits provided to such Continuing Employee immediately prior to the Company Merger Effective Time; and (iii) other compensation and employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)- (ii) above, equity-based compensation, and defined benefit pension plans, post-retirement welfare plans, and retention, change in control or similar plans, policies or agreements) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Company Merger Effective Time.

(b)    For purposes of any employee benefit plans maintained by Parent or any of its Subsidiaries (the “New Plans”) providing benefits to any Continuing Employees after the Company Merger Effective Time, Parent shall, or shall cause its applicable Subsidiary to, (i) use commercially reasonable efforts to: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans; and (B) provide each Continuing Employee and their eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (ii) recognize all service of the Continuing Employees with the Company and its Subsidiaries (and any predecessors or affiliates thereof) (to the same extent that such service was recognized under the analogous Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) for all purposes in any New Plan in which such employees may be eligible to participate after the Company Merger Effective Time; provided, however, that the foregoing clause (ii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan or any postretirement welfare plan.

(c)    Notwithstanding the foregoing, nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Benefit Plan, (2) prevent Parent, the Surviving Company or any of their Affiliates from amending or terminating any of their benefit plans or, after the Company Merger Effective Time, any Benefit Plan in accordance their terms, (3) prevent Parent, the Surviving Company or any of their Affiliates, after the Company Merger Effective Time, from terminating the employment of any Continuing Employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Company or any of their Affiliates or under any benefit plan which Parent, the Surviving Company or any of their Affiliates may maintain.

(d)    Without limiting the generality of Section 6.9(a), with respect to each employee of the Company who is eligible to receive a cash bonus in accordance with the terms of the applicable bonus plans of the Company or its Subsidiaries as of immediately prior to the Company Merger Effective Time (each, a “Bonus Eligible Employee”), Parent shall pay or cause to be paid to each Bonus Eligible Employee who is employed by Parent or one of its Subsidiaries on the last day of the 2017 calendar year a bonus in respect of the 2017 calendar year in accordance with the Company’s applicable bonus plans and historic practice.

6.10.     Expenses. The Surviving Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in ARTICLE IV. Except as otherwise provided in Section 8.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.11.    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Company Merger Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Company Merger Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, penalties, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters actually or allegedly existing or occurring at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that the Company would have been permitted under Maryland law and its certificate of incorporation or bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Maryland law and the Company’s certificate of incorporation and bylaws shall be made by independent counsel selected by the Surviving Company.

(b)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Company thereof, but the failure to so notify shall not relieve the Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Company Merger Effective Time), (i) Parent or the Surviving Company shall have the right to assume the defense thereof and Parent and the Surviving Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Company shall not be liable for any settlement effected without their prior written consent, which consent shall not be unreasonably withheld; and provided, further, that Parent and the Surviving Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    Prior to the Company Merger Effective Time, the Company shall, and, if the Company is unable to, Parent shall cause the Surviving Company as of the Company Merger Effective Time to obtain and fully pay the premium for the non-cancellable, irrevocable extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Company Merger Effective Time, and (ii) the Company’s existing fiduciary liability insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Company Merger Effective Time, (iii) the Company’s existing insurance policy with respect to employment practices liability insurance for a claims reporting or discovery period of at least three (3) years from and after the Company Merger Effective Time, in each case from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Company Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement). If the Company and the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Company Merger Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Company Merger Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend or Parent or the Surviving Company be required to expend for such policies, pursuant to this Section 6.11(c), any premiums in the aggregate in excess of an amount equal to 300% of the annual premiums currently paid by the Company for such insurance policies; and provided, further, that if the aggregate annual premiums of such insurance coverage exceed such amount, the Company or the Surviving Company, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, to the extent necessary, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.11.

(e)    The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f)    The rights of the Indemnified Parties under this Section 6.11 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contract or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Mergers or any other transactions contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(g)    From and after the Company Merger Effective Time until the third (3rd) anniversary thereof, the organizational documents of the Surviving Company and its Subsidiaries shall contain provisions no less favorable with respect to any indemnification, advancement of expenses and exculpation rights of individuals who were, prior to the Company Merger Effective Time, directors, officers or employees of the Company, a Subsidiary of the Company or any of their predecessor entities, than are presently set forth in the organizational documents of the Company and its applicable Subsidiary, and the organizational documents of the Surviving Company and its Subsidiaries shall not contain any provisions contradictory to such rights.

6.12.    Other Actions by the Company.

(a)    Takeover Statutes. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b)    Section 16 Matters. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company Common Shares, Partnership Common Units, Company Equity Awards, and any other equity securities (including derivative securities) pursuant to the Mergers and the other transactions contemplated by this Agreement by each individual who is a director or officer of the Company, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13.    Transaction Litigation. Prior to the Company Merger Effective Time, the Company and Parent shall promptly notify the other Party of all notices and other communications received by the Company or its Subsidiaries or Parent, as applicable, from any Governmental Entity in connection with the Mergers or any other transaction contemplated by this Agreement or from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, its Subsidiaries or Parent. Prior to the Company Merger Effective Time, the Company shall promptly notify Parent of all civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings commenced or threatened against the Company or any of its Subsidiaries or the Company Board, or any committee thereof, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 6.13, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith, but Parent will not be afforded any decision making power or other authority over such Transaction Litigation; provided that no settlement shall be offered or entered into or payment made without the consent of Parent (not to be unreasonably withheld, conditioned or delayed).

6.14.    Restrictions on Dividends; Pre-Closing Dividend. After the date of this Agreement and prior to the Company Merger Effective Time, upon consultation with Parent, the Company shall make distributions reasonably required for the Company to maintain its status as a REIT under the Code or to avoid (based on reasonable estimates agreed to in writing by the Company and Parent) the deemed liability for income or excise tax under Sections 857 or 4981 of the Code for taxable years of the Company ending prior to or deemed to end for these purposes at the Company Merger Effective Time. Notwithstanding the foregoing and anything in this Agreement to the contrary, no less than two (2) days prior to the Company Merger Effective Time, but not prior to the first business day following October 7, 2017, the Company shall declare and pay a cash dividend to the holders of record of Company Common Shares on or before such date, in an amount equal to $4.00 per share or such higher amount as may be necessary for the Company to distribute to its stockholders no less than (based on reasonable estimates agreed to in writing by the Company and Parent) the Company’s undistributed REIT taxable income and net capital gain earned or accrued by the Company for the portion of the taxable year that includes the Closing Date ending at the Company Merger Effective Time (the “Pre-Closing Dividend”); provided, however, that the Company shall not be required to pay the Pre-Closing Dividend until all of the conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing). If the Pre-Closing Dividend exceeds $4.00 per share or if the Company declares any other distribution on the Company Common Shares on or prior to the Company Merger Effective Time, the Per Share Merger Consideration shall be decreased by an amount equal to (x) the amount by which the Pre-Closing Dividend exceeds $4.00 per share and (y) the per Company Common Share amount of any such other distribution. Parent shall cause Company to report with respect to those distributions paid in that portion prior to the Closing Date of the taxable year in which the Company Merger occurs, including the Pre-Closing Dividend, as a “capital gain dividend” (within the meaning of Section 857(b)(3) of the Code) to the maximum amount permitted to be designated as such under such Section.

6.15.     Taxes.

(a)    REIT Matters. The Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company (i) will qualify for taxation as a REIT for U.S. federal income tax purposes for its current taxable year and any other taxable year that includes the Closing Date, provided that, in the case of any taxable year that includes but does not end on the Closing Date, any action by the Company or failures to act relating to period or events that occur from and after the Company Merger Effective Time shall not be considered to result in a breach of this covenant or any representation or covenant of the Company in this Agreement with respect to such tax year, and (ii) will not become liable for U.S. federal income Tax under Section 857(b) or 4981 of the Code (based on reasonable estimates agreed to in writing by the Company and Parent). After the date of this Agreement and prior to the Company Merger Effective Time, the Company shall accommodate all reasonable requests of Parent with respect to maintenance of the Company’s REIT status for the Company’s 2016 taxable year (including with respect to the filing of the 2016 IRS Form 1120-REIT) and the continuation of such REIT status of the 2017 taxable year and, if applicable, any later taxable year of the Company that would include the Company Merger Effective Time, provided that, in the case of any taxable year that includes but does not end on the Closing Date, any action by the Company or failures to act relating to period or events that occur from and after the Company Merger Effective Time shall not be considered to result in a breach of this covenant or any representation or covenant of the Company in this Agreement with respect to such tax year, assuming that the Company has complied in full with its obligations under Section 6.14.

(b)    Mitigation of Taxes. Parent and the Company shall, upon written request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c)    Tax Returns. The Company shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account any applicable extensions of time) all Tax Returns for the Company and each Subsidiary of the Company required to be filed (taking into account any applicable extensions of time) for all taxable periods ending prior to the Closing Date, including timely filing of Tax Returns for the fiscal year ended December 31, 2016 (taking into account any applicable extensions of time). Parent shall cause to be timely filed all Tax Returns for the Company and each Subsidiary of the Company that are required to be filed for the taxable period that includes the Closing Date and any other Tax Returns for the Company and its Subsidiaries for which the due date for the filing of such returns (determined taking into account any applicable extensions of time) has not occurred prior to the Closing Date. Any such Tax Returns prepared by the Company shall be prepared in a manner consistent with the historic Tax accounting practices of the Company (except as may be required under applicable Tax Law). The Company shall pay all Taxes shown as due on such Tax Returns. The Company shall provide to Parent copies of such Tax Returns that are to be filed by the Company for all taxable periods ending prior to the Closing Date at least fifteen (15) calendar days prior to the due date of such Tax Returns (including applicable extensions) and the Company shall consider in good faith any and all reasonable comments of Parent with respect to such Tax Returns; provided that the incorporation of comments of Parent with respect to such Tax Returns shall not be considered to result in a breach of any representation or covenant of the Company in this Agreement with respect to such Tax Returns.

(d)    FIRPTA Certificate. On the Closing Date, prior to the Partnership Merger, the Partnership shall deliver to Parent a duly executed certificate of non-foreign status from each Person that constitutes and is treated as a partner (and is not a disregarded entity) for U.S. federal income tax and that has provided such a certificate to the Partnership. The receipt of such certificates by Parent shall not be a condition to the Partnership Merger, but if Parent has not received such certificate from or with respect to a partner, Parent shall be entitled to withhold any applicable U.S. tax on cash distributed to or on behalf of such Person (as determined by Parent in its sole discretion).

(e)    Cousins Tax Matters Agreement. Each of the Company and the Partnership acknowledge that it was a party to the Tax Matters Agreement. To the extent received by the Company, the Company shall deliver to Parent a copy of any statements prepared pursuant to or in accordance with Section 2.02(c) of the Tax Matters Agreement relating to the gain proposed to be recognized by Cousins with respect to each asset deemed contributed to the Company in the Cousins Section 351 Transfers (as defined in the Tax Matters Agreement), together with the resulting adjusted tax basis to the Company of each such asset, including any subsequent modifications to such statements.

6.16.    Syndication. Parent may, at or prior to the Closing, allocate a portion of its commitment to fund the cash portion of the aggregate Merger Consideration to one or more potential equity financing sources, provided that Parent will remain responsible for all of its obligations pursuant to this Agreement in accordance with the terms and conditions hereof (including, without limitation, the funding of the cash portion of the aggregate Merger Consideration), regardless of whether such obligations have been syndicated in accordance with the foregoing (the “Syndication”). In the event Parent determines to proceed with the Syndication, the Company shall use its commercially reasonable efforts to cooperate with Parent as necessary in connection with the arrangement of such Syndication as may be customary and reasonably requested by Parent, including by: (i) providing Parent’s potential equity financing sources in the Syndication (including investors in funds, vehicles or accounts that are managed, sponsored or advised by such potential equity financing sources) with access to information concerning the business, properties and personnel of the Company and its Subsidiary as may be customary and reasonably requested by Parent, subject in each case to customary confidentiality commitments from such potential equity financing sources in the Syndication; (ii) participating in, and assisting with, marketing efforts relating to such Syndication, including providing information within its control that is reasonably requested by Parent for assisting in the preparation of customary confidential information memoranda and other customary private offering documents and marketing materials; (iii) attending and participating in due diligence sessions and meetings with prospective investors, in each case, at such times as coordinated reasonably in advance thereof; (iv) delivery of financial information reasonably requested by Parent and customary or reasonably necessary for the completion of the Syndication, including in connection with the preparation of customary confidential information memoranda and other customary private offering or information documents to be used for such Syndication (which financial information, for the avoidance of doubt, may be included in any such confidential information memoranda, private placement memoranda, prospectuses, offering memoranda and other offering or information documents used for or distributed in connection with the Syndication); and (v) directing its independent auditors to reasonably cooperate with such Syndication consistent with their customary practice. Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries or their respective Representatives in connection with such cooperation. Notwithstanding anything to the contrary in this Section 6.16 or any other provision of this Agreement, (A) no action shall be required of the Company or its Subsidiaries if any such action shall (i) unreasonably disrupt or interfere with the business or ongoing operations of the Company and its Subsidiaries; or (ii) cause any representation or warranty or covenant contained in this Agreement to be breached unless such breach is waived by Parent, (B) prior to the Closing, none of the Company, the Partnership and any of the Company’s Subsidiaries shall have any responsibility for, or incur any liability to any Person under or in connection with, the transactions contemplated by the Syndication, (C) none of the Company, the Partnership or any of the Company’s Subsidiaries shall be required to take any action (I) under, or in connection with the transactions contemplated by, any agreement, certificate, document or instrument relating to the Syndication that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (II) that would reasonably be expected to cause any trustee, director, officer or employee of the Company, the Partnership or any of the Company’s Subsidiaries to incur any personal liability relating to the Syndication, (III) that will conflict with or violate its organizational documents or any applicable Laws, or (IV) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement (unless such breach is waived by Parent), (C) the Company Board, the Partnership and any of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Syndication is obtained, (D) none of the Company, Partnership and any of the Company’s Subsidiaries shall be required to execute any definitive certificates, legal opinions or documents in connection with the Syndication that are effective prior to the Closing, and (E) none of the Company, Partnership and any of the Company’s Subsidiaries shall be required to take any corporate actions that are effective prior to the Closing to permit the consummation of the Syndication.

6.17.    Pre-Closing Restructuring.

(a)    The Company shall, and shall cause its Subsidiaries to, take all actions necessary to, complete the restructuring transactions set forth in Exhibit C hereto (the “Pre-Closing Restructuring”) immediately prior to the Closing, provided, however, that the consummation of any such Pre-Closing Restructuring transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2(d) and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied (or, at the option of Parent, waived) and that Parent is prepared to proceed with the Closing immediately following the consummation of the Pre-Closing Restructuring. None of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the Pre-Closing Restructuring transactions contemplated by this Section 6.17. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in performing their obligations under this Section 6.17, and indemnify the Company for any and all losses incurred by the Company or any of its Subsidiaries arising therefrom (except to the extent any such losses arise from the willful misconduct, gross negligence or bad faith of the Company).

(b)    In the event that Parent provides notice to the Company pursuant to Exhibit C that Parent desires to modify the Pre-Closing Restructuring and Parent and the Company agree on a modified Pre-Closing Restructuring (a “Modified Pre-Closing Restructuring”), then the Parties hereby agree that, in addition to the conditions set forth in paragraph (a) above, (i) the Modified Pre-Closing Restructuring shall be implemented as close as possible to the Company Merger Effective Time (without jeopardizing the purpose of the Modified Pre-Closing Restructuring, but, in any event, after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Company Merger have been satisfied or waived (other than Section 7.2(d) and other than those conditions that by their nature are to be satisfied at the Closing), (ii) neither Company nor any Company Subsidiary shall be required to take any action in contravention of any Laws or any Organizational Documents or any other contract or agreement to which the Company, the Company Subsidiaries or any of their respective assets are bound, (iii) the Modified Pre-Closing Restructuring (or the inability to complete the Modified Pre-Closing Restructuring) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, (iv) neither Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to adversely affect the classification of Company as a REIT, and (v) neither the Company nor any Company Subsidiary shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder or other equity interest holder of Company or the Partnership, or other adverse consequences to the stockholders or equity holders of Company as a whole, incrementally greater than the Taxes or other adverse consequences to such Person in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 6.17(b), unless such holders are indemnified by Parent for such incremental Taxes. Without limiting the foregoing, none of the representations, warranties or covenants of Company or any of its Affiliates shall be deemed to apply to, or deemed breached or violated by, the Modified Pre-Closing Restructuring.

ARTICLE VII

Conditions

7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Mergers and to effect the other transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Company Merger Effective Time of each of the following conditions:

(a)    Stockholder Approval. The Company shall have obtained the Requisite Company Vote.

(b)    Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.    Conditions to Obligations of Parent, Merger Sub and Merger Partnership. The obligations of Parent, Merger Sub and Merger Partnership to effect the Mergers and to effect the other transactions contemplated by this Agreement on the Closing Date are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii), (iii) and (iv) below, each of the representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Company Material Adverse Effect” therein) as of the

Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date), except where the failure of such representations and warranties to be true and correct does not have, or is not reasonably likely to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company and the Partnership contained in Section 5.1(h) (Absence of Changes) shall be true and correct as of the Closing Date as though made on and as of the Closing Date, (iii) each of the representations and warranties of the Company and the Partnership contained in clauses (i)(A) and (iii) of Section 5.1(d) (Capital Structure) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date) except for de minimis inaccuracies, (iv) each of the representations and warranties of the Company and the Partnership contained in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), clause (i)(B) of Section 5.1(d) (Capital Structure), Section 5.1(e) (Corporate Authority; Approval and Fairness), Section 5.1(p) (Takeover Statutes) and clauses (A) and (B) of Section 5.1(r)(ii) (Tax Matters) as such clause relates to REIT qualification shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be so true and correct at and as of such date), and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company and the Partnership by an executive officer of the Company and the Partnership, respectively, to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b)    Performance of Obligations of the Company and the Partnership. Each of the Company and the Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company and the Partnership by an executive officer of the Company and the Partnership, respectively, to such effect.

(c)    REIT Opinion. Parent shall have received a tax opinion of Hogan Lovells US LLP, tax counsel to the Company, or such other law firm as may be reasonably approved by Parent, dated as of the Closing Date in substantially the form of Exhibit D attached hereto (the “REIT Opinion”), which opinion concludes (subject to customary assumptions, qualifications and representations, including representations made by the Company and its Subsidiaries on an Officer’s Certificate in substantially the form of Exhibit E attached hereto (with such modifications thereto as are appropriate to reflect changes in facts or circumstances from the date of this Agreement to the date of such Officer’s Certificate provided such modifications are acceptable to Parent prior to Closing (provided Parent’s consent shall not be unreasonably withheld)) (the “Officers’ Certificate”)) that, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, for all taxable periods commencing with the Company’s taxable year ended December 31, 2016 through and including the portion of its taxable year that includes the Company Merger Effective Time (assuming continued compliance by the Company for the balance of such year with the requirements to qualify as a REIT for such year).

(d)    Pre-Closing Restructuring. The Pre-Closing Restructuring (or the Modified Pre-Closing Restructuring) transactions shall have been completed in accordance with Section 6.17.

7.3.     Conditions to Obligation of the Company and the Partnership. The obligations of the Company and the Partnership to effect the Mergers and to effect the other transactions contemplated by this Agreement on the Closing Date are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company at or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub and Merger Partnership set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent, Merger Sub and Merger Partnership by an executive officer of Parent, Merger Sub and Merger Partnership, respectively, to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b)    Performance of Obligations of Parent, Merger Sub and Merger Partnership. Each of Parent, Merger Sub and Merger Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent, Merger Sub and Merger Partnership by an executive officer of Parent, Merger Sub and Merger Partnership, respectively, to such effect.

ARTICLE VIII

Termination

8.1.    Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the Requisite Company Vote is obtained by mutual written consent of the Company and Parent.

8.2.    Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time either by Parent or the Company by written notice to the other Party if:

(a)    the Mergers shall not have been consummated by December 31, 2017, whether such date is before or after the Requisite Company Vote is obtained; provided, however, that if the Company has not held the Stockholders Meeting by such time, the Termination Date may be extended by Parent to a date not beyond March 29, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Mergers;

(b)    the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement; or

(c)    regardless of whether the Requisite Company Vote has been obtained, any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in such Order that permanently restrains, enjoins or otherwise prohibits the consummation of the Mergers.

8.3.    Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time by the Company by written notice of the Company to Parent:

(a)    As long as the Requisite Company Vote has not been obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of Section 6.2 of this Agreement, to enter into, and concurrently with the termination hereunder, the Company enters into, a definitive Alternative

Acquisition Agreement with respect to a Superior Proposal, and (iii) the Company, concurrently with the occurrence of such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b)    if (i) there has been a breach, violation or failure to perform of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Merger Partnership in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true and correct is not curable or, if curable, is not cured within the earlier of (x) sixty (60) days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Mergers.

8.4.    Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time by Parent by written notice to the Company if:

(a)    the Company Board shall have made a Change of Recommendation;

(b)    there has been a breach, violation or failure to perform of any representation, warranty, covenant or agreement made by the Company or the Partnership in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the date of this Agreement, such that the condition set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true and correct is not curable or, if curable, is not cured within the earlier of (x) sixty (60) days after written notice thereof is given by the Company to Parent and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(b) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have materially contributed to or resulted in the occurrence of the failure of a condition to the consummation of the Mergers.

8.5.    Effect of Termination and Abandonment. (a) Except as provided in paragraph (b) below, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this ARTICLE VIII, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party hereto of any liability or damages to any other Party hereto resulting from any fraud or any willful and material breach of this Agreement, in which case the aggrieved party hereto shall be entitled to all rights and remedies available at law or in equity, and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement. For purposes of this Section 8.5, a “willful and material breach” means a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement (it being understood that the failure of the Company and the Partnership, on the one hand, and Parent, Merger Sub and Merger Partnership, on the other hand, to consummate the Mergers when required under the terms of this Agreement will constitute a willful and material breach).

(b)    In the event that this Agreement is terminated:

(i)    by either the Company or Parent pursuant to Section 8.2(a) and, at the time of such termination, the Company shall have failed to hold the Stockholders Meeting as required by Section 6.4, under circumstances in which the Termination Fee is not then payable, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent a cash amount equal to the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent,

Merger Sub or Merger Partnership in connection with this Agreement (plus any Tax that may be imposed on Parent in respect thereof) and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000 (the “Expense Fee”);

(ii)    by either the Company or Parent pursuant to Section 8.2(a) (and, at the time of such termination pursuant to Section 8.2(a), the condition set forth in Section 7.1(a) shall not have been met) or Section 8.2(b) or by Parent pursuant to Section 8.4(b) (provided in each case that, at the time of such termination, the Company Board shall not have made and not withdrawn a Change of Recommendation) and

(A)    a bona fide Acquisition Proposal (x) shall have been made to the Company or any of its Subsidiaries or any of its stockholders, (y) shall have been publicly announced and (z) shall not have been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and

(B)    within twelve (12) months of such termination, (x) the Company or any of its Subsidiaries shall have entered into a definitive agreement for an Acquisition Proposal or (y) the Company or any of its Subsidiaries shall have consummated transaction of the type set forth in the definition of “Acquisition Proposal” and, in each case, such Acquisition Proposal would qualify as an Acquisition Proposal if all references to “20% or more” were replaced with “50% or more”, then promptly after the consummation of such Acquisition Proposal, but in no event later than three (3) business days after such consummation, the Company shall pay to Parent an amount equal to the excess of (x) a termination fee of $26,400,000 (the “Termination Fee”) over (y) any Expense Fee previously paid;

(iii)    by the Company pursuant to Section 8.3(a), then immediately prior to such termination, the Company shall pay to Parent the Termination Fee; or

(iv)    by Parent pursuant to Section 8.4(a) and, at the time of such termination, the condition set forth in Section 7.1(a) shall not have been met, then promptly, but in no event later than three (3) business days, after the date of such termination, the Company shall pay to Parent the Termination Fee.

Any payments made to Parent pursuant to this Section 8.5(b) shall be made by wire transfer of immediately available funds to an account designated by Parent. In no event shall the Company be required to pay both the Termination Fee, on the one hand, and the Expense Fee, on the other hand or be required to pay any of the Termination Fee or the Expense Fee on more than one occasion.

(c)    The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Merger Partnership would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b), and, in order to obtain such payment, Parent, Merger Sub or Merger Partnership commences a suit that results in a judgment against the Company for the fee set forth in Section 8.5(b) or any portion of such fee, the Company shall pay to Parent, Merger Sub or Merger Partnership its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the U.S. prime rate as shown on the Bloomberg screen BTMM or PRIME INDEX HP, whichever is higher, in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or willful and material breach of this Agreement by the Company, in the event that the Termination Fee or the Expense Fee, as the case may be, is payable and actually paid to Parent in accordance with this Section 8.5, the payment of such Termination Fee or Expense Fee and the amounts described in the first sentence of this Section 8.5(c) shall be the sole and exclusive remedy of Parent, Merger Sub, Merger Partnership and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant, representation and warranty or other agreement in relation to this Agreement and the transactions contemplated hereby or the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Mergers or the other transactions contemplated by this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.    Survival. This ARTICLE IX and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in ARTICLE IV and Sections 6.9 (Employee Benefits), 6.10 (Expenses) and 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This ARTICLE IX and the agreements of the Company, the Partnership, Parent, Merger Sub and Merger Partnership contained in Section 6.10 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

9.2.    Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Company Merger Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized representatives of the respective Parties.

9.3.    Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Mergers are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.4.    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION, except that (i) the provisions of the DLLCA and the MGCL applicable to the authorization, effectiveness and effects of the Company Merger and the provisions of the DRULPA applicable to the authorization, effectiveness and effects of the Partnership Merger will apply to the Company Merger and the Partnership Merger and (ii) the applicable Law of the State of Delaware shall apply to the discharge of the fiduciary duties of the Partnership GP in connection with this Agreement. The Parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland or, if such courts shall lack subject matter jurisdiction, the federal courts of the United States of America located in the State of Maryland, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE THIRD PARTY FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5.

(c)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement, including the Parties’ obligations to consummate the Mergers and the obligation of Parent, Merger Sub or Merger Partnership to pay, and the right of the holders of Company Common Shares and Partnership Common Units to receive, the Merger Consideration) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof.

(d)    Each Party acknowledges and agrees that the rights to an injunction, specific performance or other equitable remedy contemplated herein are an integral part of the transactions contemplated by this Agreement and without such right, none of the Parties would have entered into this Agreement. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (i) by seeking the remedies provided for in this Section 9.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.5 shall require any Party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5 prior or as a condition to exercising any termination right under ARTICLE VIII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.5 or anything set forth in this Section 9.5 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.6.     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by e-mail (with confirmation of receipt) or overnight courier:

If to Parent, Merger Sub or Merger Partnership:

Real Estate Houston US Trust

Real Estate Houston US LLC

Real Estate Houston US LP

c/o Canada Pension Plan Investment Board,

One Queen Street East, Suite 2500

Toronto, ON M5C 2W5 Canada.

Attention: Hilary Spann

Email: hspann@cppib.com

with a copy (which shall not constitute notice) to

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004

Attention: Melissa Sawyer

Email: sawyerm@sullcrom.com

If to the Company:

Parkway, Inc.,

800 N. Magnolia Avenue, Suite 1625, Orlando, FL 32803

Attention:	Noni Holmes-Kidd
nholmes-kidd@pky.com

Scott Francis
SFrancis@pky.com

with a copy (which shall not constitute notice) to

Hogan Lovells US LLP

555 Thirteenth Street, NW, Washington, D.C. 20004
Attention:	Matt ThomsonE-mail:

matt.thomson@hoganlovells.com

Bruce Gilchrist

E-mail: bruce.gilchrist@hoganlovells.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by e-mail; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.    Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Voting and Support Agreement and the Confidentiality Agreement, dated June 1, 2017, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

9.8.    No Third Party Beneficiaries. Except as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) only, Parent, Merger Sub and Merger Partnership, on the one hand, and the Company and the Partnership, on the other hand, hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The Parties hereto further agree that the rights of third party beneficiaries under Section 6.11 shall not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Company Merger Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.10.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by Parent, Merger Sub and Merger Partnership when due, and Parent, Merger Sub and Merger Partnership will indemnify the Company against liability for any such Taxes.

9.11.     Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Parties hereto shall negotiate, in good faith, a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13.    Interpretation; Construction. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(a)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)    The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(d)    Each Party to this Agreement has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14.    Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a constituent company in the Mergers in lieu of Merger Sub and Merger Partnership, in which event all references herein to Merger Sub and Merger Partnership, respectively, shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub and Merger Partnership, respectively, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement. Nothing in this Agreement shall prohibit Parent from transferring all or part of its ownership interests in Merger Sub or Merger Partnership to any controlled Affiliate of Parent. Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Parkway, Inc.

By:	/s/ M. Jayson Lipsey
	Name:	M. Jayson Lipsey
	Title:	Executive Vice President and Chief Operating Officer

By:	/s/ A. Noni Holmes-Kidd
	Name:	A. Noni Holmes-Kidd
	Title:	Vice President and General Counsel

Parkway Properties LP

By:	/s/ M. Jayson Lipsey
	Name:	M. Jayson Lipsey
	Title:	Executive Vice President and Chief Operating Officer

By:	/s/ A. Noni Holmes-Kidd
	Name:	A. Noni Holmes-Kidd
	Title:	Vice President and General Counsel

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REAL ESTATE HOUSTON US TRUST
CPPIB G&A INC., in its capacity
as Managing Trustee

By:	/s/ Peter Ballon
	Name:	Peter Ballon
	Title:	Authorized Signatory

By:	/s/ Graeme Eadie
	Name:	Graeme Eadie
	Title:	Authorized Signatory

REAL ESTATE HOUSTON US LLC
Real Estate Houston US Trust, in its
capacity as Managing Member
CPPIB G&A INC., in its capacity as Managing Trustee

By:	/s/ Peter Ballon
	Name:	Peter Ballon
	Title:	Authorized Signatory

By:	/s/ Graeme Eadie
	Name:	Graeme Eadie
	Title:	Authorized Signatory

REAL ESTATE HOUSTON US LP Real Estate Houston US Trust, in its capacity as General Partner
CPPIB G&A INC., in its capacity as Managing Trustee

By:	/s/ Peter Ballon
	Name:	Peter Ballon
	Title:	Authorized Signatory

By:	/s/ Graeme Eadie
	Name:	Graeme Eadie
	Title:	Authorized Signatory

[Signature Page for Merger Agreement]

ANNEX A

DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	6.2(b)
Acquisition Proposal	6.2(d)
Affiliate	5.1(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)
Amended Partnership Agreement	2.2
Applicable Date	5.1(g)
Bankruptcy and Equity Exception	5.1(e)
Benefit Plan	5.1(l)
Book Entry Shares	4.4(b)
Burdensome Condition	6.5(d)
business day	1.2
Bylaws	2.1
Cash-Out Limited Partner	Recitals
Certificate	4.4(b)
Change of Recommendation	6.2(e)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(l)
Common Stock Ownership Limit	5.1(c)
Company	Preamble
Company Approvals	5.1(f)
Company Audit Committee	5.1(g)
Company Board	Recitals
Company Charter	5.1(c)
Company Common Share	4.1(a)
Company Common Share Merger Consideration	4.1(a)
Company Disclosure Letter	5.1
Company Equity Awards	4.9(f)
Company Intellectual Property	5.1(t)
Company Leases	5.1(o)
Company Limited Voting Share	4.1(c)
Company Material Adverse Effect	5.1(a)
Company Merger	Recitals
Company Merger Effective Time	1.3(a)
Company Option	4.9(a)
Company Option Payment	4.9(a)
Company-Owned Intellectual Property	5.1(t)
Company PSU	4.9(c)
Company PSU Payment	4.9(c)
Company Recommendation	5.1(e)
Company Reports	5.1(g)
Company RSU	4.9(b)
Company RSU Payment	4.9(b)
Company Tax Protection Agreements	5.1(r)
Company Title Insurance Policy	5.1(o)

Terms	Section
Company’s Knowledge	5.1(j)
Confidentiality Agreement	6.2(b)
Construction Projects	5.1(o)
Continuing Employees	6.9
Contract	5.1(f)
control	5.1(a)
Contract Property	5.1(o)
Costs	6.11
Cousins	5.1(r)
CPPIB	Recitals
D&O Insurance	6.11(c)
Delaware Certificate of Merger	1.3(a)
Determination Notice	6.2(f)
DLLCA	Recitals
DRULPA	Recitals
DSOS	1.3(a)
Excepted Holder Limit	5.1(c)
Election Date	4.3(b)(i)
Encumbered Properties	5.1(k)(ii)
Encumbrance	5.1(o)
Environmental Law	5.1(q)
Equity Award Payments	4.9(d)
Equity Commitment Letter	5.2(e)(ii)
ERISA Affiliate	5.1(l)
ERISA Plans	5.1(l)
ESPP	4.9(e)
Excepted Holder Limit	5.1(c)
Exchange Fund	4.4(a)
Excluded Share	4.1(b)
Existing Indebtedness	5.1(k)
Existing Loan Documents	5.1(k)(i)
Final Offering	4.9(e)
FIRPTA Certificate	6.1(d)
Form of Election	4.3(b)(i)
GAAP	5.1(d)
Government Contract	5.1(n)(iv)(B)
Governmental Entity	5.1(f)(i)
Hazardous Substance	5.1(q)
HSR Act	5.1(f)(iii)
Indemnified Parties	6.11
Insurance Policies	5.1(u)
Intellectual Property	5.1(t)
Intervening Event	6.2(f)
IRS	5.1(l)
Laws	5.1(m)
Leased Real Property	5.1(o)(iii)
Licenses	5.1(m)
Lien	5.1(d)(i)
Maryland Articles of Merger	1.3(a)
Material Contract	5.1(n)(i)
Material Permits	5.1(o)(xiii)

Terms	Section
Merger Consideration	4.3(a)
Merger Partnership	Preamble
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
Minority Limited Partners	Recitals
Modified Pre-Closing Restructuring	6.17(b)
New Partnership Preferred Unit	1.4
New Plan	6.9(b)
Notice Period	6.2(f)(ii)
NYSE	5.1(a)(H)
Officers’ Certificate	7.2(c)
Operating Partnership	4.2
Operating Partnership LP Agreement	5.1(e)(iii)
Operating Partnership Approval	5.1(e)
Order	7.1(b)
Owned Real Property	5.1(o)(i)
Parent	Preamble
Parties	Preamble
Partnership	Preamble
Partnership Agreement	2.2
Partnership Approval	5.1(e)(iii)
Partnership Certificate of Merger	1.3(b)
Partnership Common Units	Recitals
Partnership GP	Recitals
Partnership Merger	Recitals
Partnership Merger Consideration	4.3(a)
Partnership Merger Effective Time	1.3(b)
Partnership Series A Preferred Units	Recitals
Party	Preamble
Paying Agent	4.4(a)
Payroll Company	4.9(d)
Per Partnership Unit Merger Consideration	4.3(a)
Per Share Merger Consideration	4.1(a)
Per Share Redemption Amount	4.2
Permitted Liens	5.1(d)(i)
Person	4.5(d)
Pre-Closing Restructuring	6.17
Preferred Stock Ownership Limit	5.1(c)
Proxy Statement	6.3(a)
Qualified REIT Subsidiary	5.1(r)(ii)
Real Estate Lease Contract	5.1(o)(iv)
Real Estate Purchase Contract	5.1(o)(iv)
REIT	5.1(r)(ii)
REIT Opinion	7.2(c)
Rent Rolls	5.1(o)(viii)
Representatives	6.2(a)
Requisite Company Vote	5.1(e)(i)
Roll-Over Limited Partner	Recitals
Sarbanes-Oxley Act	5.1(g)(i)
SDAT	1.3(a)

Terms	Section
Securities Act	4.3(a)
Series A Company Preferred Share	4.2
Stock Plan	5.1(d)(i)
Stockholders Meeting	6.4
Subsidiary	5.1(a)
Subsidiary Partnership	5.1(r)(viii)
Superior Proposal	6.2(d)
Surviving Company	1.1(a)
Surviving Partnership	1.1(b)
Syndication	6.16
Takeover Statute	5.1(p)
Tax	5.1(r)
Tax Matters Agreement	5.1(r)
Tax Return	5.1(r)
Taxable REIT Subsidiary	5.1(r)(ii)
Termination Date	8.2(a)
Termination Fee	8.5(b)
Third Party Consent	6.5(a)
TPG	Recitals
Trade Secrets	5.1(t)
Transaction Litigation	6.13
Unit Election	4.3(b)
Voting and Support Agreement	Recitals
WARN Act	5.1(s)(i)

Appendix B

The Board of Directors

Parkway, Inc.

5847 San Felipe Street, Suite 2200

Houston, TX 77057

Members of the Board of Directors:

We understand that Parkway, Inc., a Maryland corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of June 29, 2017 (the “Merger Agreement”), among Real Estate Houston US Trust, a Delaware statutory trust (“Parent”), Real Estate Houston US LLC, a Delaware limited liability company (“Merger Sub”), Parkway Properties LP, a Delaware limited partnership, Real Estate Houston US LP, a Delaware limited partnership and the Company, Merger Sub will merge with and into the Company (the “Merger”). In addition to the Merger, the Merger Agreement provides for, among other things, upon the terms and conditions set forth in the Merger Agreement, payment of a special cash dividend (the “Pre-Closing Dividend”), to the holders of record of each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and as a result of the Pre-Closing Dividend and the Merger, each share of Company Common Stock, other than shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time will be converted into the right to receive $23.05 in cash (the “Consideration,” and such Merger, the “Transaction”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

You have asked for our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders of the Company Common Stock of the Consideration to be paid to such holders in the Transaction.

For purposes of the opinion set forth herein, we have:

(i)	reviewed documentation provided by management of the Company, including historical audited financial statements and certain internal financial statements and other operating data concerning the Company prepared by the management of the Company;

(ii)	analyzed certain financial forecasts prepared by the management of the Company, which forecasts the Company has represented to us are consistent with the best judgments of the Company’s management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

(iii)	discussed the past and current operations, capitalization and financial condition and the prospects of the Company with senior executives of the Company;

(iv)	compared the operating performance of the Company with that of certain other publicly traded companies that we considered to be generally relevant;

(v)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

(vi)	reviewed the trading history for the Company Common Stock and a comparison of that trading history with the trading histories of other publicly traded companies that we considered to be generally relevant;

(vii)	considered the results of our efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

The Board of Directors

Parkway, Inc.

June 29, 2017

(viii)	reviewed the draft Merger Agreement dated June 29, 2017 and certain related documents;

(ix)	reviewed documents filed by the Company with the Securities and Exchange Commission and other publicly available business and financial information, including research analyst reports; and

(x)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of senior management of the Company as to the future financial performance of the Company and the other matters covered thereby. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and we have relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In rendering our opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or its subsidiaries nor have we been furnished with any such valuations or appraisals. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Transaction set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. In addition, we have assumed, with your consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect be material to our analyses, have an adverse effect on the Company or the contemplated benefits of the Transaction. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to the price at which any share of Company Common Stock or any other security may trade at any time, including

The Board of Directors

Parkway, Inc.

June 29, 2017

subsequent to the date of our opinion. The credit, financial and stock markets as well as industries in which the Company operates have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid to such holders in the Transaction, and we do not express any view as to the fairness of the Transaction to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its subsidiaries or any other term of the proposed Transaction or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Transaction or the form or structure of the Merger Agreement or the likely timeframe in which the Transaction will be consummated. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of the Transaction or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We have not acted as financial advisor to any party with regard to the Transaction other than the Board of Directors of the Company. We will receive a fee for our services as financial advisor to the Board of Directors of the Company in connection with the Transaction, a portion of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. During the two years preceding the date of this opinion, we and our affiliates have engaged in financial advisory relationships with the Company and its affiliates for which we and such affiliates have received fees in connection with such services. Such relationships have included (i) acting as arranger and securing financing on behalf of the Company in connection with a joint venture transaction in April 2017 and (ii) acting as financial advisor to the Company in connection with a property sale in December 2015. During the same two-year period, certain of our affiliates have been engaged as a financial advisor to clients sponsored by TPG Capital, L.P. and its affiliates (“TPG”). Such relationships have included (i) acting as a financial advisor to a client sponsored by TPG in May 2017, (ii) acting as financial advisor for a refinancing transaction in March 2017 and (iii) arranging for placement of a client’s financing with an affiliate of TPG. We and our affiliates may in the future provide, financial advice and services to the Company, TPG, Parent or their respective affiliates for which we and our affiliates would expect to receive compensation.

Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation as to whether the Board of Directors of the Company should recommend or proceed with the Transaction, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Transaction or any matter related thereto. This opinion has been approved by the Fairness Committee of HFF Securities L.P. in accordance with our customary practice.

The Board of Directors

Parkway, Inc.

June 29, 2017

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders (other than shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time) of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ HFF SECURITIES L.P.

PRELIMInARY cOPY SPEcIAL MEETIng OF PARkwAY, Inc. Date: Time: Place: 5847 San Felipe Street, Houston, Texas 77057
Please make your marks like this:                Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR each of the Proposals. Directors For Against Abstain Recommend 1:    Merger Proposal. To approve the merger For of Real Estate Houston US LLC, an affiliate     of the Canada Pension Plan Investment     Board, with and into Parkway, Inc., with     Parkway, Inc. as the surviving entity and     a subsidiary of the Canada Pension Plan     Investment Board (the “Company Merger”),     pursuant to the definitive Agreement and     Plan of Merger, dated June 29, 2017,     among Parkway, Inc., Parkway Properties     LP, Real Estate Houston US Trust, Real     Estate Houston US LLC and Real Estate     Houston US LP (the “Merger Agreement”),     and the transactions contemplated by the     Merger Agreement.     For Against Abstain 2:    Adjournment Proposal. To approve any For adjournments of the Special Meeting for     the purpose of soliciting additional proxies     if there are not sufficient votes at the Special     Meeting to approve the Company Merger     and the transactions contemplated by the     Merger Agreement.     Authorized Signatures—This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Special Meeting of Parkway, Inc. to be held on for Holders as of This proxy is being solicited on behalf of the Board of Directors VOTE BY:     InTERnET    TELEPHOnE Call Go To     866-284-5163 www.proxypush.com/PkY     • Cast your vote online.    OR • Use any touch-tone telephone. • View Meeting Documents.     • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. MAIL     OR    • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form.     • Return your Proxy Card/Voting Instruction Form in the     postage-paid envelope provided.     The undersigned hereby appoints Scott E. Francis and A. Noni Holmes-Kidd, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of Parkway, Inc. which the undersigned is entitled to vote at the Parkway, Inc. Special Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSALS.     All votes must be received by 5:00 P.M., Eastern Time,    . PROXY TABULATOR FOR PARkwAY, Inc. P.O. BOX 8016 cARY, nc 27512-9903 EVENT # CLIENT #

Proxy — Parkway, Inc.
Special Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Scott E. Francis and A. Noni Holmes-Kidd (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Common Stock of Parkway, Inc., a Maryland corporation (the “Company”), the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the 5847 San Felipe Street, Houston, Texas 77057, on                at                and all adjournments thereof.
The purpose of the Special Meeting is to take action on the following proposals: Please 1: To approve the merger of Real Estate Houston US LLC, an affiliate of the Canada Pension Plan Investment Board, with and into Parkway, Inc., with Parkway, Inc. as the surviving entity and a subsidiary of the Canada Pension separate Plan Investment Board (the “Company Merger”), pursuant to the definitive Agreement and Plan of Merger, dated June 29, 2017, among Parkway, Inc., Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston carefully US LLC and Real Estate Houston US LP (the “Merger Agreement”), and the at transactions contemplated by the Merger Agreement; and the
2: To approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the transactions contemplated perforation by the Merger Agreement. and The Board of Directors of the Company recommends a vote “FOR” each of the return Proposals. just This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of this the Proposals. In their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual portion Meeting or any adjournment or postponement thereof. in the You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named envelope Proxies cannot vote your shares unless you sign and return this card. provided .
To attend the meeting and vote your shares in person, please mark this box.

PRELiMinARY cOPY SPEciAL MEETing OF PARkwAY, inc. Date: Time: Place: 5847 San Felipe Street, Houston, Texas 77057 Please make your marks like this:                Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR the Proposal. Recommend Directors 1: Merger Proposal. To approve the For Against Abstain For merger of Real Estate Houston US LLC, an affiliate of the Canada Pension Plan Investment Board, with and into Parkway, Inc., with Parkway, Inc. as the surviving entity and a subsidiary of the Canada Pension Plan Investment Board (the “Company Merger”), pursuant to the definitive Agreement and Plan of Merger, dated June 29, 2017, among Parkway, Inc., Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP (the “Merger Agreement”), and the transactions contemplated by the Merger Agreement. Authorized Signatures—This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. EVENT # CLIENT # Special Meeting of Parkway, Inc. to be held on for Holders as of This proxy is being solicited on behalf of the Board of Directors VOTE BY:     inTERnET    TELEPHOnE Call Go To     866-284-5163 www.proxypush.com/PkY     • Cast your vote online.    OR Use any touch-tone telephone. • View Meeting Documents.     • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. MAiL     OR    • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form.     • Return your Proxy Card/Voting Instruction Form in the     postage-paid envelope provided.     The undersigned hereby appoints Scott E. Francis and A. Noni Holmes-Kidd, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Limited Voting Stock of Parkway, Inc. which the undersigned is entitled to vote at the Parkway, Inc. Special Meeting of Stockholders and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSAL.     All votes must be received by 5:00 P.M., Eastern Time,    . PROXY TABULATOR FOR PARkwAY, inc. P.O. BOX 8016 cARY, nc 27512-9903

Proxy — Parkway, inc.
Special Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Scott E. Francis and A. Noni Holmes-Kidd (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Limited Voting Stock of Parkway, Inc., a Maryland corporation (the “Company”), the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the 5847 San Felipe Street, Houston, Texas 77057, on                at                and all adjournments thereof.
Please The purpose of the Special Meeting is to take action on the following proposals:
1: To approve the merger of Real Estate Houston US LLC, an affiliate of the Canada Pension Plan Investment Board, with and into Parkway, Inc., with separate Parkway, Inc. as the surviving entity and a subsidiary of the Canada Pension Plan Investment Board (the “Company Merger”), pursuant to the definitive Agreement and Plan of Merger, dated June 29, 2017, among Parkway, Inc., carefully Parkway Properties LP, Real Estate Houston US Trust, Real Estate Houston US LLC and Real Estate Houston US LP (the “Merger Agreement”), and the at the transactions contemplated by the Merger Agreement
2:    To approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Company Merger and the transactions contemplated perforation by the Merger Agreement. and    Holders of Limited Voting Stock of the Company are entitled to vote only on return Proposal 1. The Board of Directors of the Company recommends a vote “FOR” Proposal 1. just this This proxy, when properly executed, will be voted in the manner directed herein. if no direction is made, this proxy will be voted “FOR” the Proposal. in their discretion, the named Proxies are authorized to vote upon such portion other matters that may properly come before the Annual Meeting or any in adjournment or postponement thereof. the    You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SiDE) but you need not mark any box if you wish to vote envelope in accordance with the Board of Directors’ recommendation. The named provided Proxies cannot vote your shares unless you sign and return this card.
. To attend the meeting and vote your shares in person, please mark this box.